UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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The Southern Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023

Notice of Annual Meeting of Stockholders &
Proxy Statement

The Southern Company Footprint

Southern Power

- CC Combined-cycle facility
- CT Peaking facility
- S Solar facility
- W Wind facility
- E Energy storage

Southern Company Gas

- LNG LNG facilities
- SS SouthStar
- Natural gas storage*
- RNG Renewable natural gas

PowerSecure

- # Owned and/or managed sites per state

Service territories

- Electric
- Gas

Gas pipelines

- Southern Natural Gas
- Southern Company Gas

Our Companies

Electric Utilities	Southern Power

► Alabama Power ► Georgia Power ► Mississippi Power	► Leading U.S. wholesale energy provider ► About 50 natural gas, wind, solar and biomass projects across U.S.

Southern Company Gas	PowerSecure

►  Natural gas distribution utilities in Georgia, Illinois, Tennessee and Virginia

►  73,000 miles of state-regulated natural gas distribution pipelines with 2,600 miles of intrastate natural gas transmission infrastructure

► Distributed infrastructure technologies, energy efficiency and utility infrastructure solutions

*	In September 2022, certain affiliates of Southern Company Gas entered into an agreement to sell the natural gas storage facility located in California.

Cover: The last of 157 fuel assemblies loaded into Plant Vogtle’s Unit 3 reactor core in October 2022.

Southern Company is a holding company that conducts its business through its subsidiaries; accordingly, unless the context otherwise requires, references in this proxy statement to Southern Company’s operations, such as generating activities, GHG emissions and employment practices, refer to those operations conducted through its subsidiaries.

Links to websites included in this proxy statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (SEC).

See Appendix A - Definitions of Key Terms on page 128 for many key terms and acronyms used in this proxy statement.

Southern Company 2023 Proxy Statement	1

Our Mission

Building the future of energy

For more than a century, we’ve been providing clean, safe, reliable and affordable energy to the customers and communities we’re privileged to serve. Through industry-leading innovation and a commitment to a net-zero future, we’re delivering sustainable and resilient energy solutions that help to drive growth and prosperity.

Our Values

How we do our work is just as important as what we do. Our uncompromising values are key to our sustained success. They guide our behavior and ensure we put the needs of those we serve at the center of all we do.

At Southern Company, Our Values will guide us to make every decision, every day, in the right way.

Safety first We believe the safety of our employees and customers is paramount. We will perform and maintain every job, every day, safely.

Unquestionable trust Honesty, respect, fairness and integrity drive our behavior. We keep our promises, and ethical behavior is our standard.

Superior performance

We are dedicated to superior performance throughout our business. We will continue our strong focus on innovative solutions, improving how we run our business and our commitment to environmental stewardship.

Total commitment We are committed to the success of our employees, our customers, our stockholders and our communities. We fully embrace, respect and value our differences and diversity.

Our Code of Ethics

Our Code of Ethics defines our culture. It guides behavior and makes Our Values come to life every day. These ethical guidelines apply to all of us and remind us that how we do our jobs is just as important as what we do.

►   Learn more at www.southerncompany.com/about/governance/values-and-ethics.html

New or notable in this proxy statement

►   Environmental and social highlights that are of interest to our investors and other stakeholders

►   Discussion of CEO succession planning process

►   Extensive stakeholder engagement efforts that include independent Director participation and how we have responded to feedback

►   Enhanced Board skills and Board diversity disclosures

►   Board oversight of ESG and cybersecurity risks

►   ESG metrics that are part of our compensation program are aligned with our business strategy, measurable, rigorous and important to investors and other stakeholders, including the GHG reduction goal that is an ongoing component of key executive officers’ long-term equity incentive award

2	Southern Company 2023 Proxy Statement

Letter from our Chairman and Chief Executive Officer

Dear Fellow Stockholders:

You are invited to attend the Southern Company 2023 Annual Meeting of Stockholders at 10:00 a.m., ET, on Wednesday, May 24, 2023 at The Lodge Conference Center, Callaway Gardens, Pine Mountain, Georgia. We look forward to seeing you in person and discussing Southern Company’s 2022 performance.

In January of this year, my successor as President and CEO of Southern Company was announced. I am pleased to share that Chris Womack, my long-time colleague, will succeed me at the conclusion of our annual meeting. I will continue to serve Southern Company as Executive Chairman of the Board of Directors.

The leadership, vision and integrity Chris has demonstrated throughout his career have uniquely prepared him to guide Southern Company into a new era. With the progress at Plant Vogtle and our continued work towards net zero greenhouse gas emissions, the rest of the Board of Directors and I believe now is an ideal time to transition to new leadership. I look forward to working closely with Chris as he assumes his new role and to focusing on an effective transition to my new position as Executive Chairman.

Southern Company experienced another exceptional year in 2022. We reported strong adjusted earnings, reflecting economic strength in our service territories. Both residential customer growth and economic activity outpaced our expectations. We also concluded several major regulatory proceedings at our regulated utilities that foster continued infrastructure investment which is the backbone of our ability to deliver clean, safe, reliable and affordable energy to customers.

Excel at the Fundamentals

We take great pride in the resilience of our systems, and our ability to reliably provide for the energy needs of customers, even under challenging circumstances. In 2022, our operations team, generation fleet and power delivery system performed exceedingly well. This included meeting an all-time peak load of over 41,000 megawatts in June, and a winter peak of nearly 38,000 megawatts as frigid temperatures over the Christmas weekend resulted in a record December demand for electricity in our service footprint.

Achieve Success with Major Construction Projects

Last year saw significant progress at Plant Vogtle Units 3 and 4. All 157 fuel assemblies were loaded to the Unit 3 reactor core in October, and the site team has turned to the testing and start-up process. Cold hydro testing for Unit 4 was completed in December and hot functional testing began this March. Component and system testing activities are steadily increasing in support of eventual fuel load at Unit 4. Once completed, these units are expected to be reliable sources of carbon-free energy for the next 60 to 80 years. Moreover, once these two new units are in service and operating alongside the two existing units, Plant Vogtle will be the largest producer of carbon-free energy in the United States.

Value and Develop Our People

Our commitment to employees is reflected in numerous accolades. We were the top-rated utility in Military Times’ Best for Vets Employers, and we were recently named the number one utility in Forbes’ 2023 ranking of America’s Best Large Employers, nearly 100 spots above our closest industry peer.

For the seventh consecutive year, we have been recognized as one of the Top 50 Companies for Diversity by Diversitylnc. Some 81% of system employees participated in diversity, equity and inclusion development in 2022. Across the enterprise, employee resources groups, councils and networks bring employees together to cultivate inclusion and a healthy work environment.

As Chris Womack takes the reins as President and CEO, I have never been more enthusiastic about the future. And even as a new generation of leaders emerges and we move boldly forward with new innovations, we remain committed to the ideals that have characterized our company for more than 100 years. Customers remain at the center of all we do, and our mission continues to be bigger than our bottom line.

We hope you can join us in person at the annual meeting. A live webcast of the annual meeting will be available at investor.southerncompany.com starting at 10:00 a.m., ET, on Wednesday, May 24, 2023. A replay will be available following the meeting.

Your vote is important. We urge you to vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

It has been my privilege to serve this great company and its stockholders. Thank you for your continued confidence in Southern Company.

Thomas A. Fanning Chairman and Chief Executive Officer April 14, 2023

Southern Company 2023 Proxy Statement	3

Letter from our Independent Directors

Dear Fellow Stockholders:

As independent Directors, we strive to govern Southern Company in a prudent and transparent manner with a commitment to sound governance principles. We thank you for the trust you place in us.

CEO Succession and Board Leadership Structure

One of our most important responsibilities as Directors is selecting the best leader for our Company and planning and executing a smooth CEO transition. Our thoughtful planning process resulted in the unanimous decision that Chris Womack will succeed Tom Fanning as CEO effective immediately after the annual meeting. Mr. Womack also became President and joined the Board effective March 31, 2023. We believe Mr. Womack’s proven leadership, alignment with our values and ability to deliver strong results makes him a terrific choice to lead Southern Company into the future. Mr. Womack brings to the Board 35 years of experience within our business and industry, including leadership experience as CEO of Georgia Power, governmental affairs and regulatory experience, power delivery experience, human resources experience and a deep understanding of the customers and communities we are privileged to serve.

We also review our board leadership structure on an annual basis. As part of the CEO succession planning process, we evaluated our current leadership structure and the leadership structure that would best serve stockholders at the time of the CEO transition. We unanimously concluded that our Company will be best served by a leadership structure consisting of Mr. Fanning, our retiring CEO, serving as Executive Chairman, Mr. Womack serving as CEO and Director, and a Lead Independent Director appointed by the Board’s independent members, with each role having clearly delineated responsibilities.

Oversight of Strategy

The energy industry is changing, driven by the advent of new technologies as well as an emphasis on decarbonization by customers, investors and other stakeholders. We have seen an increasing focus by stakeholders on reliability, resiliency and affordability. Southern Company’s objective is to develop durable business strategies that help customers and communities shift to a new energy economy through an orderly transition that preserves reliability, resiliency and affordability, while also reducing emissions.

Another important responsibility of our Board is overseeing Southern Company’s strategy of maximizing long-term value to stockholders through a customer-focused business model that prioritizes the provision of clean, safe, reliable and affordable energy. At each Board meeting and during our regular strategy sessions, we contribute to management’s strategic plan by engaging senior leadership in robust discussions about overall strategy, business priorities, long-term risks and growth opportunities.

A key element of Southern Company’s decarbonization strategy is the construction of Plant Vogtle Units 3 and 4. Once complete, these units are expected to serve customers with carbon-free electricity for the next 60 to 80 years. While the Company made significant progress on the units in 2022, it also faced challenges leading to additional delays and cost increases. We remain focused on our oversight of the project and look forward to the units coming online.

In 2022, the Company made significant progress toward its net zero by 2050 goal by retiring more than 900 MW of coal-fired generation and completing the conversion of a coal-fired unit to natural gas. Importantly, we received regulatory approval to retire or convert additional units and increase our owned and contracted renewables and energy storage resources in future years. The Board continues to work closely with management on planning and transitioning the system, with focus given to capital allocation for replacement capacity and grid enhancements, community and employee impacts and advocacy for policies to help mitigate cost and societal impacts of the transition.

Board Composition and Governance

Board refreshment, Board diversity and meaningful Board succession planning are top of mind for our Board. We believe in the business value of having diverse perspectives in the boardroom, and we are deliberate in ensuring we have the right mix of perspectives, skills and expertise to address the Company’s current and future needs. Since January 2019, we have added seven new Directors to our Board, including three Directors since the beginning of this year.

In addition to Mr. Womack, we recently welcomed David Meador and Lizanne Thomas to our Board. Mr. Meador brings public energy company experience and expertise in the energy sector, including financial, information technology, manufacturing, procurement, and corporate and public affairs proficiency, as well as experience in economic and workforce development. Ms. Thomas brings mergers and public and private acquisitions expertise

4	Southern Company 2023 Proxy Statement

as well as corporate governance experience. Her legal background and extensive governance work with publicly traded companies spans a wide spectrum of industries. The addition of these three directors further strengthens our Board’s diversity and its mix of skills, experiences and perspectives.

We are dedicated to the effective oversight of the Company’s business and the key risks the Company faces. We fulfill our oversight responsibilities through our six standing committees and as a full Board. Each committee provides ongoing oversight for the most significant issues and risks designated to it, reports to the Board on its oversight activities and elevates review of key matters to the Board as appropriate. We continually assess committee structures and responsibilities to help ensure alignment with existing and emerging focus areas for our Company and industry.

Diversity, Equity and Inclusion

We recognize that Southern Company’s talent is one of its greatest strengths, and the Company has a strong track record of employee engagement and retention. Workforce sustainability topics, including DE&I, are regularly discussed by the Board and its committees. As we think longer-term, we believe that a diverse, equitable and inclusive corporate culture brings broader perspectives, greater innovation, richer thinking and wider cultural bandwidth.

We also recognize the importance of racial equity and inclusion within the communities Southern Company serves, and the Company’s Moving to Equity initiative is regularly discussed by the Board and its committees. At a time of transformation in our industry, we believe that companies with a clear sense of purpose combined with a culture that embraces change, engages in healthy debate and encourages innovation will be the most adaptable.

Stakeholder Engagement

We maintain our focus on understanding and responding to the viewpoints of our investors and other stakeholders. We support management’s efforts to engage with a broad set of stakeholders and its recent enhancements to the Company’s ESG disclosures in response to stakeholder interest. On behalf of the Board, independent Directors also remain committed to engagement with our largest stockholders. In 2022 and early 2023, independent Directors directly engaged (without the CEO present) with stockholders representing over 20% of our outstanding shares.

Thank you for the trust you place in us. By helping management address near-term priorities and challenges while maintaining a long-term outlook, we are best able to support our common goal of creating enduring long-term value for customers, employees and stockholders alike. We are grateful for the opportunity to serve Southern Company on your behalf.

Dr. Janaki Akella	Henry A. Clark III	Anthony F. Earley, Jr.	David J. Grain	Colette D. Honorable

Donald M. James	John D. Johns	Dr. Dale E. Klein	David E. Meador	Dr. Ernest J. Moniz

William G. Smith, Jr.	Kristine L. Svinicki	Lizanne Thomas	E. Jenner Wood III

Southern Company 2023 Proxy Statement	5

Notice of Annual Meeting of Stockholders of
Southern Company

Date and time Wednesday, May 24, 2023 10:00 a.m., ET

Record date

Stockholders of record at the close of business on March 27, 2023 are entitled to attend and vote at the annual meeting. On that date, there were 1,091,514,582 shares of common stock of Southern Company outstanding and entitled to vote.

On April 14, 2023, these proxy materials and our annual report are being mailed or made available to stockholders.

Place The Lodge Conference Center at Callaway Gardens, 4500 Southern Pine Drive, Pine Mountain, Georgia 31822

Items of business

Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the 2023 annual meeting and any adjournment or postponement of the meeting.

1	Elect 16 Directors
2	Conduct an advisory vote to approve executive compensation, often referred to as a Say on Pay
3	Conduct an advisory vote to approve the frequency of future advisory votes on executive compensation, often referred to as a Say on Frequency
4	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023
5	Approve an amendment to the Restated Certificate of Incorporation to reduce the supermajority vote requirement to a majority vote
6-8	Vote on three stockholder proposals, if properly presented at the meeting

Every Vote is Important to Southern Company

We have created an annual meeting website at southerncompanyannualmeeting.com to make it easy to access our 2023 annual meeting materials. At the annual meeting website, you can find an overview of the items to be voted, the proxy statement and the annual report to read online or to download, as well as a link to vote your shares.

Even if you plan to attend the annual meeting and vote in person, please vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

Vote by mail If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.

Vote by internet or telephone

Voting by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.

Internet www.proxyvote.com (24/7)
Telephone 1-800-690-6903 (24/7)

By Order of the Board of Directors
April 14, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be held on May 24, 2023: The proxy statement and the annual report are available at investor.southerncompany.com.

6	Southern Company 2023 Proxy Statement

Our Company and Our Strategy

43,000 MW of generating capacity	Capabilities in 50 States	9 million Customers	More than 27,000 Employees	7 Electric & natural gas utilities

Major Subsidiaries

1.5 million electric utility customers	2.7 million electric utility customers	192,000 electric utility customers

12,500 MW of wholesale solar, wind, natural gas and clean alternative technology provider in 14 states	4.3 million natural gas distribution customers across four state-regulated, wholesale and retail energy businesses and gas storage facilities in the U.S.

	► Atlanta Gas Light (GA) ► Chattanooga Gas (TN)	► Nicor Gas (IL) ► Virginia Natural Gas (VA)

Wireless communications service	A national leader in distributed infrastructure technologies doing business nationwide	An innovative leader among the nation’s nuclear energy industry

Our Strategy

We are one of America’s premier energy companies, delivering clean, safe, reliable and affordable energy to our electric and natural gas customers through our state regulated utilities. Our strategy is to maximize long-term value to stockholders through a customer-, community- and relationship-focused business model that is designed to produce sustainable levels of return on energy infrastructure.

Southern Company 2023 Proxy Statement	7

Our 2022 Performance

Our goal is to deliver long-term value to stockholders with appropriate risk-adjusted total shareholder return (TSR). During 2022, we maintained our track record of strong reliability and customer service, Georgia Power made meaningful progress at Plant Vogtle Units 3 and 4, we achieved constructive regulatory outcomes across several subsidiaries and we executed our financial plan. Underpinning these successes is our commitment to excel at the fundamentals, which includes prioritizing customers and communities as well as focusing on the well-being of our employees.

Delivered Strong Financial Results and Created Value for Stockholders

►	We reported adjusted EPS at the top end of our guidance range for 2022. Our strong adjusted earnings were driven by rates and pricing at our regulated utilities, warmer weather, customer growth and increased usage. In addition, we achieved constructive regulatory outcomes.

►	We increased our dividend for the 21st consecutive year, with a 3.8% dividend yield as of year-end 2022.

►	We continued to focus on our regulated businesses by divesting of non-core assets such as the Golden Triangle Storage facility.

►	We effectively executed our capital plan and maintained discipline around our credit metrics.

►	We continued to economically transition our generating fleet to lower GHG emitting fuel sources and focused on opportunities to reduce emissions across the energy value chain.

Earnings per share ($)	Dividends paid per share ($)

For a reconciliation of adjusted EPS to EPS under GAAP, see page 125.

Our TSR outperformed each of the Philadelphia Utility Index, S&P 500 Index and the Dow Jones Industrial Average for the one-, three-, five- and twenty-five-year periods ended December 31, 2022. During 2022, we continued to deliver positive stockholder returns, and we have reliably demonstrated strong TSR performance over the long-term.

TOTAL SHAREHOLDER RETURN (ANNUALIZED)

	1-Year	3-Year	5-Year	25-Year
Southern Company	8.23%	8.22%	13.07%	11.33%
Philadelphia Utility Index	0.65%	6.93%	9.91%	8.60%
S&P 500 Index	(18.17)%	7.64%	9.40%	7.63%
Dow Jones Industrial Average	(6.88)%	7.32%	8.37%	8.35%
Source: Bloomberg using quarterly compounding as of December 31, 2022.

8	Southern Company 2023 Proxy Statement

Demonstrated Progress Toward our Net Zero by 2050 Goal

Our strategy includes the continued development of a diverse portfolio of energy resources to serve customers and communities reliably and affordably with a focus on reducing GHG emissions.

►	We continue to make progress toward our interim goal of reducing GHG emissions by 50% from 2007 levels by 2030, as we move forward to our long-term goal of net zero by 2050. We reported that 2022 emissions were 46% below 2007 levels, and we expect to consistently achieve GHG reductions of greater than 50% as early as 2025, a full five years earlier than our interim goal.

►	In 2022, we retired 933 MWs of coal-fired generation and completed the conversion of a 362 MW coal-fired unit to natural gas, and received regulatory approval to retire or convert additional units in future years. Pending regulatory approval, we expect to have only eight to ten coal units remaining by the end of 2028, down from 66 in 2007, with further reductions expected by 2035.

►	We received regulatory approval to increase our owned and contracted renewables and energy storage resources to approximately 17,400 MW in 2030 from 11,500 MW in 2022.

►	The work of planning, transitioning and operating our system to meet our decarbonization goals will require continued active and constructive engagement with government officials, investors and a wide variety of other public and private stakeholders. Our success will require the support of policies that encourage and advance innovation while protecting the reliability, resiliency and affordability of the services we provide to our customers.

►	We continue to enhance our reporting on ESG topics, including climate-related disclosure aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations. In 2022, we obtained third-party limited assurance on our Scope 1 and 2 GHG emissions for the years 2020 and 2021, as well as for our baseline year 2007. We also expanded our GHG emissions reporting to include all relevant Scope 3 emissions. Southern Company earned a score of A- for its CDP Climate Change Disclosure for the third consecutive year, demonstrating leadership for the North American region and thermal power generation sector. We also published reports responsive to stakeholder interests outlining our Just Transition principles and our approach to climate engagement with policymakers.

Our Decarbonization Efforts

Southern Company is committed to providing clean, safe, reliable and affordable energy, with a focus on reducing GHG emissions. Since 2007, coal-generated energy as a percentage of our energy mix has declined from 69% to 20%, and energy generated from carbon-free sources has more than doubled.

ANNUAL ENERGY MIX

►  Annual energy mix represents all of the energy the Southern Company system uses to serve its retail and wholesale customers during the year. It is not meant to represent delivered energy mix to any particular retail customer or class of customers. Annual energy mix percentages include non-affiliate power purchase agreements.

►  Renewables/Other category includes wind, solar, hydro, biomass, landfill gas and fuel cells.

►  With respect to certain renewable generation and associated renewable energy credits (RECs), to the extent an affiliate of Southern has the right to the RECs associated with renewable energy it generates or purchases, it retains the right to sell the energy and RECs, either bundled or separately, to retail customers and third parties.

►  Electric demand in 2020 was reduced by COVID-19 impacts and mild weather. Low natural gas prices in 2020 gave the natural gas generating fleet favorable economics relative to most coal units, displacing additional coal generation.

Southern Company 2023 Proxy Statement	9

Our 2022 Performance

Excelled at the Fundamentals

►	Constructive rate cases completed across several electric and natural gas utilities.

● The Georgia Public Service Commission approved Georgia Power’s requests to continue making essential, critical investments needed to meet customers’ evolving energy needs. These investments include strengthening and further securing the electric grid, transforming its power generation to include cleaner and more economic energy resources and improving and expanding service to customers.

● Filings approved in 2022 by regulators in Georgia, Tennessee and Virginia will allow Southern Company Gas to continue to enhance safety, modernize gas infrastructure and improve reliability in those three states.

►	Our electric operating subsidiaries continued to rank in the top quartile on the Customer Value Benchmark Survey, and Alabama Power and Georgia Power were recognized among the most highly rated utilities for customer satisfaction by J.D. Power. In addition, our natural gas utilities scored highly in the Cogent Syndicated Utility Trusted Brand and Customer Engagement study.

►	We remained focused on the reliability of our system and exceeded our targets for electricity generation, transmission reliability and gas pipelines.

►	We demonstrated outstanding operational performance throughout the year, including meeting an all-time peak load of more than 41,000 MW in June as well as serving record December demand of almost 38,000 MW.

►	We continued to enhance our cyber and physical security programs and operational resiliency through targeted technological deployments and all-hazards planning and testing.

►	We continued our long-term commitment to employee safety by concentrating efforts on safety processes, safety culture and risk reduction to prevent injuries. These programs resulted in a reduction to serious injuries and the best safety performance in our history.

Continued Progress at Georgia Power’s Plant Vogtle Units 3 and 4 Construction Project

►	Our priority remains bringing Vogtle Units 3 and 4 safely online to provide Georgia with a reliable carbon-free energy resource for the next 60-80 years. We made substantial progress on both units in 2022.

►	Major milestones met for Unit 3 during the year included:

● Successful completion of all inspections, tests, analyses and acceptance criteria (ITAAC),

● Receipt of the 103(g) finding from the Nuclear Regulatory Commission (NRC) indicating that the acceptance criteria in the combined license had been met, allowing nuclear fuel to be loaded and start-up testing to begin, and

● Completion of fuel load.

►	Major milestones met for Unit 4 during the year included completion of both open vessel testing and cold hydro testing. Our experiences through the construction, testing and start-up of Unit 3 have contributed significantly to improved processes and productivity as we work to bring Unit 4 into service.

►	In March 2023, Unit 3 reached initial criticality, a key step during the start-up testing sequence, and Unit 4 commenced hot functional testing.

►	Despite this progress, the project faced challenges during 2022 that resulted in net after-tax charges to income of $0.13 per share for 2022.

Emphasized Employee Well-Being

►	From inflationary pressures and tight labor markets to the lingering effects of the COVID-19 pandemic, throughout 2022 many of our employees have experienced personal challenges related to their physical, financial and emotional well-being. The Company continues to invest in comprehensive benefit plans, programs and policies that help stabilize and improve the well-being of our employees and their families. We have seen engagement in these resources expand and their impacts multiply as employees redefine and rediscover their well-being in a post-pandemic world.

►	We enhanced training and workforce development opportunities to support employees at all levels and foster retention in an increasingly competitive landscape.

►	In 2022, we expanded our efforts to recruit, develop and retain diverse talent. The Company increased its recruiting partnerships with historically Black colleges and universities (HBCUs) as well as other diverse talent segments including Asian, Hispanic, women and veterans.

10	Southern Company 2023 Proxy Statement

Our Environmental and Social Highlights

Our GHG Reduction Goals

We have set an interim goal to reduce system-wide Scope 1 GHG emissions by 50% by 2030 (from 2007 levels) and a long-term goal of net zero emissions by 2050. In 2022, we achieved a 46% reduction in GHG emissions relative to 2007 levels, a slight decrease from our 47% reduction for 2021 due to increased generation associated with higher electricity sales. We expect to sustainably reach our 50% reduction goal as early as 2025.

We believe our path to net zero will be achieved through:

► Continued coal transition ► Utilization of natural gas to enable fleet transition	► Further growth in portfolio of zero-carbon resources ► Negative carbon solutions	► Enhanced energy efficiency initiatives ► Continued investment in R&D focused on clean energy technologies

During 2022, we retired 933 MWs of coal-fired generation, completed the conversion of a 362 MW coal-fired unit to natural gas and received regulatory approval to retire or convert additional units in future years. By the end of 2028, pending additional future regulatory approvals, we expect to have only eight to ten coal units remaining, down from 66 in 2007, with further reductions anticipated by 2035.

In addition to our efforts to reduce direct Scope 1 emissions, we are working across the Southern Company system to reduce indirect Scope 3 emissions across the value chain.

Empowering our workforce

Our nation faced a global health pandemic, an economic downturn and social and political unrest over the past several years. These events have placed ongoing mental, physical and financial burdens on many of our employees. We continue to keep employees informed and updated about issues facing the Company and the community with focused efforts on:

►	Mental health and wellness benefits, competitive pay and DE&I initiatives

►	Sourcing, hiring and retaining the right talent by:

	●	Increasing sourcing and outreach for underrepresented talent

	●	Conducting campus, military and executive searches

	●	Direct sourcing, outreach with community and diverse associations and targeted advertising

	●	Partnering with organizations whose missions are aligned with advancing DE&I

►	Instructor-led and online training opportunities that provide educational and experiential opportunities, with an emphasis on DE&I topics such as a system-wide course on inclusive hiring practices that is required annually for all managers.

►	As we transition toward a clean energy future, we understand there will be potential opportunities and challenges for our workforce, communities and customers. Southern Company is committed to a Just Transition for our stakeholders. In 2022, we published a comprehensive Just Transition Report outlining principles and providing examples, based on prior coal-fired generating asset retirements, of our work with employees, labor partners, communities and local governments to effectuate a smooth transition. We have outlined a set of Just Transition Principles that seek to foster: strong

Southern Company 2023 Proxy Statement	11

Our Environmental and Social Highlights

governance; effective stakeholder engagement and transparent communication; employee support and coordination with labor unions; ongoing community and environmental commitment; continued safety, reliability, resilience and affordability.

We are a Citizen Wherever We Serve

We are committed to supporting and improving our communities while conducting business with honesty, integrity and fairness. Our commitments to safety, outreach and engagement allow us to quickly respond to needs in our communities. With rising inflation in 2022 across virtually all good and services, we placed a strong emphasis on supporting our customers. We also continued to fulfill community funding commitments embedded in our Moving to Equity initiative.

►  Our operating companies worked with governmental agencies and non-governmental organizations to provide energy-efficient products, weatherization improvements and financial support. We also continued offering home energy audits and home incentive rebates and promoted tips and tools for reducing energy usage to save on energy bills.

►  By way of example, Nicor Gas introduced the Community Connection Center (C3) in 2022 to provide support beyond energy efficiency and payment assistance for our customers. The C3 team focuses on connecting customers to organizations that specialize in helping people to gain access to energy efficiency, bill payment programs, housing, food, federal funding and other essentials.

►  As part of our broader commitment to HBCUs, the Southern Company Foundation announced $10 million in grants during 2022 to foster HBCU talent and job training in the communities that surround their campuses and fund four sustainability professorships.

Our Commitment to Equity

Over the past three years, we have made great strides in advancing our Moving to Equity work. While diversity, equity and inclusion has been a longstanding part of Our Values, we vowed in 2020 to be more intentional and move boldly forward in our actions.

Our five pillars include:

►  Talent: Our commitment is to increase and improve outreach, recruitment, hiring and retention of diverse talent; help ensure equity in leadership development programs; and maintain diverse candidate slates for leadership roles

►  Work Environment: We are committed to promoting an actively anti-racist culture and helping ensure all groups are well-represented, included and fairly treated. We want everyone to feel welcomed, valued, respected and heard

►  Civic Engagement: We are committed to leveraging our influence to address inequity and systemic racism within society and will make political and policy decisions using a consistent process that incorporates Our Values like unquestionable trust and total commitment

►  Supplier Inclusion: We have a goal to increase total diverse spending to 30% by 2025 and to do business with more diverse companies in our industry and communities

►  Community Investment and Social Justice: We and our foundations have pledged $225 million through 2025 to advance equity and social justice in our communities. We have aligned our volunteer, giving and community investment strategies to four key areas: education equity, criminal justice equity, economic empowerment and energy empowerment

$2.1 billion

in diverse spend

We spent approximately $2.1 billion in 2022 with diverse suppliers, representing approximately 28% of sourceable procurement spend.

>$118 million

in total giving for 2022

We make direct corporate contributions and endow and fund independent, non-profit company foundations that contribute to arts and culture, health and human services, civic and community projects, safety, education and the environment. Included in our total for 2022 was $76 million to advance equity and social justice in our communities.

120,000

volunteer hours

In 2022, our retirees and employees dedicated more than 120,000 hours of volunteer service to improve the communities we serve.

Our recently published 2022 Moving to Equity Report chronicles the progress we are making toward our commitments.

12	Southern Company 2023 Proxy Statement

Our Environmental and Social Highlights

Our Commitment to Transparency

We recognize the value our investors and stakeholders place on transparency. Over the past few years, we enhanced a number of ESG disclosures that are important to our stakeholders. We provide investors with disclosure aligned to TCFD, the standards of the Sustainability Accounting Standards Board (SASB), the Global Reporting Index (GRI), United Nations Sustainable Development Goals (UNSDGs) and the Edison Electric Institute ESG/Sustainability Reporting Template. We also annually provide the following disclosures:

► Corporate Responsibility Executive Summary ► Aggregated workforce representation data from our EEO-1 reports ► Political engagement and expenditure reports	► Moving to Equity report outlining progress on our diversity, equity and inclusion initiatives ► An ESG Data Table including year-over-year changes in key metrics

In early 2022, we published our 2022 Just Transition Report. In late 2022, we published our 2021 Trade Association and Climate Engagement Report.

The enhanced Sustainability section of our website highlights our ongoing efforts across our core sustainability priorities: Clean Energy; Reliability, Resilience and Affordability; Innovation; Workforce Sustainability; Diversity, Equity and Inclusion; and Community Relationships. We provide stakeholders with easy access to our repertoire of ESG disclosures on the Data, Downloads and Reports page.

We actively review reports and ratings issued by ESG data providers and identify disclosures that can inform their analyses. As a result of these efforts, we have seen an increase in our ratings over the past few years.

►	We received an A rating from MSCI.

►	For the third consecutive year, we earned a score of A- from the CDP Climate Change Disclosure, demonstrating leadership for the North American region and thermal power generation sector. The score is at the Leadership level reflecting that the Company demonstrates best practices in strategy and action relative to key disclosure frameworks.

We continue to engage with our investors and stakeholders to focus on providing meaningful and transparent disclosures.

Southern Company 2023 Proxy Statement	13

Our Environmental and Social Highlights

Our Human Capital Pillars

Diversity, equity & inclusion

We are committed to a diverse, equitable and inclusive workplace in order to best serve the diverse communities in our footprint. Our diversity, equity and inclusion (DE&I) efforts promote an inclusive and actively anti-racist culture as we strive to create a workplace where everyone feels welcomed, valued and respected, and all groups are well-represented, included and fairly treated. Our strategy for recruiting, hiring, retaining and developing employees includes a deliberate focus on DE&I. We integrate continuous feedback from employees to refine our commitments and actions. We have adopted new commitments to attract, engage, include and retain a diverse workforce.

Looking ahead, we will continue to integrate DE&I competencies into talent development offerings and advance our expanded HBCU engagement and strategic diversity recruiting initiatives.

Rewards & well-being

We invest in the well-being and engagement of our employees through a comprehensive total rewards strategy which includes compensation, benefits and employee well-being. Our well-being strategy focuses on:

►  Physical Well-Being: Providing employees with access to preventive care, wellness programs and healthcare.

►  Financial Well-Being: Helping employees with financial wellness across all stages of their career, as well as in retirement.

►  Emotional/Social Well-Being: Supporting employees’ emotional wellness and helping them to be fully engaged in life, family, their community and at work.

Our strategy helps to ensure all employees are paid market competitive salaries, are treated equitably (through regular pay equity, pay gap and glass ceiling studies), are eligible for annual incentive awards and have access to health and retirement benefits and best-in-class well-being programs. We continue to evaluate and modernize our programs so they attract, engage, include and retain the workforce necessary for both today and the future.

Talent development

The development of talent is a priority. We consider it critical to employee readiness, engagement and retention. Our talent processes include robust talent identification, specialized assessments and development and career and succession planning.

►  We focus development on business imperatives: inclusivity, emotional intelligence, innovation and business execution.

►  Through a robust succession planning process and strategic external hiring, we help to ensure a well-qualified and diverse pipeline of leaders.

►  Our custom internal programs, external partnerships and online resources provide career and leadership development opportunities for employees at all levels, from individual contributors to senior leaders, supporting personal growth and career progression.

►  Across Southern Company, our performance management process, Connected Conversations, provides a platform for frequent and meaningful performance and development conversations between managers and employees, driving individual performance and growth.

►  Leadership roles are primarily filled from succession planning slates, often providing opportunity for intercompany transfers.

►  Our workforce is considered highly engaged as measured by our Voice of the Employee Survey, and we boast low turnover rates and high promotion rates into first-time supervisor roles as compared to industry peers and companies of comparable size.

14	Southern Company 2023 Proxy Statement

Our Environmental and Social Highlights

Workforce sustainability

We are meeting the evolving needs of the energy industry by developing a qualified, diverse and sustainable workforce to support community growth and inclusive economic development. We focus on having the right people with the right skills who perform their jobs safely to meet current and future business requirements. This focus is exemplified through Our Values, including Safety First, and our Code of Ethics. We strive to uphold our values, ethics and human capital beliefs in all we do and remain cognizant of what they mean to our workforce’s culture and well-being. We continue to value productive collaboration with labor unions, skills training for our employees and targeted community and education partnerships. These efforts benefit the communities we serve and help provide sustainable jobs.

►  Safety First: Safety First is our No. 1 value, and our goal is to complete “every day, every job, safely”. We demonstrate Safety First by focusing on safety risk mitigation, meeting and exceeding applicable laws and regulations, and investing in research and cutting-edge safety technologies and processes. We hone and build on our safety culture by engaging all employees in our solutions, continuing to share and build on learnings, and contributing to continuous process improvements to enhance safety.

►  Labor Relations: Constructive coordination with union leaders is critical to our business. Approximately one-third of Southern Company employees are International Brotherhood of Electric Workers (IBEW) members, and many of our contractors employ labor union members from nearly every craft within the North Americas Building Trades Unions (NABTU). Our coordination with organized labor allows us to work toward common goals on topics such as employee and public safety, reliability of our electric and gas systems, training and development, recruitment efforts, Just Transition and best practice sharing.

►  Community Partnerships: Southern Company’s focus on education and workforce development spans from early childhood literacy initiatives to graduate degree programs. We believe that to develop the workforce’s next generation, we must have a proactive and holistic approach with an emphasis on foundational education and experiential learning. Some of our partnerships include:

►  Educational partnerships, pre-K through High School, that focus on support of Science, Technology, Engineering and Math (STEM)

►  Partnerships with local technical and community colleges to establish programs and curriculum for career-ready certifications (such as Line Worker, Instrumentation and Control Technicians)

►  Hosting of summer camps and interactive programs where students interact with our employees and learn about the science of energy, engineering, and career opportunities

►  Teacher externships to support educators in understanding workforce skills and the operations of business and industry

►  Support of internship and work-based learning programs ensuring students receive hands-on education

Community
Our employees are inextricably woven into the communities we are privileged to serve. In 2022, retirees and employees across our subsidiaries dedicated approximately 120,000 hours of volunteer service to support and improve our communities. Our employees also make financial contributions to thousands of non-profits in our communities through company-led programs, such as the Club of Hearts with Georgia-based employees annually contributing around $1 million. In 2022, our system’s charitable giving totaled over $118 million, including a $76 million award to social justice-related initiatives. We also form partnerships with businesses, academic and other STEM institutions, charities and government bodies. The Southern Company system and its charitable foundations are committing $225 million through 2025 to advance racial equity and social justice in our communities.

Southern Company 2023 Proxy Statement	15

Our Environmental and Social Highlights

Our Commitment to Human Rights

Southern Company’s foundation is built on being a citizen wherever we serve. We are committed to conducting business with honesty, integrity and fairness.

Southern Company provides energy for the community’s quality of life and economic growth. We are dedicated to public service and setting the standard for corporate citizenship. We respect fundamental human rights to improve our communities, the lives of our employees and other stakeholders.

►  We provide a safe, diverse, equitable and inclusive work environment

►  We respect the integrity, dignity and rights of individuals and communities

►  We respect employees’ rights to collective bargaining, freedom of association, equal protection before the law and non-discrimination

►  We prohibit all forms of forced or compulsory labor, child labor and other human rights abuses

Our commitment to human rights is embodied in Our Mission, Our Values, Our Code of Ethics and in our policies and practices. Our employees, suppliers and partners are expected to act in a manner consistent with Our Values, Our Code of Ethics and U.S. and international law. These commitments are consistent with the general principles of the United Nations Declaration of Human Rights and the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work.

Significant Recognition for our Accomplishments

From innovating our industry to making strides in sustainable energy, human capital management and corporate culture, we are recognized as a leader by customers, partners, investors and employees as well as the broader business, science and technology communities.

Corporate Culture

2023 World’s Most Admired Companies by Fortune magazine for the 12th consecutive year

Top utility on Forbes magazine’s 2023 Best Large Employers in America (No. 14 overall of 500 large employers)

Among the 2022 Top 50 Companies for Diversity by DiversityInc. (7th consecutive year)

2023 Top 100 Military-Friendly Employer (No. 2) by GI Jobs magazine

A 2022 Best Place to Work for LGBTQ Equality by Human Rights Campaign’s Corporate Equality Index and maintained a 100% rating (6th consecutive year)

Transparency 2022 A- Score for environmental transparency from CDP Climate Change Disclosure (3rd consecutive year) CPA-Zicklin Index of Corporate Political Disclosure “Trendsetter” for 2022

For more information on company awards and recognitions that reflect Our Values and dedication to service, please visit the Accolades page of our website at www.southerncompany.com.

16	Southern Company 2023 Proxy Statement

Proxy Voting Roadmap

ITEM 1  Election of 16 Directors

►	The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated the 16 Directors currently serving for re-election to the Southern Company Board of Directors.
►	Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards and complements the needs of the Company and the Board.
►	Through their positions, responsibilities, skills and perspectives, which span various industries and organizations, these nominees represent a Board of Directors that is diverse and possesses appropriate collective qualifications, skills, knowledge and experience.

The Board recommends a vote FOR each nominee for Director	► See page 19

ITEM 2  Advisory Vote to Approve Executive Compensation (Say on Pay)

►	We believe our compensation program provides the appropriate mix of fixed and at-risk compensation.
►	The short- and long-term performance-based compensation program ties executive pay to Company performance, rewards achievement of financial and operational goals, relative TSR and progress on meeting our GHG reduction goals (for our CEO, CFO and EVP of Operations), encourages individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

The Board recommends a vote FOR this proposal	► See page 56

ITEM 3  Advisory Vote to Approve Frequency of Future Advisory Votes on Executive Compensation (Say on Frequency)

►	Shareholders are being provided the opportunity to vote on the frequency of the advisory vote to approve executive compensation (Say on Frequency), which is required at least once every six years. The frequency options are to hold the advisory vote every one, two or three years. In both 2011 and 2017, the Board recommended and the stockholders voted overwhelmingly in favor of holding the Say on Pay vote every year. The Board continues to believe that the Say on Pay vote should be held every year.

The Board recommends a vote for ONE YEAR for this proposal	► See page 57

ITEM 4  Ratify the Independent Registered Public Accounting Firm for 2023

►	The Audit Committee appointed Deloitte & Touche as our independent registered public accounting firm for 2023.
►	This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR this proposal	► See page 107

Southern Company 2023 Proxy Statement	17

Proxy Voting Roadmap

ITEM 5  Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Supermajority Vote Requirement to a Majority Vote

►	A supermajority vote requirement like the one contained in Article Eleventh of the Restated Certificate of Incorporation (Certificate of Incorporation or Certificate) historically has been intended to facilitate corporate governance stability and provide protection against self-interested action by large stockholders by requiring broad stockholder consensus to make certain fundamental changes.
►	As corporate governance standards have evolved, many stockholders and commentators now view a supermajority requirement as limiting the Board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance.

The Board recommends a vote FOR this proposal	► See page 108

ITEMS 6-8  Vote on Three Stockholder Proposals

►	The following three proposals were submitted by stockholders. If the stockholder proponent of each proposal, or the proponent’s representative, is present at the annual meeting in person and presents the proposal for a vote, then the proposal will be voted on at the annual meeting.
●	Simple Majority Vote
●	Set Scope 3 GHG Targets
●	Issue Annual Report on Feasibility of Reaching Net Zero

X	The Board recommends a vote AGAINST each proposal	► See page 110

18	Southern Company 2023 Proxy Statement

ITEM 1

Election of 16 Directors

►	The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated the 16 Directors currently serving for re-election to the Southern Company Board of Directors.

Janaki Akella	David J. Grain	Dale E. Klein	Kristine L. Svinicki
Henry A. Clark Ill	Colette D. Honorable	David E. Meador	Lizanne Thomas
Anthony F. Earley, Jr.	Donald M. James	Ernest J. Moniz	Christopher C. Womack
Thomas A. Fanning	John D. Johns	William G. Smith, Jr.	E. Jenner Wood Ill

►	Each nominee, if elected, will serve until the 2024 annual meeting of stockholders.
►	The proxies named on the proxy form will vote each properly executed proxy form for the election of the 16 Director nominees, unless otherwise instructed. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.

The Board recommends a vote FOR each nominee for Director

Director independence		Director tenure

14 Directors	All Director nominees are independent except the current and incoming CEO	7.5 years Average tenure	0-4 years
5-9 years
10-14 years
15+ years

Director gender diversity	Director ethnic/ racial diversity	Director overall diversity

Southern Company 2023 Proxy Statement	19

Southern Company Board of Director Nominees

Southern Company Board of Director Nominees

20	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

Southern Company 2023 Proxy Statement	21

Southern Company Board of Director Nominees

Board of Director Nominees Qualifications, Attributes, Skills and Experience

The Nominating, Governance and Corporate Responsibility Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to help ensure that they align with the Company’s long-term strategy. The most important of these are described below.

We believe our Directors possess a range and depth of expertise and experience to effectively oversee the Company’s operations, risks and long-term strategy.

5/16	6/16

Public Company CEO Experience	Audit Committee Financial Expert

Experience serving as a public company CEO with strong business acumen and judgment.	Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor of a public company or experience actively supervising such person or persons. Experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of a company’s internal controls and procedures for financial reporting.

8/16	6/16	4/16
Geographic Regional	National Security Clearance	Southern Operating Company Board Experience

Understanding and experience working in the business and political environment of the Company’s residential, commercial and industrial customer base.	Holding active national security clearances such that one can provide effective oversight on key securities issues for the Company as an important component of U.S. critical infrastructure.	Experience serving on the board of directors of one of the Company’s operating companies.

11/16	8/16
Business Integration	Environmental

Demonstrated leadership and operational experience with the integration and disposition of business divisions.	Exposure and understanding of oversight of environmental policy, regulation, risk and business operation matters in highly regulated industries. Experience reducing environmental risks to provide safe, reliable and responsible business operations. An in-depth understanding of the risks and opportunities for an organization in a low-carbon future.

7/16	10/16	9/16
Cybersecurity	Finance/Banking	Major Projects

Experience and contemporary understanding of asymmetrical cyber threats (both to private and governmental actors), risk mitigation and policy gained through operational experience.	Exposure to deal-making (including in M&A), financial plans and programs and capital allocation experience, and familiarity with Wall Street and/or other major financial institutions.	Experience overseeing, managing or advising on large scale capital projects in the industrial sector. Knowledge of creating long-term value through the financing of and capital allocation for the construction of large-scale capital projects.

7/16	12/16
Nuclear	Government Affairs and Regulatory

Deep knowledge and experience in the construction, operations and regulation of nuclear energy.	Exposure to heavily regulated industries, having worked in public policy for a significant institution or leading a corporate function (e.g., government affairs) that influences the public policy and regulatory process, or a senior executive with experience directly managing one or more members of management engaged in such activities.

5/16	6/16	4/16
Utility Operations	Technology (Digital)	Technology (Technical)

Experience in the management of electric and/or natural gas utilities, including expertise in electric power generation and transmission facilities and natural gas distribution and storage facilities, and proven experience navigating the risks (including financial, resiliency, health, safety and environmental) associated with utility operations.	Demonstrated experience leading digital technology strategy, navigating associated disruption of legacy businesses and/or expertise in social media strategy, including knowledge of data analytics and associated IT infrastructure investments to support digital transformation.	Deep knowledge and experience working with power generation technology, as well as an understanding of recent innovations in utility operational technology and technology disruptions affecting the utility industry.

22	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

	Akella	Clark	Earley	Fanning	Grain	Honorable	James	Johns	Klein	Meador	Moniz	Smith	Svinicki	Thomas	Womack	Wood
Public Company CEO Experience	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Audit Committee Financial Expert	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Geographic Regional	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
National Security Clearance	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Southern Operating Company Board Experience	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Business Integration	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Cybersecurity	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Environmental	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Finance/Banking	●	●	●	●	●●	●	●	●	●	●	●	●	●	●	●	●
Government Affairs and Regulatory	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Major Projects	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Nuclear	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Technology (Digital)	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Technology (Technical)	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Utility Operations	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Other Current Public Company Boards	0	0	0	1	2	0	0	2	2	0	0	1	2	1	2	2
Demographic Information
Tenure (Completed Whole Years)	4	13	4	12	10	2	23	8	12	0	5	17	1	0	0	10
Age	62	73	73	66	60	53	74	71	75	66	78	69	56	65	65	71
Gender
Female	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Male	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Race or Ethnicity
American Indian/Alaska Native	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Asian	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Black / African American	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
White / Caucasian	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●

Southern Company 2023 Proxy Statement	23

Southern Company Board of Director Nominees

Biographical Information about our Nominees for Director

Janaki Akella
  INDEPENDENT

Former Digital Transformation Leader, Google LLC

Age: 62
Director since:
January 2019

Board committees: Business Security and Resiliency; Compensation and Talent Development

Other public company directorships: None

Director Highlights

Dr. Akella’s qualifications include electrical engineering experience and knowledge, global business technology, data and analytics expertise and cybersecurity matters knowledge. Her understanding and involvement with technology market disruptions is particularly valuable to the Board as the Southern Company system continues to develop innovative business strategies.

►
Dr. Akella served as the Digital Transformation Leader of Google LLC, a multinational technology company specializing in internet-related products, from 2017 until March 2023. At Google, Dr. Akella addressed challenges and complex technical issues arising from new technologies and new business models.
►
Prior to joining Google, Dr. Akella held a number of leadership positions during a 17-year career at McKinsey & Company, where she most recently served as principal. She led and contributed to over 100 consulting engagements in North America, Europe, Asia and Latin America with multiple project teams and client executives. She began her career with Hewlett-Packard as a member of the system technology technical staff, engineer scientist and technical contributor.
►
She previously served on the Boards of the Guindy College of Engineering North American Alumni and the Churchill Club.

Henry A. “Hal” Clark III INDEPENDENT Senior Advisor of Evercore Inc. (retired) Age: 73 Director since: October 2009 Board committees: Audit Other public company directorships: None

Director Highlights

Mr. Clark’s qualifications include finance and capital allocation knowledge and experience, risk management experience, mergers and acquisitions experience and investment advisory experience specific to the power and utilities industries. The skills Mr. Clark developed with his extensive involvement in strategic mergers and acquisitions and capital markets transactions are particularly valuable to the Board as the Southern Company system continues to finance major capital projects.

►
Mr. Clark was a Senior Advisor with Evercore Inc. (formerly Evercore Partners Inc.), a global independent investment advisory firm, from August 2011 until his retirement in December 2016. As a Senior Advisor, Mr. Clark was primarily focused on expanding advisory activities in North America with a particular focus on the power and utilities sectors.
►
With more than 40 years of experience in the global financial and the utility industries, Mr. Clark brings a wealth of experience in finance and risk management to his role as a Director.
►
Prior to joining Evercore, Mr. Clark was Group Chairman of Global Power and Utilities at Citigroup, Inc. from 2001 to 2009. He joined Lexicon Partners, LLC in July 2009, which Evercore Partners subsequently acquired in August 2011.
►
His work experience includes numerous capital markets transactions of debt, equity, bank loans, convertible securities and securitization, as well as advice in connection with mergers and acquisitions. He also has served as policy advisor to numerous clients on capital structure, cost of capital, dividend strategies and various financing strategies.
►
He has served as Chair of the Wall Street Advisory Group of the Edison Electric Institute.

24	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

Anthony F. “Tony” Earley, Jr.
  INDEPENDENT

Chairman, President and Chief Executive Officer, PG&E Corporation (retired)

Age: 73
Director since:
January 2019

Board committees: Nominating, Governance and Corporate Responsibility (Chair); Operations, Environmental and Safety

Other public company directorships: None

Director Highlights

Mr. Earley’s qualifications include public company CEO experience and energy industry expertise including nuclear regulation, generation and technology, as well as cybersecurity matters, environmental matters and major capital projects. His experience as the president and chief executive officer of energy companies and his involvement in electric industry-wide research and development programs are valuable to the Board.

►
Mr. Earley served as Chairman, President and Chief Executive Officer of PG&E Corporation, a public utility holding company providing natural gas and electric services, from 2011 until February 2017, when he became Executive Chairman. He served as Executive Chairman until his retirement from PG&E in December 2017. On January 29, 2019, PG&E Corporation and its subsidiary Pacific Gas and Electric Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as a result of wildfire claims in California.
►
Before joining PG&E, Mr. Earley served in several executive leadership roles during his 17 years at DTE Energy, including Executive Chairman, Chairman and Chief Executive Officer. Prior to joining DTE Energy in March 1994, he served in various capacities at Long Island Lighting Company, including President and Chief Operating Officer. He was a partner at the Hunton & Williams LLP law firm as a member of the energy and environmental team. He also served as an officer in the U.S. Navy nuclear submarine program where he was qualified as a chief engineer. He previously served on the Board of Directors of Ford Motor Company, DTE Energy, PG&E Corporation, Comerica Incorporated, Masco Corporation and Long Island Lighting Company.
►
He previously served on the executive committees of the Edison Electric Institute and the Nuclear Energy Institute and served on the Board of the Electric Power Research Institute.

Thomas A. Fanning

Chairman of the Board and Chief Executive Officer of Southern Company

Age: 66
Director since:
December 2010

Board committees: None

Other public company directorships: Vulcan Materials Company

Director Highlights

Mr. Fanning’s qualifications include public company CEO experience and electric and natural gas industry knowledge and experience, including nuclear and new technology matters, cybersecurity matters, environmental matters and governmental affairs and financial expertise. His deep knowledge of the Company, based on his more than 40 years of service, as well as his civic participation on a local and national level, are valuable to the Board.

►
Effective immediately following the annual meeting, Mr. Fanning will assume the role of Executive Chairman of the Board and relinquish his role as Chief Executive Officer.
►
Mr. Fanning has held numerous leadership positions across the Southern Company system during his more than 40 years with the Company. He served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010, leading the Company’s generation and transmission, engineering and construction services, research and environmental affairs, system planning and competitive generation business units. He served as the Company’s Executive Vice President and Chief Financial Officer from 2003 to 2008, where he was responsible for the Company’s accounting, finance, tax, investor relations, treasury and risk management functions. In those roles, he also served as the chief risk officer and had responsibility for corporate strategy.
►
He served as the co-chair of the Electricity Subsector Coordinating Council, the principal liaison between the federal government and the electric power sector to protect the integrity of the national electric grid. His leadership in the cybersecurity area was recognized by the U.S. Senate in 2019 with an appointment to the Cyberspace Solarium Commission, a group developing a protection strategy for the cyberspace interests of the United States. In 2021, the Cybersecurity and Infrastructure Security Agency appointed Mr. Fanning as chairman of the agency’s newly formed Cybersecurity Advisory Committee, a group that provides recommendations on cybersecurity programs and policies.
►
Mr. Fanning is a Director of Vulcan Materials Company, serving as a member of the Executive Committee and the Audit Committee and chair of the Compensation Committee. He served on the Board of Directors of the Federal Reserve Bank of Atlanta from 2012 to 2018 and is a past chairman.
►
He also served on the Board of Directors for the St. Joe Company, a real estate developer and asset manager, from 2005 to 2011.

Southern Company 2023 Proxy Statement	25

Southern Company Board of Director Nominees

David J. Grain
  LEAD INDEPENDENT DIRECTOR

Chief Executive Officer and Managing Director, Grain Management, LLC (Grain Management)

Age: 60
Director since:
December 2012

Board committees: Nominating, Governance and Corporate Responsibility

Other public company directorships: Dell Technologies and New Fortress Energy LLC

Director Highlights

Mr. Grain’s qualifications include capital allocation expertise, financial expertise, major capital projects knowledge and experience, technology innovations knowledge and experience and risk management experience. Mr. Grain’s knowledge and involvement managing large and small businesses and raising and managing investor capital, particularly in a regulated industry, is also valuable to the Board.

►
Mr. Grain is the Chief Executive Officer of Grain Management, a private equity firm focused on global investments in the media and communications sectors, which he founded in 2006. With headquarters in Washington, D.C. and offices in New York City, New York, Sarasota, Florida and London, England, the firm manages capital for a number of the country’s leading academic endowments, public pension funds and foundations.
►
Mr. Grain also founded and was Chief Executive Officer of Grain Communications Group, Inc.
►
Prior to founding Grain Management, he served as President of Global Signal, Inc., Senior Vice President of AT&T Broadband’s New England Region and Executive Director in the High Yield Finance Department at Morgan Stanley.
►
Mr. Grain was appointed by President Obama in 2011 to the National Infrastructure Advisory Council.
►
He previously served as Chairman of the Florida State Board of Administration Investment Advisory Council as an appointee of former Governor Charlie Crist, where he provided independent oversight of the state board’s funds and major investment responsibilities, including investments for the Florida Retirement System programs.
►
Mr. Grain is a Director of Dell Technologies and New Fortress Energy LLC. Previously, he was a director of Catalyst Partners Acquisition Corporation (a special purpose acquisition corporation).
►
He is currently a member of the Advisory Board of the Amos Tuck School of Business Administration at Dartmouth College and is a Trustee of the Brookings Institution.

Colette D. Honorable
  INDEPENDENT

Partner at Reed Smith LLP and former Commissioner of the Federal Energy Regulatory Commission (FERC)

Age: 53
Director since:
October 2020

Board committees: Finance; Nominating, Governance and Corporate Responsibility

Other public company directorships: None

Director Highlights

Ms. Honorable’s qualifications include extensive energy policy and regulatory experience as a highly regarded thought leader and legal practitioner in the domestic and international energy sectors. Her legal experience along with her leadership and deep industry expertise demonstrated as a former FERC Commissioner, past Chair of the Arkansas Public Service Commission and past president of the National Association of Regulatory Utility Commissioners are all valuable to our Board.

►
Ms. Honorable serves as a Partner at Reed Smith LLP, a law firm, where she is a member of the firm’s Energy and Natural Resources Group and leads the energy regulatory practice. Based in Washington, D.C., Honorable serves as a member of the firm’s Global Executive Committee, Women’s Initiative Network, Sustaining and Training African Americans business inclusion group and the Environmental, Social and Governance group.
►
Nominated by President Barack Obama in August 2014 and unanimously confirmed by the U.S. Senate, Ms. Honorable served as a FERC Commissioner from January 2015 to June 2017. FERC is an independent U.S. federal agency that regulates the wholesale sale of electricity, natural gas and oil in interstate commerce and reviews and licenses projects in the energy market.
►
Prior to joining FERC, she joined the Arkansas Public Service Commission (PSC) as a Commissioner in 2007, served as interim Chair in 2008 and led the PSC as chair from January 2011 to January 2015.
►
Ms. Honorable served as president of the National Association of Regulatory Utility Commissioners from 2013 to 2014, becoming that organization’s first African American president.
►
Her experience includes service in several state government executive roles, including chief of staff to the Arkansas Attorney General, a member of the Governor’s cabinet and a special judge of the Pulaski County Circuit Court.
►
Ms. Honorable is a senior fellow with the Bipartisan Policy Center, an ambassador for the Department of Energy Clean Energy Education & Empowerment Initiative and serves on the global advisory board of Energy Futures Initiative and strategic advisory board for the Energy Regulators Regional Association.

26	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

Donald M. James
  INDEPENDENT

Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (retired)

Age: 74
Director since:
December 1999

Board committees: Audit; Compensation and Talent Development; Finance

Other public company directorships: None

Director Highlights

Mr. James’ qualifications include public company CEO experience, a legal background as a former public company general counsel and an understanding of corporate governance, risk management, major capital projects and environmental matters. Mr. James brings important perspectives on management, operations and strategy from his experience as the former chief executive officer of a public company.

►
Mr. James joined Vulcan Materials Company, a producer of aggregate and aggregate-based construction materials, in 1992 as Senior Vice President and General Counsel. He next became President of the Southern Division, followed by Senior Vice President of the Construction Materials Group, and then President and Chief Operating Officer. In 1997, he was elected Chairman and Chief Executive Officer. Mr. James retired from his position as Chief Executive Officer of Vulcan Materials Company in July 2014 and Executive Chairman in January 2015. He retired in December 2015 as Chairman of the Board of Directors of Vulcan Materials Company.
►
Prior to joining Vulcan Materials Company, Mr. James was a partner at the law firm of Bradley, Arant, Rose & White for 10 years.
►
Mr. James is a former director of Vulcan Materials Company, Wells Fargo & Company, Protective Life Corporation, SouthTrust Corporation and Wachovia Corporation.
►
Mr. James is a Trustee of Children’s of Alabama, where he serves on the Executive Committee and the Compensation Committee.

John D. Johns
  INDEPENDENT

Senior Advisor at Blackstone Inc. (Blackstone) and former Chairman and Chief Executive Officer of Protective Life Corporation (Protective Life)

Age: 71
Director since:
February 2015

Board committees: Compensation and Talent Development (Chair); Finance

Other public company directorships: Genuine Parts Company and Regions Financial Corporation

Director Highlights

Mr. Johns’ qualifications include public company CEO experience, financial expertise, capital allocation experience and risk management experience in a highly-regulated industry. His legal background as the former general counsel of a large energy public holding company that included natural gas operations and his prior service for over a decade on the Board of Directors of Alabama Power are also of significant value to the Board.

►
Mr. Johns has served as a Senior Advisor at Blackstone, an investment firm, since April 2022.
►
He retired in 2020 as Chairman, DLI North America Inc., the oversight company for Protective Life, a provider of financial services through insurance and investment products.
►
He served as Chairman and Chief Executive Officer of Protective Life from 2002 to 2017 and President from 2002 to January 2016. He joined Protective Life in 1993 as Executive Vice President and Chief Financial Officer.
►
Before his tenure at Protective Life, Mr. Johns served as general counsel of Sonat, Inc., a diversified energy company.
►
Prior to joining Sonat, Inc., Mr. Johns was a founding partner of the law firm Maynard, Cooper & Gale, P.C.
►
He previously served on the Board of Directors of Alabama Power from 2004 to 2015. During his tenure on the Alabama Power Board, he was a member of the Nominating and Executive Committees.
►
Mr. Johns is a member of the Boards of Directors of Regions Financial Corporation, where he is chair of the Risk Committee and is a member of the Technology Committee and the Executive Committee, and Genuine Parts Company, where he serves as Lead Independent Director and is a member of the Compensation and Human Capital Committee and the Executive Committee. He is a former director of Protective Life Corporation.
►
Mr. Johns has served on the Executive Committee of the Financial Services Roundtable in Washington, D.C. and is a past chairman of the American Council of Life Insurers.
►
Mr. Johns has served as the Chairman of the Business Council of Alabama, the Birmingham Business Alliance, the Greater Alabama Council, Boy Scouts of America and Innovation Depot, Alabama’s leading business and technology incubator.

Southern Company 2023 Proxy Statement	27

Southern Company Board of Director Nominees

Dale E. Klein
  INDEPENDENT

Associate Vice Chancellor of Research of the University of Texas System and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission

Age: 75
Director since:
July 2010

Board committees: Business Security and Resiliency; Compensation and Talent Development; Operations, Environmental and Safety (Chair)

Other public company directorships: Pinnacle West Capital Corporation and Arizona Public Service Company

Director Highlights

Dr. Klein’s qualifications include expertise in nuclear energy research, regulation, safety and technology, as well as experience in environmental matters and governmental affairs. His senior leadership skills demonstrated as the Chairman of the U.S. Nuclear Regulatory Commission are also important to the Board.

►
Dr. Klein was Commissioner from 2006 to 2010 and Chairman from 2006 through 2009 of the U.S. Nuclear Regulatory Commission, the federal agency responsible for regulation of nuclear reactor materials and safety. He also served as Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from 2001 through 2006.
►
Dr. Klein has more than 40 years of experience in the nuclear energy industry.
►
Dr. Klein began his career at the University of Texas in 1977 as a professor of mechanical engineering, which included a focus on the university’s nuclear program. He spent 33 years in various teaching and leadership positions, including Director of the nuclear engineering teaching laboratory, Associate Dean for research and administration in the College of Engineering and Vice Chancellor for special engineering programs.
►
He serves on the Audit and Nuclear and Operating Committees of Pinnacle West Capital Corporation, an Arizona energy company, and is a member of the Board of Pinnacle West Capital Corporation’s principal subsidiary, Arizona Public Service Company.

David E. Meador INDEPENDENT Vice Chairman and Chief Administrative Officer of DTE Energy (retired) Age: 66 Director since: April 2023 Board committees: None Other public company directorships: None

Director Highlights

Mr. Meador’s qualifications include public energy company experience and expertise in the energy sector, including financial, information technology, manufacturing, procurement, and corporate and public affairs. Mr. Meador’s extensive involvement in economic and workforce development, corporate culture and government and community relations are all of value to the Board.

►
Mr. Meador served as Vice Chairman and Chief Administrative Officer of DTE Energy, a diversified energy company involved in the development and management of energy-related businesses and services, from 2014 until March 2022. In his 25 years at DTE Energy, he served in several executive leadership positions, including Executive Vice President and Chief Financial Officer.
►
With over 40 years of experience in the manufacturing and energy sectors, Mr. Meador is a recognized expert in finance and accounting, business strategy, governance, ESG, mergers and acquisitions, government and community relations, procurement and information technology.
►
Prior to joining DTE Energy, he served in a variety of financial and accounting positions at Chrysler Corporation for 14 years and was an auditor with Coopers & Lybrand.
►
Mr. Meador currently serves on the Board of Directors of Amerisure Mutual Insurance and Energy Insurance Mutual and is a former director of Landauer, Inc. He also serves on several non-profit boards supporting workforce and economic development, human services and education.

28	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

Ernest J. Moniz
  INDEPENDENT

Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus, Special Advisor to the President of Massachusetts Institute of Technology (MIT) and former U.S. Secretary of Energy

Age: 78
Director since:
March 2018

Board committees: Business Security and Resiliency (Chair); Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety

Other public company directorships: None

Director Highlights

Dr. Moniz’s qualifications include senior leadership experience, energy industry experience, nuclear expertise and cybersecurity matters knowledge. Having served as U.S. Secretary of Energy, Dr. Moniz brings key insights about energy and environmental regulation and policy. His current roles in academia and as the leader of nonprofit energy industry organizations allow him to contribute up-to-date perspectives on clean energy, climate change, environmental matters and national security.

►
Dr. Moniz is an American nuclear physicist who served as the 13th U.S. Secretary of Energy from May 2013 until January 2017. Dr. Moniz engaged regularly with issues related to energy regulation and policy, environmental regulation and policy and GHG emissions.
►
He also serves as the President and Chief Executive Officer of The Energy Futures Initiative, Inc. (EFI) and Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, positions he has held since June 2017. EFI is a non-profit organization providing analytically-based, unbiased policy options to advance a cleaner, safer, more affordable and more secure energy future. The Nuclear Threat Initiative is a non-profit, non-partisan organization working to protect lives, livelihoods and the environment from nuclear, biological, radiological, chemical and cyber dangers. Dr. Moniz is also a non-resident Senior Fellow at the Harvard Belfer Center and the inaugural Distinguished Fellow of the Emerson Collective.
►
Dr. Moniz’s involvement in national energy policy began in 1995, when he served as Associate Director for Science in the Office of Science and Technology Policy in the Executive Office of the President. He later oversaw the U.S. Department of Energy’s science, energy and security programs as Under Secretary from 1997 to 2001. He was a member of the President’s Council of Advisors on Science and Technology from 2009 to 2013 and received the Department of Defense Distinguished Public Service Award in 2016.
►
Prior to his appointment as Secretary of Energy, he had a career spanning four decades at MIT, during which he was head of the MIT Department of Physics from 1991 to 1995 and in 1997, and he was the Founding Director of the MIT Energy Initiative and Director of the Laboratory for Energy and the Environment. Since January 2017, Dr. Moniz has served as the Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus and Special Advisor to the President of MIT.
►
Dr. Moniz is affiliated with a number of national organizations dedicated to energy, defense, science and foreign relations matters.

William G. Smith, Jr.
  INDEPENDENT

Chairman of the Board, President and Chief Executive Officer of Capital City Bank Group, Inc.

Age: 69
Director since:
February 2006

Board committees: Audit (Chair)

Other public company directorships: Capital City Bank Group, Inc.

Director Highlights

Mr. Smith’s qualifications include public company CEO experience, finance and capital allocation expertise, risk management expertise and audit and financial reporting experience. Mr. Smith contributes valuable perspectives on management, operations and regulatory compliance from his experience as the chief executive officer of a public company in a highly-regulated industry.

►
Mr. Smith began his career at Capital City Bank, a publicly-traded financial holding company providing a full range of banking services, in 1978, where he worked in a number of positions of increasing responsibility before being elected President and Chief Executive Officer of Capital City Bank Group, Inc. in January 1989. He was elected Chairman of the Board of the Capital City Bank Group, Inc. in 2003. He is also the Chairman and Chief Executive Officer of Capital City Bank.
►
He previously served on the Board of Directors of the Federal Reserve Bank of Atlanta.
►
Mr. Smith is the former Federal Advisory Council Representative for the Sixth District of the Federal Reserve System and past Chair of Tallahassee Memorial and the Tallahassee Area Chamber of Commerce.
►
Mr. Smith served as the Company’s Lead Independent Director from 2012 to 2014.

Southern Company 2023 Proxy Statement	29

Southern Company Board of Director Nominees

Kristine L. Svinicki
  INDEPENDENT

Adjunct Professor, University of Michigan and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission

Age: 56
Director since:
October 2021

Board committees: Business Security and Resiliency; Operations, Environmental and Safety

Other public company directorships: Pinnacle West Capital Corporation and Arizona Public Service Company

Director Highlights

Ms. Svinicki’s qualifications include nuclear energy and technology expertise and federal and state energy policy expertise. As a former Chairman of the U.S. Nuclear Regulatory Commission, she has vast experience and insight into nuclear regulation and generation, as well as environmental and cybersecurity matters. Ms. Svinicki’s leadership skills, contributions to U.S. nuclear energy policies and extensive nuclear energy knowledge are of significant value to the Board.

►
Ms. Svinicki was appointed a member of the U.S. Nuclear Regulatory Commission, the federal agency responsible for regulation of nuclear reactor materials and safety, by three U.S. Presidents, becoming that organization’s longest-serving member. She served as a Commissioner from 2008 until 2017 and then served as Chairman from 2017 to 2021.
►
Prior to her tenure on the U.S. Nuclear Regulatory Commission, Ms. Svinicki spent over a decade as a staff member in the U.S. Senate working on issues related to national security, science and technology, and energy and the environment. She also served as a professional staff member on the Senate Armed Services Committee where she was responsible for the committee’s portfolio of defense science and technology programs and policies, and for the atomic energy defense activities of the U.S. Department of Energy, including nuclear weapons, nuclear security and environmental programs.
►
Previously, Ms. Svinicki served as a nuclear engineer in the U.S. Department of Energy’s Washington, D.C. offices of Nuclear Energy, Science and Technology, and of Civilian Radioactive Waste Management, as well as its Idaho Operations Office, in Idaho Falls, Idaho.
►
Ms. Svinicki serves on the Audit and Nuclear and Operating Committees of Pinnacle West Capital Corporation, an Arizona energy company, and is a member of the Board of Pinnacle West Capital Corporation's principal subsidiary, Arizona Public Service Company.
►
Ms. Svinicki is a longstanding member of the American Nuclear Society and serves on the Board of TerraPower LLC, a nuclear innovation company.
►
Ms. Svinicki currently serves as an adjunct professor of nuclear engineering and radiological sciences at the University of Michigan. She also serves on the National Academy of Sciences, Engineering and Medicine’s committee to address specific issues related to nuclear terrorism threats.

Lizanne Thomas INDEPENDENT Of Counsel, Jones Day Age: 65 Director since: April 2023 Board committees: None Other public company directorships: American Software, Inc.

Director Highlights

Ms. Thomas’ qualifications include mergers and public and private acquisitions expertise as well as corporate governance and shareholder activism experience. Her legal background and extensive governance work with publicly traded companies across a wide spectrum of industries are all of value to the Board.

►
Ms. Thomas is Of Counsel with the global law firm Jones Day, which she joined in 1982 and served as a partner from 1991 through 2022. In addition to ample experience working on mergers and acquisitions, she served as the head of the firm’s corporate governance team. Ms. Thomas is experienced in shareholder activism, public and private mergers and acquisitions, and executive compensation and served as Partner-in-Charge of the firm’s Southeast U.S. Region from 2014 through 2022.
►
She currently serves on the Board of American Software, Inc., where she serves on the Audit Committee and the Compensation Committees. She previously served on the Boards of Popeyes Louisiana Kitchen, Inc., Atlantic Capital Bancshares and Krispy Kreme Doughnuts, Inc. In 2016, Ms. Thomas was named one of the top 100 directors by the National Association of Corporate Directors.
►
Ms. Thomas is a Fellow of the American College of Governance Lawyers and is a Trustee of the Georgia Research Alliance, Washington & Lee University and the Woodruff Arts Center.

30	Southern Company 2023 Proxy Statement

Southern Company Board of Director Nominees

Christopher C. Womack President of Southern Company Age: 65 Director since: March 2023 Board committees: None Other public company directorships: Essential Utilities, Inc. and Invesco Ltd.

Director Highlights

Mr. Womack’s qualifications include operating company CEO experience, power delivery experience and human resources experience. His extensive knowledge of the Company, its customers and communities based on 35 years of service, as well as his external affairs and government policy expertise, are valuable to the Board.

►
Mr. Womack was named President, effective March 31, 2023, and has been appointed Chief Executive Officer effective immediately following the annual meeting. He has held numerous leadership positions across the Southern Company system, most recently serving as Chairman and Chief Executive Officer of Georgia Power since June 2021 and President of Georgia Power since November 2020. Prior to that, Mr. Womack served as Executive Vice President and President of External Affairs of the Company from January 2009 to October 2020. Mr. Womack joined Southern Company in 1988 and has served as executive vice president of external affairs at Georgia Power and senior vice president and senior production officer of Southern Company Generation, where he was responsible for coal, gas, and hydro generation for Georgia Power and Savannah Electric, a subsidiary of Southern Company that merged into Georgia Power in 2006. Mr. Womack also served as senior vice president of human resources and chief people officer at Southern Company, as well as senior vice president of public relations and corporate services at Alabama Power.
►
Prior to joining Southern Company, Mr. Womack worked on Capitol Hill for the U.S. House of Representatives in Washington D.C. He served as a legislative aide for former Congressman Leon E. Panetta and as staff director for the Subcommittee on Personnel and Police for the Committee on House Administration.
►
Mr. Womack is a Director of Essential Utilities, Inc., where he serves on the Corporate Governance Committee and the Risk Mitigation and Investment Policy Committee, and a Director of Invesco Ltd., where he serves on on the Audit Committee, the Nomination and Corporate Governance Committee and the Compensation Committee. Mr. Womack is not standing for re-election to the Board of Essential Utilities, Inc. and his term will end on May 3, 2023.
►
Mr. Womack also serves on the Board of Georgia Ports Authority. He is past chair of the Board of the East Lake Foundation and is on the national Board of The First Tee. Mr. Womack previously chaired the Atlanta Convention and Visitors Bureau Board and the Atlanta Sports Council.

E. Jenner Wood III
  INDEPENDENT

Corporate Executive Vice President – Wholesale Banking, SunTrust Banks, Inc. (retired)

Age: 71
Director since:
May 2012

Board committees: Compensation and Talent Development; Finance (Chair)

Other public company directorships: Genuine Parts Company and Oxford Industries, Inc.

Director Highlights

Mr. Wood’s qualifications include senior leadership experience as well as finance, banking and risk management knowledge and understanding. With his familiarity and knowledge gained from 10 years of service as a former member of the Board of Directors of Georgia Power, he contributes key perspectives on our operations and strategic imperatives.

►
Mr. Wood served as Corporate Executive Vice President – Wholesale Banking of SunTrust Banks, Inc., a publicly-traded company providing a full range of financial services, from October 2015 until his retirement in December 2016. Prior to that, he served as Chairman and Chief Executive Officer of the Atlanta Division of SunTrust Bank from 2001 to 2015. He began his career with SunTrust Banks, Inc. in 1975 and advanced through various management positions including Chairman of the Board, President and Chief Executive Officer of the Georgia/North Florida Division and Chairman, President and Chief Executive Officer of SunTrust’s Central Group with responsibility over Georgia and Tennessee.
►
He served as a member of the Board of Georgia Power from 2002 until May 2012. During his tenure on the Georgia Power Board, he served as Chair of the Finance Committee and as a member of the Compensation and Executive Committees. He also served as a Director of Crawford & Company, a large independent claims company, from 1997 to 2013.
►
Mr. Wood is a Director of Oxford Industries, Inc., where he serves as Lead Director and is a member of the Executive Committee and the Nominating, Compensation & Governance Committee, and a Director of Genuine Parts Company, where he serves on the Compensation and Human Capital Committee.
►
He is active in numerous civic and community organizations, serving as Chairman of the Robert W. Woodruff Foundation, the Robert W. Woodruff Health Sciences Fund, the Joseph B. Whitehead Foundation and the Lettie Pate Evans Foundation. Mr. Wood also serves as a member of the Sartain Lanier Family Foundation and Chairman of the Jesse Parker Williams Foundation. In addition, he serves as a Trustee of Emory University and is a past Chairman of the Metro Atlanta Chamber of Commerce.

Southern Company 2023 Proxy Statement	31

Corporate Governance at Southern Company

Key Governance Practices

Corporate Governance Standards, Practices and Principles

We seek to establish corporate governance standards and practices that create long-term value for our stockholders and positive influences on the governance of the Company. Below we identify each of the Investor Stewardship Group’s corporate governance principles and note how our specific actions, practices and beliefs are aligned with these principles. The Investor Stewardship Group is an investor-led effort to establish a framework of corporate governance standards and practices that includes some of the largest U.S.-based institutional investors and global asset managers.

Principle

Boards are accountable to stockholders

►	All Directors stand for stockholder election annually
►	Majority voting standard in uncontested Director elections, and Directors not receiving majority support must tender their resignation for consideration by the Board
►	Adopted market-standard proxy access for stockholders
►	10% threshold for stockholders to request a special meeting
►	Fully disclose our corporate governance practices

Principle

Stockholders should be entitled to voting rights in proportion to their economic interest

►	One class of common stock, with each share carrying equal voting rights (a “one-share, one-vote” standard)

Principle

Boards should be responsive to stockholders and be proactive in order to understand their perspectives

►	Year-round stockholder outreach that includes participation of independent Directors, with feedback provided to the Board
►	Key members of senior management regularly attend investor conferences to better understand emerging issues and stockholder perspectives and to facilitate engagement opportunities
►	Process in place for stockholders and interested parties to communicate with Lead Independent Director or other independent Directors
►	Responded to investor interest in our long-term GHG emission reduction efforts by setting a net zero by 2050 goal, providing disclosure consistent with TCFD, participating in the annual CDP climate change survey, providing regular updates on our decarbonization progress and publishing Just Transition principles
►	Responded to investor interest in enhanced transparency around the Company’s participation in the public policy process by publishing a Trade Association and Climate Engagement report

Principle

Boards should have a strong, independent leadership structure

►	14 of 16 of our Directors are independent
►	Strong Lead Independent Director with robust authority and responsibility that is disclosed to stockholders
►	Annual Board review of leadership structure and disclosure of the Board’s reasoning underlying its leadership structure
►	All Board committees are comprised of independent Directors and are chaired by independent Directors
►	An executive session is included on the agenda of every regular Board meeting and regular committee meeting

32	Southern Company 2023 Proxy Statement

Corporate Governance at Southern Company

Principle

Boards should adopt structures and practices that enhance their effectiveness

►	Regular Board refreshment, with seven new Directors added since January 2019
►	Corporate Governance Guidelines confirm the Board’s commitment to actively seeking out diverse candidates and including women and minority candidates in the pool from which the Board nominees are chosen
►	Four of our Directors are woman (25%) and five of our Directors are racially or ethnically diverse (31%)
►	Evergreen Board refreshment with nationally-recognized search firm on retainer
►	Directors reflect a diverse mix of qualifications, skills and experience relevant to our businesses and strategies
►	Annual Board self-assessment facilitated by an independent third party and annual committee self-assessment
►	Board has full and free access to officers and employees
►	During 2022, the Directors attended on average 98% of the total of all meetings of the Board and the committees on which they served, and all 2022 Director nominees attended the 2022 annual meeting

Principle

Boards should develop management incentive structures that are aligned with the long-term strategy of the company

►	Say on Pay vote received 95% stockholder support at 2022 annual meeting
►	Incentive compensation performance metrics include outcome-based measures that align with stockholder value, such as relative TSR, EPS and return on equity, as well as input measures that foster long-term sustainable business practices such as safety, customer satisfaction, reliability and culture
►	GHG reduction metric is part of CEO’s long-term incentive compensation program and the GHG reduction metric was modified in 2022 in response to stakeholder feedback and expanded to include the CFO and EVP of Operations
►	Responsive to stockholder feedback in considering adjustments to earnings and aligning incentive compensation payouts with stockholder interests

CEO Succession Process

In January, we announced that the Board selected Mr. Womack to succeed Mr. Fanning as President and CEO of Southern Company. Mr. Womack was appointed President and elected as a member of the Board effective March 31, 2023. He will assume the role of CEO immediately following the conclusion of the annual meeting. Mr. Fanning relinquished the role of President effective March 31, 2023 and will assume the role of Executive Chairman of the Board of Directors upon Mr. Womack’s assumption of the role of CEO.

As part of its ordinary course responsibilities, the Board regularly and actively engages in management succession planning. In 2021, the Board decided to augment its existing succession planning process with an additional, more formal structure to facilitate the CEO succession decision and help ensure a smooth leadership transition.

Succession Committee of the Board

In July 2021, the Board established an ad hoc committee of the Board, the Succession Committee, to lead the CEO succession process on behalf of the Board. The Succession Committee met six times from July 2021 through December 2022.

David J. Grain	John D. Johns	Anthony F. Earley, Jr.	Juanita Powell Baranco
Lead Independent Director and Chair of the Succession Committee	Chair of the Compensation and Talent Development Committee	Chair of the Nominating, Governance and Corporate Responsibility Committee	Independent Director (retired)

Southern Company 2023 Proxy Statement	33

Corporate Governance at Southern Company

The Succession Committee was comprised of four independent directors: Mr. Grain, the Lead Independent Director, Mr. Johns, the Chair of the Compensation and Talent Development Committee, Mr. Earley, the Chair of the Nominating, Governance and Corporate Responsibility Committee, and Juanita Powell Baranco, an independent Director who retired at the 2022 annual meeting. Mr. Grain served as Chair of the Succession Committee.

Given the desire to continue to leverage Ms. Baranco’s knowledge and expertise, we entered into a consulting agreement with Ms. Baranco on June 9, 2022, after her retirement from the Board, for the provision of professional consulting services and advice to the Company and the Board regarding CEO succession planning. The amount paid to Ms. Baranco for 2022 is included in the Director Compensation Table on page 54. After her retirement from the Board, Ms. Baranco continued to attend meetings of the Succession Committee in an advisory, non-voting capacity.

The Succession Committee considered a number of items as part of its robust evaluation process

►	Identified key skills and expertise desired in a CEO candidate

►	Identified potential internal candidates

►	Identified potential external candidates

►	Conducted extensive interviews with key candidates

►	Evaluated input from an external leadership advisory consulting firm, including detailed feedback and 360° assessments they had compiled

In addition to interviews with the Succession Committee, key candidates met with all independent members of the Board. The Board and Succession Committee also continued to gain access and exposure to the key candidates through regular Board and committee meetings.

The Succession Committee reported out to the independent Directors and led discussions with the independent Directors during the Board’s executive sessions held at every regular Board meeting from July 2021 through December 2022. Mr. Fanning provided input to the Succession Committee on his evaluation of the CEO candidates, but he did not participate in the Succession Committee meetings or the executive sessions of the Board.

As part of the succession planning process, the Succession Committee also evaluated candidates for key leadership roles across the system. In January, the Board announced new leaders of several of our key subsidiaries as part of the Company’s succession and management transition plan.

►	Kimberly S. Greene was named Chair of the Board of Directors, CEO and President of Georgia Power

►	J. Jeffrey Peoples was named Chairman of the Board of Directors, CEO and President of Alabama Power

►	James Y. Kerr II was named Chairman of the Board of Directors, CEO and President of Southern Company Gas

The Succession Committee also worked with the Nominating, Governance and Corporate Responsibility Committee to determine the appropriate Board leadership structure for Southern Company at the time of the CEO transition. See page 44 for a discussion of the comprehensive review undertaken to determine the Board’s future leadership structure.

Engaging with our Stakeholders

We place great importance on consistent dialogue with all our stakeholders, including stockholders, employees, customers and members of the communities that we serve. We regularly engage in discussions with, and provide comprehensive information for, constituents interested in Southern Company’s strategy, performance, governance, citizenship, stewardship and environmental compliance. We are receptive to stakeholder input, and we are committed to transparency and proactive interactions.

34	Southern Company 2023 Proxy Statement

Corporate Governance at Southern Company

Stockholder Engagement

Our Board prioritizes regular communication with our stockholders to better understand their viewpoints and gather feedback regarding matters of investor interest. The Nominating, Governance and Corporate Responsibility Committee oversees our stockholder engagement efforts on behalf of the Board.

Southern Company 2023 Proxy Statement	35

Corporate Governance at Southern Company

Participants in various calls and meetings with our stockholders include:

►	Independent Directors (Lead Independent Director, Chair of the Compensation and Talent Development Committee and Chair of the Nominating, Governance and Corporate Responsibility Committee)
►	Chairman and CEO (does not participate when the engagement includes a discussion of his compensation)
►	Executive Vice President and Chief Financial Officer
►	Executive Vice President and Chief Legal Officer
►	Executive Vice President Operations
►	Senior Vice President of Environmental, System Planning and Sustainability
►	Senior Vice President of Human Resources
►	Vice President, Corporate Governance
►	Vice President, Corporate Sustainability
►	Vice President, Investor Relations and Treasurer
►	Vice President and Deputy General Counsel
►	Director, Sustainability Strategy and Planning
►	Director, Environmental Affairs and Sustainability
►	Associate General Counsel, Environmental Policy and Litigation

Stockholder feedback is communicated to our Board and its committees throughout the year.

In addition, our CFO and investor relations group lead our management team in hundreds of investor meetings throughout the year to discuss our business, strategy and financial results. Increasingly, these discussions also include ESG-related topics. Meetings include in-person, telephone and webcast conferences.

Environmental Stakeholder Engagement

Since 2011, we have held regular environmental stakeholder forums, webinars, calls and meetings covering a range of topics, including our efforts to reduce GHG emissions, regulatory and policy issues, system risk and planning related to renewables, energy efficiency, just transition and environmental justice. Members of senior management participate in these events.

In May 2022, we hosted a hybrid environmental stakeholder forum in Washington D.C. Tom Fanning, our CEO, led discussions with stakeholders. Other senior leaders that participated included the Chief Financial Officer, Chief Legal Officer, EVP of Operations and SVP of Environment, System Planning and Sustainability. Key topics discussed included our net zero by 2050 goal, decarbonization efforts, R&D, enhancing affordability in the fleet transition, electric vehicles and just transition. More than 20 stakeholders participated in the forum, some in-person and others virtually. Stakeholder participants include regional environmental and socially focused non-governmental organizations, shareholder advocacy groups and state pension funds. We also invited the co-lead investors of the Climate Action 100+ investor initiative to participate.

“It’s important to us to organize the environmental stakeholder forum because it helps to foster constructive dialogue and durable relationships of trust between us and our stakeholders. We get to hear about our stakeholders’ concerns and they get a better understanding of the things we’re working on.”

– Tom Fanning, Chairman and CEO

In October 2022, we hosted approximately 20 stakeholders, including members of the Climate Action 100+ initiative, in Birmingham, Alabama where we toured our energy trading floor, the solar array near Alabama Power’s Smart Neighborhood and the National Carbon Capture Center.

In November 2022, we held a virtual stakeholder dialogue focused on natural gas with speakers from Southern Company Gas and several of our NGO stakeholders. Topics included methane emissions reductions, gas demand reductions and decarbonizing the natural gas supply.

We had several follow-up conversations with participants in the stakeholder forums to further discuss topics raised at the meetings.

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Corporate Governance at Southern Company

Committees of the Board

Charters for each of the Board’s six standing committees can be found on the Corporate Governance section of our website at investor.southerncompany.com. All members of the Board’s standing committees are independent Directors.

In addition to the Board’s six standing committees, the Board created an ad hoc Succession Committee to lead the CEO succession process, described on page 33.

Audit Committee

Members	William G. Smith, Jr. CHAIR	Donald M. James	Attendance 100% Meetings in 2022 9 Report Page 106 ►
Henry A. Clark III
The Audit Committee’s duties and responsibilities include the following:

►  Oversee the Company’s financial reporting, audit process, internal controls and legal, regulatory and ethical compliance.

►  Appoint the Company’s independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits.

►  Review and discuss the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm, including critical audit matters, critical accounting policies and practices, material alternative financial treatments within GAAP, proposed adjustments, control recommendations, review of internal controls for nonfinancial ESG data and disclosures, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

►  Recommend the filing of the Company’s and its registrant subsidiaries’ annual financial statements with the SEC.

The Board has determined that each member of the Audit Committee is independent as defined by the NYSE corporate governance rules within its listing standards and rules of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.
The Board has determined that each member of the Audit Committee is financially literate under NYSE corporate governance rules and that William G. Smith, Jr. qualifies as an audit committee financial expert as defined by the SEC.

Business Security and Resiliency Committee

Members	Ernest J. Moniz CHAIR	Janaki Akella	Attendance 100% Meetings in 2022 5
	Dale E. Klein	Kristine L. Svinicki
The Business Security and Resiliency Committee’s duties and responsibilities include the following:
► Oversee management’s efforts to establish and continuously improve enterprise-wide security policies, programs, standards and controls, including those related to cyber and physical security.	► Oversee management’s efforts to monitor significant security events and operational and compliance activities.
The Board has determined that each member of the Business Security and Resiliency Committee is independent.

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Compensation and Talent Development Committee

Members	John D. Johns CHAIR	E. Jenner Wood III	Dale E. Klein	Attendance 100% Meetings in 2022 8 Report Page 61 ►
	Donald M. James	Janaki Akella
The Compensation and Talent Development Committee’s duties and responsibilities include the following:

►  Evaluate the performance of the CEO at least annually, review the evaluation with the independent Directors of the Board and approve the compensation level of the CEO for ratification by the independent Directors of the Board based on this evaluation.

►  Oversee the evaluation of, and review and approve the compensation level of, the other executive officers.

►  Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites.

►  Review CEO and other management succession plans with the CEO and the full Board, including succession of the CEO in the event of an emergency.

►  Review risks and associated risk management activities related to human capital, including talent management, development and retention; employee engagement and wellbeing; diversity, equity and inclusion; performance management; and pay equity reviews.

►  Review the assessment of risk associated with employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives.

►  Oversee and review annually the Company’s plans for leadership development.

►  Review and discuss with management the CD&A.

The Board has determined that each member of the Compensation and Talent Development Committee is independent as defined by the NYSE corporate governance rules within its listing standards.
The Compensation and Talent Development Committee engaged Pay Governance LLC, a third-party consultant, to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with management to ensure that the executive compensation program is designed and administered consistent with the Compensation and Talent Development Committee’s requirements.
Pay Governance also advises the Compensation and Talent Development Committee on executive compensation and related corporate governance trends.
Pay Governance is engaged directly by the Compensation and Talent Development Committee and does not provide any services to management unless authorized to do so by the Compensation and Talent Development Committee. The Compensation and Talent Development Committee reviewed Pay Governance’s independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Compensation and Talent Development Committee.

Finance Committee

Members	E. Jenner Wood III CHAIR	Colette D. Honorable	Attendance 90% Meetings in 2022 6
	Donald M. James	John D. Johns
The Finance Committee’s duties and responsibilities include the following:

►  Review the Company’s financial matters and recommend actions to the Board such as dividend philosophy and financial plan approval.

►  Provide input regarding the Company’s financial plan and associated financial goals.

►  Review the financial strategy of and the strategic deployment of capital by the Company.

►  Provide input to the Compensation and Talent Development Committee on financial goals and metrics for the Company’s annual and long-term incentive compensation programs.

The Board has determined that each member of the Finance Committee is independent.

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Corporate Governance at Southern Company

Nominating, Governance and Corporate Responsibility Committee

Members	Anthony F. Earley, Jr. CHAIR	David J. Grain	Attendance 100% Meetings in 2022 6
	Colette D. Honorable	Ernest J. Moniz
The Nominating, Governance and Corporate Responsibility Committee’s duties and responsibilities include the following:

►  Recommend Board size and membership criteria and identify, evaluate and recommend Director candidates.

►  Oversee and make recommendations regarding the composition of the Board and its committees.

►  Oversee succession planning for the Board and key leadership roles on the Board and its committees.

►  Review and make recommendations regarding total compensation for non-employee Directors.

►  Periodically review and recommend updates to

      the Corporate Governance Guidelines and Board committee charters.

►  Coordinate the performance evaluations of the Board and its committees.

►  Oversee the Company’s practices and positions to advance its corporate citizenship, including environmental, sustainability and corporate responsibility initiatives.

►  Oversee the Company’s stockholder engagement program.

The Board has determined that each member of the Nominating, Governance and Corporate Responsibility Committee is independent.

Operations, Environmental and Safety Committee

Members	Dale E. Klein CHAIR	Anthony F. Earley, Jr.	Attendance 96% Meetings in 2022 5
	Ernest J. Moniz	Kristine L. Svinicki
The Operations, Environmental and Safety Committee’s duties and responsibilities include the following:

►  Oversee information, activities and events relative to significant operations of the Southern Company system including nuclear and other power generation facilities, electric transmission and distribution, natural gas distribution and storage, fuel and information technology initiatives.

►  Oversee business strategies designed to address the long-term reduction of GHG emissions, fleet transition and related risks and opportunities across the Company.

►  Oversee significant environmental and safety regulation, policy and operational matters, including net zero carbon strategies.

►  Oversee the Southern Company system’s management of significant construction projects.

►  Provide input to the Compensation and Talent Development Committee on the key operational goals and metrics for the incentive compensation program.

The Board has determined that each member of the Operations, Environmental and Safety Committee is independent.

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Corporate Governance at Southern Company

Board Composition and Structure

Board Diversity, Board Refreshment and Board Succession Planning

Our commitment to diversity, equity and inclusion begins with the Board. Our Board believes a diverse variety of viewpoints contribute to a more effective decision-making process and helps drive long-term value.

While our Corporate Governance Guidelines do not prescribe diversity standards, the Guidelines provide that the Board as a whole should be diverse. The Guidelines also include “Rooney Rule” language confirming the Board’s commitment to actively seeking out women and minority candidates to include in the pool from which Board nominees are chosen. The Nominating, Governance and Corporate Responsibility Committee assesses the effectiveness of its efforts at pursuing diversity through its regular evaluations of the Board’s composition.

The Nominating, Governance and Corporate Responsibility Committee continues to focus on Board refreshment to align the Board’s long-term composition with the Company’s long-term strategy and to effect meaningful Board succession planning. It has an evergreen Board search process in place and has retained a nationally-recognized Board search firm to assist in the identification of qualified candidates.

► The Nominating, Governance and Corporate Responsibility Committee regularly evaluates the expertise and needs of the Board to determine the Board’s membership and size.

► As part of this evaluation, the Nominating, Governance and Corporate Responsibility Committee considers aspects of diversity, such as diversity of race, gender and ethnicity.

► The Nominating, Governance and Corporate Responsibility Committee also considers diversity of age, education, industry, business background and experience in the selection of candidates to serve on the Board.

Since January 2019, we have added seven new Directors to the Board.

The Board aims to strike a balance between the knowledge that comes from longer-term service on the Board and the new experience and ideas that can come from adding Directors to the Board. The Board believes the average tenure of the 16 Director nominees of approximately 7.5 years reflects the balance the Board seeks between different perspectives brought by longer-serving Directors and new Directors.

The Board aims to continue to refresh its membership over time.

Board additions over last five years
Janaki Akella Former Digital Transformation Leader, Google LLC
Anthony “Tony” F. Earley, Jr. President and Chief Executive Officer, PG&E Corporation (retired)
Colettte D. Honorable Partner, Reed Smith LLP
Kristine L. Svinicki Adjunct Professor, University of Michigan
Christopher C. Womack President, Southern Company
David E.Meador Vice Chairman and Chief Administrative Officer, DTE Energy (retired)
Lizanne Thomas Of Counsel, Jones Day
Skills brought by new directors
Public Company CEO Experience	Finance/Banking
Audit Committee Financial Expert	Government Affairs and Regulatory
Geographic Regional	Major Projects
National Security Clearance	Nuclear
Southern Operating Company Board Experience	Technology (Digital)
Business Integration	Technology (Technical)
Cybersecurity	Utility Operations
Environmental

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Corporate Governance at Southern Company

Board Nomination Process

Identifying Nominees for Election to the Board

The Nominating, Governance and Corporate Responsibility Committee, comprised entirely of independent Directors, is responsible for identifying, evaluating and recommending nominees for election to the Board. Final selection of the nominees for election to the Board is within the sole discretion of the Board.

The Board believes that, as a whole, it should have collective qualifications, attributes, skills and experience beneficial to our Company and in line with our long-term strategic plans.

Mr. Womack was recommended by the Nominating, Governance and Corporate Responsibility Committee for election as a Director in connection with the Board’s decision to elect him President, effective March 31, 2023, and as CEO, effective immediately following the annual meeting. Mr Womack was elected to the Board effective March 31, 2023. Mr. Meador and Ms. Thomas were recommended by the Nominating, Governance and Corporate Responsibility Committee for election as independent Directors and were elected to the Board effective April 1, 2023. Each of Mr. Womack, Mr. Meador and Ms. Thomas was identified as a candidate by the Board of Directors.

The following describes the selection process for new Directors.

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Corporate Governance at Southern Company

Proxy Access

Proxy access generally refers to the right of stockholders who meet certain ownership thresholds to nominate one or more Directors to the Board and have the nominees included in the Company’s proxy materials and on the Company’s proxy card.

The following are the key terms of our proxy access By-Law.

3% shares FOR 3 years	2 nominees OR 20% of the number of directors

Any stockholder or group of up to 20 stockholders maintaining continuous qualifying ownership of at least 3% of our outstanding shares for at least 3 years	Can nominate, and include in our proxy materials, Director nominees constituting the greater of 2 nominees or 20% (rounded down) of the number of Directors in our proxy materials for the next annual meeting	Nominating stockholder(s) and the nominee(s) must also meet the eligibility requirements described in our By-Laws.

Stockholder Recommendation of Board Candidates

►	The Nominating, Governance and Corporate Responsibility Committee considers potential board candidates recommended by stockholders.
►	Recommendations can be made by submitting the candidate’s information to our Corporate Secretary in writing at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. Stockholders should provide as much relevant information about the candidate as possible, including the candidate’s biographical information and qualifications to serve.
►	A stockholder recommended candidate is reviewed in the same manner as a candidate identified by the Nominating, Governance and Corporate Responsibility Committee.
►	For information about the direct nomination of directors for election by stockholders at an annual meeting as provided in the By-Laws, see page 123.

Service on Other Boards and Committees

In identifying candidates to serve on the Board and in evaluating whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee considers whether a candidate or a Director demonstrates a willingness to commit sufficient time to serving on the Board. The Nominating, Governance and Corporate Responsibility Committee is regularly updated on the public company board service limit or “overboarding” policies of our largest stockholders.

Our Corporate Governance Guidelines include limitations on the number of public company boards and public company audit committees a Director may serve.

►	No employed Director may serve on more than two public company boards (not including the Company’s Board or the director’s employing company board) unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
►	No Director may serve on more than four public company boards (including the Company’s Board), unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
►	No Director who is a member of the Company’s Audit Committee may serve on the audit committees of more than three public companies (including the Company’s Audit Committee).

In addition to these limitations, our Corporate Governance Guidelines require that the Company’s CEO will not serve on other public company boards without consulting with the Board. They also require that current Directors must notify the CEO and the Chair of the Nominating, Governance and Corporate Responsibility Committee when considering a request for service on another public company board.

Each of the Directors are in full compliance with these Corporate Governance Guidelines.

As part of its annual evaluation on whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee is provided information on the public company boards and private company for-profit boards on which each Director serves, as well as the Directors’ attendance records at Southern’s Board and committee meetings. In 2022, all our Directors attended at least 75% of applicable Board and committee meetings, with the average Director attendance at all applicable Board and committee meetings at 98%. These factors also influence the Nominating, Governance and Corporate Responsibility Committee’s annual consideration of Board leaderships positions, committee leadership positions, and committee membership.

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Majority Voting For Directors and Director Resignation Policy

We have a majority vote standard for Director elections, which requires that a nominee for Director in an uncontested election receive a majority of the votes cast at a stockholder meeting in order to be elected to the Board. The Board believes that the majority vote standard in uncontested Director elections strengthens the Director nomination process and enhances Director accountability.

We also have a Director resignation policy, which requires any nominee for election as a Director to submit an irrevocable letter of resignation as a condition to being named as such nominee, which would be tendered in the event that nominee fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders. Such resignation would be considered by the Board, and the Board would be required to either accept or reject such resignation within 90 days from the certification of the election results.

Board Independence

Director Independence Standards

No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board has adopted categorical guidelines which provide that a Director will not be deemed to be independent if within the preceding three years:

►	The Director was employed by the Company or the Director’s immediate family member was an executive officer of the Company.
►	The Director has received, or the Director’s immediate family member has received, during any 12-month period, direct compensation from the Company of more than $120,000, other than Director and committee fees. (Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered.)
►	The Director was affiliated with or employed by, or the Director’s immediate family member was affiliated with or employed in a professional capacity by, a present or former external auditor of the Company and personally worked on the Company’s audit.
►	The Director was employed, or the Director’s immediate family member was employed, as an executive officer of a company where any of the Company’s present executive officers at the same time served on that company’s compensation committee.
►	The Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any year, exceeds the greater of $1,000,000 or 2% of that company’s consolidated gross revenues.
►	The Director or the Director’s spouse serves as an executive officer of a charitable organization to which the Company made discretionary contributions which, in any year, exceeds the greater of $1,000,000 or 2% of the organization’s consolidated gross revenues.

These guidelines are in compliance with the NYSE corporate governance rules within its listing standards.

Director Independence Review Process

At least annually, the Board receives a report on all commercial, consulting, legal, accounting, charitable or other business relationships that a Director or the Director’s immediate family members have with the Company and its subsidiaries. This report includes all ordinary course transactions with entities with which the Directors are associated.

►	The Board determined that the Company and its subsidiaries followed our procurement policies and procedures and our policy relating to the approval and ratification of related person transactions, that the amounts reported were well under the thresholds contained in the Director independence requirements and that no Director had a direct or indirect material interest in the transactions included in the report.
►	The Board reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the Directors are associated. The Board determined that the contributions were consistent with other contributions by the Company and its subsidiaries to charitable organizations and none were approved outside the Company’s normal procedures.
►	In determining Director independence, the Board considers transactions, if any, identified in the report discussed above that affect Director independence, including any transactions in which the amounts reported were above the threshold

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Corporate Governance at Southern Company

contained in the Director independence requirements and in which a Director had a direct or indirect material interest. No such transactions were identified and, as a result, no such transactions were considered by the Board.
►	In making its determination, the Board considered the fact that one of the Company’s Directors, Lizanne Thomas, was a partner at Jones Day until December 31, 2022, when she became Of Counsel. Jones Day provides legal services to the Company and its affiliates. The Board noted that in 2022 and prior, Ms. Thomas’ compensation from Jones Day was unaffected by the amount of legal services performed for us by Jones Day and that Ms. Thomas no longer provides legal services to us. Jones Day has not received payments from us over the past three years that exceeded 1% of its annual revenues.
►	The Board also considered that, in the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

As a result of its review process, the Board affirmatively determined that 14 of its 16 nominees for Director are independent. The only members of the Board that are not independent are Mr. Fanning, Chairman and CEO of the Company, and Mr. Womack, President of the Company. Ms. Juanita Powell Baranco, who retired at the 2022 annual meeting, is also independent.

Independent Director Nominees

► Janaki Akella ► Henry A. Clark III ► Anthony F. Earley, Jr. ► David J. Grain	► Colette D. Honorable ► Donald M. James ► John D. Johns ► Dale E. Klein ► David E. Meador	► Ernest J. Moniz ► William G. Smith, Jr. ► Kristine L. Svinicki ► Lizanne Thomas ► E. Jenner Wood III

Board Leadership Structure

Our Corporate Governance Guidelines and our By-Laws allow the independent Directors to determine the appropriate Board leadership structure for Southern Company, including the flexibility to split or combine the Chairman and CEO responsibilities. The independent Directors annually review our Board leadership structure to determine the structure that is in the best interests of the Company and its stockholders.

The Board believes that its current leadership structure, which has a combined role of Chairman and CEO counterbalanced by a strong independent Board led by an empowered Lead Independent Director, active and engaged independent Directors and fully-independent Board committees chaired by independent Directors, has provided the optimal balance between independent oversight of management and unified leadership for the Company for many years and has been in the best interests of the Company and its stockholders.

As part of the CEO succession planning process, the Board committed to undertake a comprehensive review of its leadership structure in conjunction with a CEO transition, including consideration of different possible leadership structures.

Board Leadership Review

The Nominating, Governance and Corporate Responsibility Committee, in conjunction with the Succession Committee, helped lead our Board in evaluating its current leadership structure and the leadership structure that would best serve stockholders at the time of the CEO transition. The Nominating, Governance and Corporate Responsibility Committee’s process, in conjunction with the Succession Committee, included a comprehensive review and analysis of current and emerging best practices with respect to board leadership structure. The Committees reviewed an analysis undertaken by outside counsel that examined, among other things, board leadership practices and recent trends among large public companies and peer utility companies, studies regarding the impact of board leadership structure on company performance and published views of significant Company stockholders on board leadership structure.

In addition, we engaged with stockholders to solicit feedback on board leadership structure and shared that feedback with the Nominating, Governance and Corporate Responsibility Committee. The Chair of the Nominating, Governance and Corporate Responsibility Committee also engaged directly with key stockholders to solicit feedback on board leadership structure. While several stockholders expressed a preference for an independent board chair, stockholders representing a significant portion of our stock ownership did not indicate a preferred board leadership structure but rather expressed

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confidence in deferring to the Board’s judgment on its leadership structure so long as the Board maintains independent board leadership through an empowered lead independent director.

The Nominating, Governance and Corporate Responsibility Committee, in conjunction with the Succession Committee, also considered whether a combined chairman and CEO, an executive chairman or an independent board chair would best facilitate the Company’s achievement of its strategic priorities, including its decarbonization efforts to meet its long-term GHG emission reduction goal of net zero by 2050, fleet transition plans to meet both the interim goal and the 2050 goal and enterprise-wide capital allocation plans.

After completing its review, the Nominating, Governance and Corporate Responsibility Committee, in conjunction with the Succession Committee, recommended to our independent Directors that at the time of the retirement of our current CEO, Mr. Fanning, our Company will be best served by a leadership structure consisting of Mr. Fanning as Executive Chairman, Mr. Womack serving as CEO and an independent Director appointed by the Board’s independent members, currently Mr. Grain, serving as Lead Independent Director. The independent Directors concluded that our Company and its stockholders will be best served by this leadership structure, which will position the Company for a successful onboarding of Mr. Womack into the CEO role and maintain robust independent Board leadership through a Lead Independent Director and fully independent Board committees chaired by independent Directors.

Key Responsibilities and Duties of Leadership Roles Effective after the Annual Meeting

The leadership structure of Mr. Fanning, our retiring CEO, serving as Executive Chairman, Mr. Womack serving as CEO and Mr. Grain serving as Lead Independent Director, will be effective immediately following the annual meeting. Each role will have clearly delineated responsibilities, as outlined below.

Tom Fanning

Role of the Executive Chairman

Responsible for the management, development and effective performance of the Board, and for providing leadership to the Directors in carrying out their collective responsibilities to supervise the management of the business and affairs of the Company

►  Report to the Board

►  Provide overall leadership to enhance the effectiveness and performance of the Board

►  Ensure that the different duties, responsibilities, and roles of the Board and management are clearly understood and fulfilled

►  Serve as the “hub” of governance activity, overseeing all aspects of Board direction and administration, ensuring the Board works as a cohesive team

►  Ensure the Board meets as many times as necessary to carry out its duties effectively and receives appropriate and timely information from management regarding the Company’s business and affairs

►  Work with the Lead Independent Director, the CEO, the Committee Chairs and other Directors, members of management, and outside advisors, as appropriate, to establish the agenda for each Board meeting

►  Create a cooperative atmosphere where Directors are encouraged to openly discuss, debate and question matters requiring Board attention

►  Foster and facilitate effective communication between the Board and management, both inside and outside of Board meetings

►  Ensure the implementation of the management succession and development plans

►  Partner with the Nominating, Governance and Corporate Responsibility Committee, the Lead Independent Director and the CEO in the recruitment and retention of Directors and management

►  Act as an advisor and confidante to the CEO

►  Partner with the CEO and management in connection with responses to industry-specific or national events

►  Ensure that the Board plays a full and constructive part in the development and determination of the Company’s strategy

►  Serve in the following capacities of industry-specific committees: member of Edison Electric Institute’s Leadership Committee; Chair of the Institute for Nuclear Power Operations; and Chair or member of the Cybersecurity Advisory Committee of the Cybersecurity and Infrastructure Security Agency

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Chris Womack

Role of the Chief Executive Officer

Primary responsibility of leading the day-to-day operations of the business of the Company and its subsidiaries in accordance with the strategic plan and operating and capital budgets determined by the Board

►  Report to the Board

►  Lead the senior team in developing the business plans to deliver on the Company’s strategy and holding the organization accountable for delivering on those strategic goals

►  Set, refine and achieve the value proposition of top quartile returns for stockholders, as well as the other performance targets associated with employee incentive plans

►  Provide strategic leadership to the organization in furthering its objectives around fostering broader diversity within its leadership and workforce, while also serving as a role model for inclusive leadership

►  Effectively manage relationships with key external stakeholders including regulators, legislators, stockholders, and the analyst community, and build strong rapport and credibility with these stakeholders

►  Continue to build and develop a strong leadership team, underpinned by a best-in-class human capital strategy that includes proactive succession planning efforts

►  Ensure that the Company is positioned as an employer of choice within its region, renowned for its collaborative, innovative, and customer-centric culture, and viewed as a role model for diversity and inclusion

►  Partner with the Nominating, Governance and Corporate Responsibility Committee, the Chairman and the Lead Director in the recruitment and retention of Directors and management

►  Drive a program of continued investment in the Company’s system to ensure it can offer promised stockholder returns with superior reliability and cleaner energy to its customers and communities

►  Lead policy and legislative change to support migration from fossil fuels to additional renewable assets within the Company’s generation mix

►  Position the Company to be successful in the face of the evolving energy industry by innovating to offer new products and services valued by its customers, and positioning the Company as the vital link in the changing energy landscape in the service territory

►  In alignment with the mandate to innovate, ensure that Southern is viewed as a good steward of the environment

David J. Grain Role of the Lead Independent Director Provide strong independent leadership and independent oversight of executive management

►  Chair executive sessions of the non-management Directors, which are included on the agenda of every regular board meeting, with the ability to call an executive session

►  Chair Board meetings in the absence of the Executive Chairman

►  Work with the Executive Chairman to set the agenda for Board meetings

►  Approve the agenda (with the ability to add agenda items) and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items

►  Approve information sent to the Board

►  Meet regularly with the Executive Chairman and CEO

►  Act as the principal liaison between the Executive Chairman, the CEO and the non-management Directors (although every Director has direct and complete access to the Executive Chairman and CEO at any time)

►  Serve as the primary contact Director for stockholders and other interested parties

►  Communicate any sensitive issues to the Directors

►  Oversee the independent Directors’ performance evaluation of the Executive Chairman and the CEO, in conjunction with the chair of the Compensation and Talent Development Committee

►  Partner with the Nominating, Governance and Corporate Responsibility Committee, the Chairman and the CEO in the recruitment and retention of Directors and management

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Corporate Governance at Southern Company

The Lead Independent Director is elected by the independent Directors of the Board to serve in the role for a period of generally two to three years. The Board’s succession planning process includes the regular review of the skills, qualifications, attributes and experiences of the independent Directors to identify potential future candidates for the Lead Independent Director role.

Role of the Independent Directors

The Board has strong, independent Directors that provide additional independent leadership to the Board and effective oversight of management.

The independent Directors are free to raise subjects at a Board meeting that are not on the agenda for that meeting. An executive session, which allows the independent Directors to meet without the Chairman and CEO present, is included on the agenda of every regular board meeting.

All of the Board’s six standing committees are comprised solely of independent Directors, and independent Directors chair all of these committees. Each Board committee has a designated member of senior management, other than the Chairman and CEO, that works with the independent Director that chairs that committee to develop the committee’s agenda for each meeting. The independent Director that chairs each committee reviews and approves the agenda and materials to be covered at the upcoming meeting. The independent Directors are free to raise subjects at a committee meeting that are not on the agenda for that meeting. An executive session is included on the agenda of every regular committee meeting.

The independent Directors evaluate the performance of the Chairman and CEO at least annually. The Lead Independent Director, in conjunction with the chair of the Compensation and Talent Development Committee, is responsible for overseeing the evaluation process. Input on the Chairman and CEO’s performance is sought from all of the independent Directors. The Lead Independent Director facilitates a robust discussion of the evaluation results with the independent Directors while meeting in executive session. The Lead Independent Director and the chair of the Compensation and Talent Development Committee together discuss the evaluation with the Chairman and CEO. The evaluation is used by the Compensation and Talent Development Committee to determine the compensation to be recommended for ratification by the independent Directors.

Meetings and Attendance

The Board met seven times in 2022. All of our Directors attended at least 75% of applicable Board and committee meetings in 2022. Our Directors are engaged, as demonstrated by the average Director attendance at all applicable Board and committee meetings in 2022 of 98%.

All Director nominees are expected to participate in the annual meeting of stockholders. All nominees for Director at the 2022 annual meeting attended the meeting.

Board Continuing Education

Directors are encouraged to participate in continuous learning in an effort to promote the investment in knowledge on matters relevant to the Company. On a quarterly basis, we provide our Directors with suggested educational courses on topics including emerging governance issues, compliance and ethics matters, financial and risk oversight and industry-specific subjects. To facilitate ongoing education by our Directors, we pay the costs for registration, tuition and related travel and lodging expenses.

Board and Committee Responsibilities

Oversight of Strategy

The Board and its Committees provide oversight of the Company’s business strategy throughout the year. Various elements of strategy are discussed at every Board meeting, as well as at many meetings of the Board’s Committees, and the Board receives regular updates on progress and execution from, and provides guidance to, our management team.

The Board dedicates at least one meeting each year to a deep dive on strategic planning and oversight. These sessions create a dedicated forum for a fluid exchange of viewpoints and ideas on the Company’s strategic direction and identifying new opportunities and risks as management executes upon the Company’s strategy. In 2022, the Board participated in an

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Corporate Governance at Southern Company

expanded off-site strategy session that included presentations by internal and third-party experts focused on emerging technologies and innovation required for the Company to flourish in a new energy economy. Presentations by internal leaders highlighted endeavors occurring throughout the Company to assess, invest in and deploy innovative solutions and drive outcomes, customer satisfaction, revenue growth and retention and risk mitigation.

Oversight of Risk

The Board and its committees have both general and specific risk oversight responsibilities. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the committees. Any risk oversight that is not allocated to a committee remains with the Board.

At least annually, the Board reviews our risk profile to ensure that oversight of each risk is properly designated to an appropriate committee or the full Board. The charters of the committees and the checklist of agenda items for each committee define the areas of risk for which each committee is responsible for providing ongoing oversight.

Audit Committee

►  Reviews risks and associated risk management activities related to financial reporting and ethics and compliance-related matters.

►  Reviews the adequacy of the risk oversight process and documentation that appropriate enterprise risk management and oversight are occurring. The documentation includes a report that tracks which significant risk reviews have occurred and the committee(s) reviewing such risks. In addition, an overview is provided at least annually of the risk assessment and profile process conducted by Company management.

►  Receives regular updates from Internal Auditing and quarterly updates as part of the disclosure controls process.

Business Security and Resiliency Committee

►  Reviews risks and associated risk management activities related to cybersecurity, physical security, operational resiliency and technological developments and the response to incidents with respect thereto.

►  Reviews the adequacy of processes and procedures to protect critical cyber and physical assets and resiliency of ongoing operations.

Compensation and Talent Development Committee

►  Reviews risks and associated risk management activities related to human capital.

►  Reviews the assessment of risks associated with the Company’s employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives. The review is conducted at least annually and whenever significant changes to any business unit’s compensation practices are under consideration.

Finance Committee	► Reviews risks and associated risk management activities related to financial matters of the Company such as financial integrity, major capital investments, dividend policy, financing programs and financial and capital allocation strategies.

Nominating, Governance and Corporate Responsibility Committee	► Reviews risks and associated risk management activities related to the state and federal regulatory and legislative environment, stockholder activism and environmental, sustainability and corporate social responsibility.

Operations, Environmental and Safety Committee	► Reviews risks and associated risk management activities related to significant operations of the Southern Company system such as safety, system reliability, nuclear, gas and other operations, environmental regulation and policy, net zero carbon strategies, fuel cost and availability.

48	Southern Company 2023 Proxy Statement

Corporate Governance at Southern Company

Each committee provides ongoing oversight for each of our most significant risks designated to it, reports to the Board on their oversight activities and elevates review of risk issues to the Board as appropriate. Each committee has a designated member of executive management as the primary responsible officer for providing information and updates related to the significant risks for that committee. These officers ensure that all significant risks identified in the risk profile we develop are regularly reviewed with the Board and/or the appropriate committee(s).

Southern Company has a robust enterprise risk management program that facilitates identification, communication and management of the most significant risks throughout the Company employing a formalized framework in which risk governance and oversight are largely embedded in existing organizational and control structures. As a part of the governance structure, the CFO serves as the Chief Risk Officer and is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively.

All Directors are actively involved in the risk oversight function, and we believe that our leadership structure supports the Board’s risk oversight responsibility. Each committee is chaired by an independent Director, and the Chairman and CEO does not serve on any committee. There is regular, open communication between management and the Directors.

Oversight of Key ESG Risks

The Board’s oversight of strategy and risks includes oversight of key ESG matters, including climate, human capital, diversity, equity and inclusion, safety and cybersecurity. These matters are important to the long-term success of the Company and, accordingly, are integrated into topics reviewed and discussed at each Board meeting as well as the Board’s annual in-depth strategy session.

Our Committee structure facilitates oversight of ESG issues that impact many areas of our business.

►  Audit Committee oversees the adequacy and effectiveness of internal controls, including the development of internal controls for non-financial ESG-related data and disclosures

►  Business Security and Resiliency Committee oversees cybersecurity, physical security and operational resiliency, including issues and policies relating to climate change and adaptation and its impact on business resiliency

►  Compensation and Talent Development Committee oversees human capital management strategies, practices and programs, including talent acquisition, development and retention; diversity, equity and inclusion; employee engagement and well-being; performance management; and pay equity reviews

►  Finance Committee oversees capital deployment, including alignment of long-term capital allocation strategies with net zero objectives

►  Nominating, Governance and Corporate Responsibility Committee oversees significant corporate responsibility strategies, programs and practices, including environmental sustainability and climate change, supporting community investment and social justice, advancing supplier diversity, public policy advocacy, political contributions and lobbying and assessing ESG feedback from stockholders and other stakeholders

►  Operations, Environmental and Safety Committee oversees reduction of GHG emissions and fleet transition, including net zero carbon strategies, resource planning, emerging technologies and R&D and the impact on employees and communities of implementing the business strategies and operations

Oversight of Cybersecurity

Cybersecurity is a critical component of our risk management program. The Board devotes significant time and attention to overseeing cyber and information security risk, and our strong approach to cybersecurity governance establishes oversight and accountability at every level of the enterprise. The Board’s Business Security and Resiliency Committee, comprised solely of independent Directors, is charged with oversight of risks related to cybersecurity and operational resiliency. The Business Security and Resiliency Committee includes directors with an understanding of cyber issues and with high-level security clearances.

►	The Business Security and Resiliency Committee meets at every regular Board meeting and when needed in the event of a specific threat or emerging issue. The Chair of the Business Security and Resiliency Committee regularly reports out to the Board on key matters considered by the Committee.
►	The Business Security and Resiliency Committee routinely receives presentations on a range of topics, including the threat environment and vulnerability assessments, policies and practices, technology trends and regulatory developments.
►	The Chief Information Security Officer reports to the Business Security and Resiliency Committee at each committee meeting.

Southern Company 2023 Proxy Statement	49

Corporate Governance at Southern Company

We use a risk-based, “all threats” and “defense in depth” approach to identify, protect, detect, respond to and recover from cyber threats. Recognizing that no single technology, process or business control can effectively prevent or mitigate all risks, we employ multiple technologies, processes and controls, all working independently but as part of a cohesive strategy to minimize risk. This strategy is regularly tested through auditing, penetration testing and other exercises designed to assess effectiveness.

►	Overall network security efforts are led by the Chief Information Security Officer and the Technology Security Organization. We utilize a 24/7 Security Operations Center, which facilitates real-time situational awareness across the cyber-threat environment, and a robust Insider Threat Protection Program and Fusion Center that leverages cross-function information sharing to assess insider threat activity.

►	We emphasize security and resiliency through business assurance capabilities and incident response plans designed to identify, evaluate and remediate incidents when they occur. We regularly review and update our plans, policies and technologies and conduct regular training exercises and crisis management preparedness activities to test their effectiveness.

►	We have implemented a security awareness program designed to educate and train employees at least annually, or more often as needed, about risks inherent to human interaction with information and operational technology.

►	Our cybersecurity program increasingly leverages intelligence sharing capabilities about emerging threats within the energy industry, across other industries, with specialized vendors and through public-private partnerships with government intelligence agencies. Such intelligence allows us to better detect and work to prevent emerging cyber threats before they materialize.

►	Our robust cybersecurity policies and standards across the system, many of which are governed by multiple regulatory requirements, are regularly audited by the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission, and periodically evaluated by third parties such as cybersecurity insurance carriers.

►  The U.S. Department of Homeland Security has granted Certification for the Company’s cybersecurity risk management program under the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002.

►  Our CEO co-chairs the Electricity Subsector Coordinating Council, which coordinates industry and federal government preparation for and response to potential national disasters and cyber-attacks.

►  Members of senior management have high-level security clearances to facilitate access to critical information, and we participate in pilot programs with industry and government to share additional information and strengthen cybersecurity and business resiliency.

Succession Planning and Talent Development

Valuing and developing our people is a strategic priority for our Company. To support this priority, we engage in detailed discussions around succession planning and talent development at all levels within our organization. We have robust discussions and actions that occur throughout the year. The Board meets potential leaders at many levels across the organization through formal presentations and informal events on a regular basis.

The Compensation and Talent Development Committee oversees the development and implementation of succession plans for senior leadership positions.

►	The process starts with management undertaking a full internal review of performance and development of leaders across the organization.

►	Management presents and discusses with the Compensation and Talent Development Committee its evaluation and recommendations for senior leadership succession regularly throughout the year. This review includes an assessment of the current readiness of potential successors and development actions necessary for identified individuals.

►	The Compensation and Talent Development Committee updates the Board on these discussions.

The Compensation and Talent Development Committee is also regularly updated on key talent indicators for the overall workforce, including diversity, equity and inclusion, recruiting and development programs.

50	Southern Company 2023 Proxy Statement

Corporate Governance at Southern Company

The Board annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, the CEO annually provides his assessment of senior leaders and their potential to succeed in key senior management positions. The evaluation is done in the context of the business strategy with a focus on risk management.

For a description of the additional CEO succession process undertaken during 2021 and 2022, see page 33.

Political Engagement and Oversight

As a leading energy company that serves many communities through our subsidiaries, it is important to Southern Company’s business success to participate in the political process. We make political contributions in compliance with the laws and regulations that govern such contributions and in alignment with our commitment to act with integrity. We also engage directly with lawmakers and regulators on issues of importance to the Company and its stakeholders. Constructive relationships with policymakers allow our subsidiaries to deliver clean, safe, reliable and affordable energy to customers.

We have put in place decision-making and oversight processes for political expenditures and all governmental relations activities. Both management and the Board play important roles in these governance processes, including independent Director oversight of political expenditures and lobbying activities by our Nominating, Governance and Corporate Responsibility Committee. This also includes periodic review of governmental relations activities by our internal auditing organization to assess compliance with applicable laws and Company policies and procedures, the findings of which are reported to our Audit Committee.

As part of our commitment to good governance, we regularly review our disclosures against best practices. We have also engaged with our stakeholders on this topic in recent years.

As a result of our internal review and stakeholder feedback, in recent years we made the following enhancements to our political engagement and advocacy disclosures.

►  We published our 2021 Trade Association and Climate Engagement Report in October 2022 to provide additional transparency by bringing together existing disclosures and providing analysis and insight into our net zero advocacy positions and memberships in trade associations, along with an assessment of whether the climate change statements or positions of key trade associations are aligned with the goals of the Paris Agreement.

► We describe the principles and public policy advocacy positions that are representative of the views we express in our engagements on climate-related matters.

►  Our Report on Political Engagement Disclosures includes political contributions made by our subsidiaries and the lobbying dollars spent by trade associations that lobby at the state level and to which our subsidiaries pay annual dues of $50,000 or more.

►  Our website highlights disclosure from our annual response to CDP, which provides a broader list of trade associations, groups and coalitions of which we are members and that are likely to influence climate-related policy.

►  Our updated Overview of Southern Company Policies and Practices for Political Engagement tracks the above enhancements.

These disclosures can be found in the Sustainability/ESG section of our website under Policy Engagement and Advocacy at investor.southerncompany.com.

Our robust political engagement disclosures evidence our commitment to transparency, accountability and strong corporate governance. We were recognized as a “Trendsetter” by the 2022 CPA-Zicklin Index of Corporate Political Disclosure and Accountability.

Southern Company 2023 Proxy Statement	51

Corporate Governance at Southern Company

Board Governance Processes

Board and Committee Self-Evaluation Process

The Board and each of its committees have a robust annual self-evaluation process.

1	Board Evaluation	The Lead Independent Director, in conjunction with the Nominating, Governance and Corporate Responsibility Committee, oversees the annual self-assessment process on behalf of the Board.

2	Committee Evaluations	The charter of each committee of the Board also requires an annual performance evaluation, which traditionally is overseen by the chair of each committee.

3	Interviews and Discussion

The Board self-evaluation process involves completion of a written questionnaire by each Board member, followed by an interview of each Director conducted by an independent third party. The independent third party reviews the results of the evaluation process with the Lead Independent Director. The Lead Independent Director leads a discussion with the full Board to review the results of the self-evaluation and identify follow up items.

The committee self-evaluation process involves a review and discussion for each committee.

The process is led by the chair of each committee and is conducted in executive session.

4	Outcome	The objective is to allow the Directors to share their perspectives and consider adjustments or enhancements in response to the feedback.

The Board resumed regular in-person Board meetings during the second half of 2021. As a result of the Board’s self-evaluation processes in recent years and its positive experience with the expansion of virtual Board and committee meeting technology during 2020 and 2021, the Board restructured its meeting schedule for 2022 to continue leveraging virtual technology for its committee meetings and continuing to hold in-person Board meetings to use the Directors’ time more effectively. The Board is continuing with that approach for 2023.

Meetings of Non-Management Directors

An executive session, which allows non-management Directors (our independent Directors) to meet without any members of the Company’s management present, is included on the agenda of each regularly-scheduled Board meeting. These executive sessions promote an open discussion of matters in a manner that is independent of the Chairman and CEO. The Lead Independent Director chairs each of these executive sessions.

Certain Relationships and Related Transactions

We have a robust system for identifying potential related person transactions.

►	Our Audit Committee is responsible for overseeing our Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole.
►	We conduct a review of our financial systems to identify potential conflicts of interest and related person transactions.
►	At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the executive officer, a Director or a related person has a direct or indirect interest.
►	We have a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.

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Corporate Governance at Southern Company

The approval and ratification of any related person transaction would be subject to these written policies and procedures which include:

►	a determination of the need for the goods and services;
►	preparation and evaluation of requests for proposals by supply chain management;
►	the writing of contracts;
►	controls and guidance regarding the evaluation of the proposals; and
►	negotiation of contract terms and conditions.

As appropriate, applicable contracts are also reviewed by individuals in the legal, accounting and/or risk management services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.

In addition to the above procedures, the Board has adopted a written policy pertaining to the approval or ratification of related person transactions by the Nominating, Governance and Corporate Responsibility Committee.

In 2022, Ms. Chelsea Tucker, the wife of Dan Tucker, an executive officer of the Company, was employed by Georgia Power as a customer relationship manager administrator and received total compensation of approximately $144,000.

We do not have any other related person transactions that meet the requirements for disclosure in this proxy statement.

In the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

Communicating with the Board

We encourage stockholders or interested parties to communicate directly with the Board, the independent Directors or the individual Directors, including the Lead Independent Director.

►	Communications may be sent to the Board as a whole, to the independent Directors or to specified Directors, including the Lead Independent Director, by regular mail or electronic mail.
►	Regular mail should be sent to our principal executive offices, to the attention of the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.
►	Electronic mail should be directed to corpgov@southerncompany.com. Stockholders may also contact the Board using the online form located in the Corporate Governance section of our website at investor.southerncompany.com.

With the exception of commercial solicitations, all communications directed to the Board or to specified Directors will be relayed to them.

Information Available on Our Website

Key corporate governance Information is available on our website at investor.southerncompany.com.

► Board of Directors ► Composition of Board Committees ► Board Committee Charters ► Corporate Governance Guidelines ► Company Leadership	► Director and Executive Stock Ownership Guidelines ► Code of Ethics ► Restated Certificate of Incorporation ► Amended and Restated By-Laws (By-Laws)	► SEC Filings ► Overview of Southern Company Policies and Practices for Political Engagement ► Restrictions on Hedging or Pledging

These documents also may be obtained by requesting a copy from the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.

Southern Company 2023 Proxy Statement	53

Corporate Governance at Southern Company

Director Compensation

Only non-employee Directors of the Company are compensated for service on the Board. For 2022, the pay components for non-employee Directors were:

Annual cash retainers
Cash retainer	$110,000
Additional cash retainer if serving as the Lead Independent Director of the Board	$30,000
Additional cash retainer if serving as a chair of a standing committee of the Board	$20,000
Annual equity grant
In deferred common stock units until Board membership ends	$160,000
Meeting fees
Meeting fees are not paid for participation in a meeting of the Board	–
Meeting fees are not paid for participation in a meeting of a committee or subcommittee of the Board	–

Director Compensation Table

The following table reports compensation to the non-employee Directors during 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janaki Akella	110,000	160,000	0	270,000
Juanita Powell Baranco(4)	45,833	66,667	90,000	202,500
Henry A. Clark III	110,000	160,000	0	270,000
Anthony F. Earley, Jr.	130,000	160,000	0	290,000
David J. Grain	140,000	160,000	0	300,000
Colette D. Honorable	110,000	160,000	0	270,000
Donald M. James	110,000	160,000	0	270,000
John D. Johns	130,000	160,000	0	290,000
Dale E. Klein	130,000	160,000	0	290,000
Ernest J. Moniz	130,000	160,000	0	290,000
William G. Smith, Jr.	130,000	160,000	0	290,000
Kristine L. Svinicki(5)	132,917	193,333	0	326,250
E. Jenner Wood III	130,000	160,000	0	290,000

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Represents the grant date fair market value of deferred common stock units.
(3)	No non-employee Director of the Company received perquisites in an amount above the reporting threshold.
(4)	Ms. Baranco retired from the Board on May 25, 2022. During 2022, Ms. Baranco received compensation of $90,000 for the provision of professional consulting services and advice to the Company and the Board regarding CEO succession planning pursuant to a consulting agreement entered into with Southern Company Services, Inc. on June 9, 2022. The consulting agreement provides for a monthly retainer fee of $15,000 and automatically terminates on June 8, 2023, unless terminated earlier or extended upon mutual agreement. The consulting agreement contains standard confidentiality provisions.
(5)	Ms. Svinicki was elected to the Board effective October 17, 2021 and received compensation for her 2021 service in January 2022.

54	Southern Company 2023 Proxy Statement

Corporate Governance at Southern Company

Director Stock Ownership Guidelines

Under our Corporate Governance Guidelines, non-employee Directors are required to beneficially own, within five years of their initial election to the Board, common stock of the Company equal to at least five times the annual cash retainer. The annual equity grant for non-employee Directors is required to be deferred until Board membership ends. All non-employee Directors either meet the stock ownership guideline or are expected to meet the guideline within the allowed timeframe.

Director Deferred Compensation Plan

The annual equity grant to the independent Directors is required to be deferred in shares of common stock. The shares are not distributed until membership on the Board ends. The deferral is made under the Director Deferred Compensation Plan and earns dividends which are reinvested in additional shares of common stock until distribution. Upon leaving the Board, distributions are made in common stock.

In addition, Directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the Board ends. Such deferred compensation may be invested as follows, at the Director’s election:

►	in common stock units which earn dividends as if invested in common stock and are distributed in shares of common stock or cash upon leaving the Board; or

►	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested. For compensation earned prior to 2022, each Director was permitted to make one election to receive compensation deferred through the Director Deferred Compensation Plan upon leaving the Board in either a lump-sum payment or up to 10 annual distributions. In other words, all deferrals made by a Director in the Director Deferred Compensation Plan were subject to one distribution election. Beginning with compensation earned during 2022, each Director may annually elect the manner of distribution of compensation deferred through the Director Deferred Compensation Plan for a calendar year, either a lump-sum payment or up to 10 annual distributions. A distribution election must be made no later than December 31 of the year prior to the year in which the compensation will be earned.

Southern Company 2023 Proxy Statement	55

ITEM 2

Advisory Vote to Approve Executive Compensation (Say on Pay)

►	As described in the CD&A beginning on page 58, we believe our compensation program provides the appropriate mix of fixed and at-risk compensation.
►	The short- and long-term performance-based compensation program for our CEO ties pay to Company performance, rewards achievement of financial and operational goals, relative TSR and progress on meeting our GHG reduction goals, encourages individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

The Board recommends a vote FOR this proposal

We design our compensation program to attract, engage, competitively compensate and retain our employees. We target the total direct compensation for our executives at market median and place a very significant portion of that target compensation at risk, subject to achieving both short-term and long-term performance goals.

The Compensation and Talent Development Committee believes that our compensation programs effectively align executive pay with performance by:

►	Placing the vast majority (92%) of the CEO’s total compensation at risk

►	Striking the right balance between short- and long-term results

►	Selecting appropriate performance metrics, including market-based measures such as relative TSR, long-term value creation metrics such as EPS and ROE, progress in meeting GHG reduction goals (for the CEO, the CFO and the EVP of Operations), annual operational goals and individual performance goals that drive our long-term business strategy

►	Actively evaluating the impact of any EPS adjustments on compensation decisions

►	Exercising its discretion to reduce payouts to ensure alignment with stockholder interests and feedback

At our 2022 annual meeting, we received 95% support of votes cast on our executive compensation program.

Throughout 2022 and into 2023, we continued our robust stockholder outreach program. Our independent Directors, including our Lead Independent Director, the Chair of our Compensation and Talent Development Committee and the Chair of our Nominating, Governance and Corporate Responsibility Committee, have participated in key engagements. Feedback from our stockholders is carefully considered by the Compensation and Talent Development Committee in making compensation decisions.

Stockholders are voting to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative in the proxy statement.”

Although it is non-binding on the Board, the Compensation and Talent Development Committee will review and consider the vote results when making future decisions about the executive compensation program.

56	Southern Company 2023 Proxy Statement

ITEM 3

Advisory Vote to Approve Frequency of Future Advisory Votes on Executive Compensation (Say on Frequency)

►	Shareholders are being provided the opportunity to vote on the frequency of the advisory vote to approve executive compensation (Say on Frequency), which is required at least once every six years. The frequency options are to hold the advisory vote every one, two or three years. In both 2011 and 2017, the Board recommended and the stockholders voted overwhelmingly in favor of holding the Say on Pay vote every year. The Board continues to believe that the Say on Pay vote should be held every year.

The Board recommends a vote for ONE YEAR for this proposal

In addition to requiring a Say on Pay advisory vote to approve executive compensation described in Item 2 above, the securities laws require us to hold an advisory vote on the frequency of the Say on Pay vote (Say on Frequency) at least once every six years. The last Say on Frequency vote was held in 2017, where the Board recommended and stockholders voted in favor of holding the Say on Pay vote every year. We have provided an annual Say on Pay vote each year since 2011.

We are again asking stockholders to indicate their preference for how often to hold the Say on Pay vote – every one, two or three years. After considering the options, the Board determined that having a Say on Pay vote every year continues to be the most appropriate option for the Company.

The Compensation and Talent Development Committee carefully considers executive compensation program decisions each year, taking stockholder feedback into account in making those decisions. The Board believes that an annual Say on Pay vote is an important part of that process.

Although it is not binding on the Board, the indicated preference of stockholders as expressed through this Say on Frequency vote will be taken into consideration when making future decisions regarding the frequency of future Say on Pay votes.

Southern Company 2023 Proxy Statement	57

Compensation Discussion and Analysis

What you will find in this CD&A:

CD&A At-a-Glance	59
We highlight key items that are discussed in the CD&A
Letter from the Compensation and Talent Development Committee	61
The Compensation and Talent Development Committee (Compensation Committee or Committee) describes its key focus areas for 2022 and its key decisions with respect to pay for the year
CEO Pay for Performance and Alignment with Stockholder Interests	63
We demonstrate how CEO pay is aligned with our performance and stockholder interests
Stockholder Outreach and Say on Pay Response	65
We describe what we heard from investors on executive compensation topics from our outreach efforts and how the Committee responded to the input
Executive Compensation Program	67
We describe the details of our executive compensation program, including base salary, short- and long-term incentive awards and benefits
GHG Reduction Metric	77
We describe the metric that is aligned with our GHG emission reduction goals and part of the long-term incentive award for key executives, including the CEO, CFO and EVP of Operations
Compensation Governance Practices, Beliefs and Oversight	82
We describe our key compensation beliefs, the active compensation governance oversight by the Committee and the Board, peer groups, clawback policy and other compensation policies and practices
This CD&A focuses on the compensation for our CEO, CFO and our three other most highly compensated executive officers serving at the end of 2022. Collectively, these officers are referred to as the NEOs.
Tom Fanning
Chairman and CEO of Southern
Company*
Dan Tucker
Executive Vice President and
CFO of Southern Company
Chris Womack
President of Southern Company and
member of the Board*
Stephen Kuczynski
Chairman and CEO of Southern Nuclear
Mark Crosswhite
Retired Chairman, President and
CEO of Alabama Power

*	In January 2023, the Board announced its CEO succession plan. Effective March 31, 2023, Mr. Womack assumed the role of President of the Company and joined the Board. Effective immediately following the conclusion of the annual meeting, Mr. Fanning will assume the role of Executive Chairman of the Board and Mr. Womack will assume the role of CEO of the Company. References throughout this CD&A to the CEO compensation relate to Mr. Fanning as he served in the CEO role for all of 2022.

58	Southern Company 2023 Proxy Statement

Compensation Discussion and Analysis

CD&A At-A-Glance

Key 2022 Company Highlights

Adjusted EPS at Top End	Best-in-class customer service
of guidance range	reflecting excellent operational reliability throughout the year
8.2% Annualized TSR	Major milestones achieved at Plant Vogtle
over the last 3 years	construction project
Retail sales remained strong	Focus on our employees
supported by continued economic and customer growth in the Southeast	to keep them healthy and safe and promote a diverse, inclusive and innovative culture
Moving forward toward net zero by 2050	$2.9 billion
progressed on intent to retire or repower significant portion of coal generation fleet by 2028, as previously disclosed to state agencies	in dividends to stockholders
75 consecutive years	21 consecutive years
of dividends paid	of dividend increases

Southern Company 2023 Proxy Statement	59

Compensation Discussion and Analysis

2022 Compensation Decisions for our Executive Leadership
►	Calculated incentive compensation payouts for 2022 reflect the Company’s robust operational performance, including a consistent focus on system reliability, enhanced cyber and physical security measures and the delivery of strong adjusted financial results for our stockholders.
►	The CEO’s leadership remained critical to the Company’s overall success in 2022. The Committee’s evaluation of the CEO’s performance considered a number of factors, including:
●	The CEO maintained focus on our key operational and customer service objectives, oversaw constructive regulatory outcomes across several subsidiaries and helped to ensure our hiring, training and retention practices remained robust within a tight labor market and evolving economic uncertainties.
●	The CEO was also instrumental in the continued execution of our long-term strategy, including divesting of non-core assets and furthering focus on our regulated utility business lines.
●	The CEO maintained a continued focus on the transition of our generating fleet to lower GHG emitting sources and targeted opportunities to reduce emissions across the energy value chain.
●	The CEO led meaningful progress at Plant Vogtle Units 3 and 4, though challenges resulted in net charges against earnings for 2022.
►	Consistent with its historical approach to aligning pay with performance and stockholder interests related to earnings impacts from the construction at Plant Vogtle, the Committee applied negative discretion to reduce the calculated 2022 short-term incentive payout for the CEO by approximately $1.7 million.
►	For other members of senior management, one of whom is an NEO, certain Vogtle-related performance awards were forfeited as of December 31, 2022 due to delay in the completion of specific milestones for the Plant Vogtle Units 3 and 4 construction project. The value of the forgone awards was in excess of $2.5 million.

2022 Compensation Program Updates
►	Strategic Enhancements to Short-Term and Long-Term Incentive Compensation Program Aligned with our Decarbonization Strategy
►	Short-Term Incentive Compensation Net Zero Availability: Added new operational metric that measures the availability of zero-carbon generation resources, such as nuclear, solar, wind, etc., aligned with our efforts to increase our renewable and carbon-free generation footprint
►	Long-Term Incentive Compensation GHG Reduction Goal: Enhanced several components of the GHG emission reduction goals:
●	Extended participation beyond the CEO to two additional senior executives, including the CFO and the EVP of Operations
●	Refined targets to better reflect renewable resource capacity factors and battery storage
●	Broadened the range of the qualitative assessment to more accurately capture both upside and downside risk related to meeting the GHG goals
►	Increased the portion of the CEO’s long-term incentive compensation award tied to TSR and ROE: Reallocated 25% of the CEO’s LTIP award from PRSUs to PSUs based on relative TSR and ROE
►	Reviewed Change-in-Control Plans: Completed an in-depth analysis and comprehensive restatement of our change-in-control related compensation plans to align with market best practices and confirm double-trigger vesting requirements

60	Southern Company 2023 Proxy Statement

Letter from the Compensation and Talent Development Committee

To our Fellow Stockholders:

During 2022, we continued our focus on the Company’s core commitment to provide clean, safe, reliable and affordable energy to the customers and communities we serve. We achieved outstanding operational performance during 2022, with the contributions of our more than 27,000 employees allowing us to meet record peak demands throughout the year. Our strong financial performance was driven by continued investment in our state regulated utilities and sustained economic and customer growth throughout the Southeast, posting adjusted EPS for 2022 at the top end of our guidance range. The Company achieved constructive regulatory outcomes across several subsidiaries. Georgia Power successfully achieved major milestones at Plant Vogtle Units 3 and 4.

Under the leadership of our Chairman and CEO Tom Fanning, these successes facilitated the Company’s goal of delivering long-term value to stockholders with appropriate risk-adjusted TSR. Underpinning these successes is our commitment to excel at the fundamentals, which includes prioritizing customers and communities, as well as focusing on the well-being of our employees. See page 8 for the 2022 Company performance overview.

In early 2023, the Company announced a CEO succession plan that was the culmination of a robust succession planning process, as described on page 33. The Chair of the Compensation Committee was a member of the Succession Committee that led the process.

Compensation Committee Oversight and Engagement

We remained actively engaged in our oversight responsibilities for executive compensation, leadership and talent development, and human capital management, including a continued focus on employee health and well-being. We aim to implement compensation programs that are:

►  Designed and administered to drive long-term value creation for our stockholders;

►  Reflective of feedback from our ongoing stockholder engagement program;

►  Responsive to the dynamic environments in which our executives and workforce operate;

►  Supportive of the Company’s plan to reduce GHG emissions and meet its interim and net zero goal; and

►  Aligned with our compensation beliefs.

The five independent Directors serving on our Committee bring a diverse range of qualifications, attributes, skills, experiences and perspectives to our decision making. Our Committee members currently include the Chairs of our Board’s Finance Committee and Operations, Environmental and Safety Committee, both of whom provide constructive insights on both our rigorous compensation plan design and annual performance assessments. We are committed to aligning pay with performance each year; hiring, developing and retaining a diverse pool of talent; and promoting alignment of our compensation program with the Company’s long-term strategy and stockholders’ expectations.

Building on the foundation we created over the past several years, we continued our strong and active involvement in stockholder outreach, which includes independent Director participation in key engagements. Directors directly engage with stockholders and receive regular updates from management on our stockholder engagement program.

Below is an overview of the Committee’s key focus areas over the past year.

Succession Planning

►  In addition to the CEO succession process, we maintained our focus on succession planning for other members of the senior management team. Several management changes at our regulated utilities were also announced in early 2023 as part of the Company’s comprehensive succession and management transition plan. We believe that these leadership changes will deepen the strength of the Company’s management bench. We continue to test and refine our robust talent pipeline to help ensure that it can provide the same dynamic, visionary and capable leaders.

►  Our Committee met and discussed senior leadership talent and the overall company-wide talent management process throughout the year, and facilitated regular exposure, through Board meetings and other opportunities, to high potential employees throughout 2022.

Human Capital Management

►  Management teams of several Company subsidiaries provided regular human capital updates on their specific initiatives for employee attraction, engagement and retention; diversity, equity and inclusion initiatives and results; pay equity analysis; and employee feedback and outreach efforts and results.

►  In light of continuing tight labor market conditions and evolving economic uncertainty, we analyzed and refined our total rewards to meet the diverse needs of our employees, including the executive team, and to attract and retain talent in a constantly evolving market. We reviewed and studied multiple reliable sources of wage and economic data (nationally, regionally, within the industry and across other companies) to maintain competitiveness within our markets.

►  We continued supporting employees by offering remote and hybrid work schedules, providing flexibility, while focusing on employee well-being.

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Compensation Metrics that Support GHG Reduction Goals and Sustainable Business Practices

►  We have received positive feedback from our stakeholders on our approach to aligning a meaningful portion of the CEO’s long-term equity incentive award to the Company’s 2030 and 2050 GHG emission reduction goals. We continued this practice in 2022 and into 2023.

►  We enhanced several components of our long-term incentive GHG emission reduction goals for the 2022 performance year:

●  Extended the application of the GHG goal to two additional senior executives, including the CFO and the EVP of Operations,

●  Refined targets to consider renewable resource capacity factors and battery storage, and

●  Broadened the assessment range of the qualitative assessment to include both downside and upside outcomes.

►  We continued using operational metrics in the annual incentive compensation program that include safety, workforce diversity, supplier diversity, customer satisfaction and other measures to support our sustainable business model. For 2022, we implemented a new zero carbon resource availability goal for annual incentive compensation.

CEO Performance Assessment

►  We reviewed and approved the CEO’s performance goals for 2022 and engaged in ongoing performance assessment dialogue throughout the year.

►  Utilizing an independent third-party, we facilitated the CEO performance review with the independent members of the Board.

Compensation Plan Design and Alignment with Business Strategy and Stockholder Interests

►  We conducted our annual rigorous program evaluation to assess our incentive plan design’s effectiveness at striking the right balance between short- and long-term results and is aligned with business strategy, key financial objectives and stockholder interests.

►  We believe our compensation plan design works as intended to align CEO performance with the long-term strategy of our business and value creation for stockholders. To that end, we have re-aligned a significant portion of the CEO’s performance-based long-term incentive compensation previously linked to cash flow from operations to financial metrics (TSR and ROE) to be more directly aligned with our stockholders interests. More details are on page 67.

►  Our Committee continued active engagement in assessing goal rigor and evaluating earnings adjustments that impact compensation, both positive and negative, in making payout decisions by considering (1) management’s control over the item, (2) whether the item was contemplated in the financial plan, (3) alignment of pay outcome with stockholder impact and (4) alignment of pay outcome with management accountability.

2022 Incentive Compensation Pay Decisions for the CEO and Other Executives

2022 was a year in which our businesses continued to demonstrate operational excellence and executed on our strategic vision, positioning the Company to create shareholder value for years to come. We maintained our exceptional track record of strong reliability and outstanding customer service while remaining focused on the well-being of our employees.

The outstanding leadership demonstrated by the CEO and executive team was key to the Company’s successes throughout the year. These successes included finishing at the top end of our 2022 EPS goal on an adjusted basis, exceeding our 2022 operational goals and our 2020-2022 GHG reduction target goal as well at finishing in the top quartile of our peers on our three-year TSR goal.

The Company made substantial progress on Plant Vogtle Units 3 and 4 during 2022, including completing fuel load for Unit 3. Despite the progress, increases to the total project capital cost forecast resulted in net after-tax charges to income for 2022 of $137 million, or $0.13 per share.

Consistent with prior years and our focus on aligning pay with stockholder interests, we felt it was appropriate to take into account these charges against earnings for 2022 when considering executive compensation payouts. Accordingly, we applied negative discretion to reduce the calculated CEO 2022 annual incentive payout by approximately $1.7 million.

For certain other members of senior management, including one NEO, certain Vogtle-related performance awards were forfeited as of December 31, 2022 due to the delay in the completion of specific Plant Vogtle Unit 3 and 4 construction project milestones. These performance awards were designed to provide accountability and link these executives’ compensation to the successful completion of milestones in accordance with the schedule approved by the Georgia PSC. The value of the forgone awards was in excess of $2.5 million.

Report of the Compensation Committee

We met with management to review and discuss the CD&A. Based on that review and discussion, we recommended to the Board that the CD&A be included in this proxy statement.

John D. Johns	Dr. Janaki Akella	Donald M. James	Dale E. Klein	E. Jenner Wood III

62	Southern Company 2023 Proxy Statement

Compensation Discussion and Analysis

CEO Pay for Performance and Alignment with Stockholder Interests

2022 CEO Incentive Payouts Demonstrate Pay for Performance and Alignment with Stockholder Interests

We demonstrate strong alignment between CEO pay and Company performance based on three factors:

1.  Placing the overwhelming majority of the CEO’s total compensation at risk

2.  Selecting metrics and targets to align pay with long-term value creation for stockholders

3.  Actively reviewing earnings adjustments to appropriately align payout in a manner consistent with stockholder interests and stockholder feedback

CEO Pay Aligned with Long-Term Total Shareholder Return

We continue to create significant long-term stockholder returns through stock price appreciation and dividends paid to our stockholders. The chart below demonstrates the link between CEO incentive pay and the Company’s three-year stock price performance relative to the industry peer group for the years from 2020 through 2022.

►  The majority of the CEO incentive compensation was tied to stockholder value created from 2020 to 2022 relative to our industry peers* and strong return on equity results.

►  From 2020 through 2022, we have consistently performed in the top quartile of our TSR peer group for each 3-year performance period and significantly above the median TSR for the peer group.

Strong adjusted EPS growth for 2020–2022 allowed us to deliver consistent dividend growth for stockholders

►  Over the last three years, we continued to deliver strong adjusted EPS results at or above the top end of our projected EPS guidance ranges. These results were driven by a combination of constructive regulatory outcomes for customers and stockholders and effective cost discipline. More details on our performance can be found at page 8.

►  This performance has enabled us to increase dividends per share for 21 consecutive years. Moreover, we have paid a dividend equal to or greater than the prior year for the last 75 years.

Reported EPS was $2.95 in 2020, $2.26 in 2021 and $3.28 in 2022. For a reconciliation of adjusted EPS to EPS under GAAP, see page 125.

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Compensation Discussion and Analysis

CEO Incentive Pay Strongly Aligned to 3-Year Stock Price Performance Relative to TSR Peer Group* (CEO pay in millions)	Southern Annualized TSR Consistently in Top Quartile and Significantly Above the Average TSR for Relative Peer Group*

	Target Incentive Pay Represents the target short-term incentive (PPP) and the target PSU granted for the applicable year. For 2020 and 2021, 25% of LTI grant was PRSUs. For 2022, the 25% previously allocated to PRSUs was allocated to relative TSR and ROE PSUs providing for a better alignment with shareholder’s interests. Though PRSUs have a performance hurdle, they are excluded from the 2020 and 2021 targets as they are less sensitive to TSR performance.	A significant portion of the 2022 CEO actual incentive payout is tied to total shareholder returns relative to our TSR peer group.*
Actual Incentive Pay Represents actual short-term incentive (PPP) and PSU payouts for the applicable year, including stock price appreciation and the application of any negative discretion by the Committee
3-Year TSR % Rank Percentile rank for Southern’s TSR compared to the relative TSR for the industry peer group for the 3-year performance period ending in the applicable year*
*	Industry peers selected by the Committee for determining TSR performance are generally consistent over the last three years, with minor adjustments for mergers or other business combinations and refinements, based on recommendations from our independent compensation consultant, to better match the Company’s profile (see page 84), and are disclosed in the applicable proxy statement for the year the PSU grant was made.

 CEO Pay Aligned with Consistent Progress toward Reducing GHG Emissions

Starting in 2019, we aligned a portion of the CEO long-term incentive pay with our GHG emission reduction goals. The addition of zero carbon generation resources and the retirement of coal generating units (cumulative megawatt change) has driven progress toward our goal of achieving GHG emissions reductions of 50% from 2007 levels by 2030 and net zero by 2050. Achievement for the 2020-2022 performance period quantitative metric and qualitative modifier above target is consistent with the Company’s progress in its decarbonization efforts. More details can be found on page 77.

2020 to 2024 Planned and Actual Trajectory Toward Cumulative MW Change Goal

2020-2022 GHG Reduction Goal Achievement Calculation

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Compensation Discussion and Analysis

Stockholder Outreach and Say on Pay Response

We are committed to year-round engagement with our stockholders. Feedback from our stockholders has resulted in changes to our executive compensation program and enhancements to our disclosures over time.

Through 2022 and early 2023, we continued our stockholder outreach efforts, directly contacting the holders of about 50% of our stock. Since January 2022, we have engaged with stockholders representing over 30% of our stock. Independent Directors participated directly in many of these key engagements.

An overview of what we heard from these engagements with respect to executive compensation matters and how we have responded isdescribed below.

At our 2022 annual meeting, we received 95% support of the votes cast on the Say on Pay vote, which follows a stockholder vote of over 95% support in 2021.

What we heard

  Alignment of pay with GHG reduction efforts

►  Stockholders continue to support linking CEO pay and GHG reduction goals and overwhelmingly support including the metric as part of long-term equity incentive pay rather than the annual incentive

►  Stockholders continue to express support for the GHG goal quantitative metric that measures key changes in megawatts, reflecting the transition in our fleet, as compared to a percentage decrease in emissions, which is more likely to be impacted by annual changes to weather patterns and the strength of the economy that is outside of management’s control; stockholders also continue to express support for the qualitative modifier that is part of the GHG goal

►  A group of stockholders asked the Committee to consider broadening the qualitative modifier payout range and to enhance disclosure of the factors considered by the Committee in its qualitative assessment

►  Most stockholders continue to believe that aligning 10% of the CEO’s target long-term incentive award with our GHG reduction goals is appropriate, though some stockholders suggested an increase in the percentage

►  A group of stockholders asked the Committee to consider expanding application of the GHG goal as part of the long-term incentive award to other members of the executive team

►  A group of stockholders asked the Committee to consider ways to align annual incentive compensation for a broader group of employees with our decarbonization efforts

What we did

  Committee continued to include the GHG reduction compensation metric in 2022 CEO incentive awards

●  Committee continued using a quantitative metric of cumulative megawatt change as a reliable measure of progress in our fleet transition, along with a qualitative modifier

●  Enhanced disclosure of the factors considered by the Committee in its qualitative assessment of progress toward net zero by 2050

  Committee continued to align 10% of the CEO’s long-term equity incentive award with our GHG reduction goals, noting that stockholders representing a significant percentage of ownership support the relative allocation among TSR, ROE and GHG as appropriately aligned with financial, market-based and GHG performance goals; given that there are some stockholders that continue to suggest an increase in the weighting of the GHG goal, we plan to continue to seek shareholder feedback on this topic during 2023

  In response to stockholder feedback, the Committee updated the GHG goal beginning with the 2022-2024 performance period:

●  Set an ambitious stretch goal for the quantitative metric

●  Broadened the qualitative modifier payout range to better reflect potential upside and downside risk related to meeting the GHG goal

●  Expanded and better differentiated the types of zero-carbon generation that are used to both set the goal and to measure performance against the goal

●  Expanded the individuals that have the GHG goal as part of their long-term incentive award to include the CFO and the EVP of Operations, individuals with system wide responsibility related to meeting our emission reduction goals

  In response to stockholder feedback, the Committee added a net zero availability metric to the short-term incentive award in 2022 that applies to almost 15% of our employees

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Compensation Discussion and Analysis

What we heard

   Alignment between CEO pay and financial performance

Consistent with the 95% support for the 2022 Say on Pay vote, stockholders expressed the following:

►  Satisfaction with the 2021 payout decisions

►  Support of the overall pay program designs

►  Trust that the Committee will carefully assess each adjustment to earnings and act to promote pay for performance alignment and consider the stockholder experience

What we did

  Committee continued to evaluate plan design to help ensure that the programs are producing outcomes that are aligned with stockholders’ interests and overall Company performance. At the same time, we did not make significant changes to the overall plan design given stockholders’ year-over-year support for the program

  Committee continued to review all adjustments to earnings, whether positive or negative, to determine their appropriateness based on management control, materiality and overall impact to investors

  After thoughtful consideration by the Committee and consultation with the independent compensation consultant, in light of the net charges to earnings for the Vogtle construction project in 2022, the Committee exercised negative discretion and reduced the CEO’s calculated 2022 incentive payout by approximately $1.7 million

  Committee remained consistent in applying negative discretion to ensure accountability for large construction projects consistent with stockholder interests

  Focus on human capital management

►  Interest from stockholders on succession planning for key executive positions

►  Interest from stockholders in our DE&I efforts, talent development and transparency on workforce diversity data, including disclosure of our EEO-1 workforce diversity data

  Committee continued to focus on talent development and DE&I efforts

  Company published its 2022 Moving to Equity annual update report in early 2023

  Company continued providing aggregated EEO-1 workforce diversity data in 2022 and has committed to do so on an annual basis

  Continued engagement and regular review sessions for CEO and senior management succession planning with the support of an external consultant that specializes insuccession planning

Executive Compensation Best Practices

What We Do	What We Don’t Do

  Compensation Committee focuses on aligning actual payouts with performance and stockholder interests

  100% of short- and long-term incentive awards are performance based

  Independent compensation consultant retained by the Compensation Committee

  Policy against hedging and pledging of stock by Directors and executive officers

  Executive officers receive limited ongoing perquisites that make up a small portion of total compensation

  Change-in-control severance payouts require double-trigger of change in control and termination of employment

  Strong stock ownership requirements for Directors and executive officers

  Annual pay risk assessment undertaken with input from an independent consultant

  Clawback provision applies to all incentive compensation awards with enhanced Clawback Policy provisions for key executives

  92% of CEO target pay is at risk based on achievement of performance goals

  Engagement in year-round stockholder outreach efforts

  Dividends on stock awards received only if underlying award is earned

  Annual compensation audit conducted to help ensure pay equity

  No tax gross ups for executive officers (except on certain relocation-related expenses)

  No employment agreements with our executive officers

  No stock option repricing

  No excise tax gross-ups on change-in control severance arrangement

66	Southern Company 2023 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Program

Overview of Key Compensation Components

Element	Vehicle	Link to Stockholder Value
Base Salary	Cash	► Fixed cash compensation rewards scope of responsibility, experience and individual performance to attract and retain top talent
Annual Performance Pay Program (PPP)	Cash

►  Promotes strong short-term business results by rewarding value drivers, without creating an incentive to take excessive risk

►  Serves as key compensation vehicle for rewarding annual results and differentiating performance each year

Long-Term Program	Performance share units (PSUs) (paid in shares of common stock) Performance- based restricted stock units (PRSUs) (paid in shares of common stock)

►  PSUs reward achievement of financial goals and stock price performance compared to utility peers over a three-year period

►  PRSUs reward achievement of financial goals related to our ability to pay regular dividends while promoting employee retention

►  Equity awards provide a significant stake in the long-term financial success of the Company that is aligned with stockholder interests and promotes employee retention

►  For the CEO, CFO, and EVP of Operations, PSUs link a meaningful portion of long-term compensation with the Company’s GHG reduction goals

►  For the CEO, the entire 2022 LTI grant is allocated to PSUs

Employee Savings Plan	401(k) plan	► Creates shared responsibility for retirement through matching contributions
Pension Benefits	Defined benefit pension plan and restoration plans	► Financially efficient vehicle to provide market-competitive retirement benefits while promoting employee retention

CEO Target Pay Decisions

►  In consultation with its independent consultant, the Committee carefully evaluated the CEO compensation of peer utility companies, assessing the relative size and complexity of each to Southern Company. Based on Southern Company falling within the top decile of its compensation peer group, based on market capitalization, and considering the outstanding performance of the CEO, the Committee approved the following changes for 2022: increased base salary by $100,000, increased target PPP opportunity from 190% to 200% of base salary, and increased target LTI opportunity from 875% to 975% of base salary.

►  These changes were made in recognition of the importance of the CEO’s instrumental leadership in guiding the Company as we achieved major milestones on the nation’s largest construction project while operating in ever changing market conditions and opportunities. For the past 13 years, our CEO has led the development of our clean energy strategy, overseen major construction projects, driven industry-leading operational performance, and led us through several major transactions as we restructured our portfolio of businesses to reduce risk and improve returns. The Committee recognizes the strong leadership of Mr. Fanning within Southern Company and across the utility industry.

►  For 2023, the Committee set the CEO’s base salary, PPP target opportunity and LTI target opportunity consistent with 2022 amounts in light of the CEO transition during the year.

►  The Committee has not yet made compensation decisions for the incoming CEO or Executive Chairman roles. When made, the compensation decisions will be publicly disclosed in accordance with applicable SEC requirements.

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Compensation Discussion and Analysis

Base Salary

►  The CEO recommends base salary adjustments for each of the other executive officers for the Committee’s review and approval. The recommendations consider competitive market data provided by the Committee’s independent compensation consultant, the need to retain an experienced team, internal equity, time in position, recent base salary adjustments and individual performance. Individual performance includes, among other things, the individual’s relative contributions to the achievement of financial and operational goals in prior years.

►  Base salary adjustments are effective as of March 1 each year.

►  The Committee determines the CEO’s base salary based on its comprehensive review of his individual performance, considering competitive market data provided by the independent compensation consultant.

Name	March 1, 2022 Base Salary ($)	March 1, 2021 Base Salary ($)
Tom Fanning	1,700,000	1,600,000
Dan Tucker(1)	718,875	675,000
Chris Womack	904,984	849,750
Stephen Kuczynski	877,592	839,801
Mark Crosswhite	922,605	882,876

(1)	Effective September 1, 2021, Mr. Tucker’s annual base salary increased from $417,623 to $675,000 in connection with his promotion to Executive Vice President and CFO of the Company.

Annual Incentive Compensation (At Risk)

2022 Annual Performance Pay Program (PPP)

The formula for computing PPP payouts is as follows:

Base Salary	Target Award Percentage	Performance Goal Achievement	PPP Award Earned
	(% of Base Salary; varies by pay grade)	(% of target level; payout ranges from 0% to 200%)

PPP Goal Rigor and Process Used to Set Goals

►  The Committee establishes the financial goals for EPS and net income based on the Company’s financial plan and value proposition, focusing on providing regular, predictable and sustainable EPS and dividend growth.

►  The Company’s goal setting process employs a multi-layered approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to help ensure that the goals are sufficiently rigorous. Goals are calibrated in part based on relative performance versus peer companies.

►  No payout under the PPP can be made if events occur that impact the Company’s financial ability to fund the common stock dividends.

2022 PPP Goal Weighting

CEO and CFO	Other NEOs

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Compensation Discussion and Analysis

Financial Goal Setting Process

Belief: The Committee believes that paying on adjusted EPS and net income in conjunction with active Committee engagement aligns pay outcomes with stockholder interests

The Committee reviews the financial plan approved by the Finance Committee to reflect the current economic and regulatory environment and expectations for investment opportunities with the aim to deliver regular, predictable and sustainable EPS and dividend growth to investors over the long-term.

The Committee believes that setting goals in support of the achievement of our long-term EPS growth objectives is in the best interest of investors, rather than comparisons of year-over-year GAAP results. This approach focuses on the long-term EPS growth trajectory and, when setting the EPS goal, considers unique factors that may have impacted the prior year’s results, such as:

►  Weather-related revenue and expenses

►  Regulatory, legislative or policy changes from federal or state authorities

►  Impact of acquisitions and dispositions

The Committee calibrates the EPS goal to align with our publicly announced guidance range and considers industry comparisons and growth expectations to establish the threshold, target and maximum performance levels. This process resulted in the Committee setting the following EPS goal for 2022.

EPS Guidance Range	EPS Target (Middle of Guidance)	Year over Year EPS Target Increase
$3.50 - $3.60	$3.55	$0.25 or 7.6%

Belief: When determining payouts on the EPS goal, the Committee remains actively engaged at every regular Committee meeting in reviewing any EPS or net income adjustments

In determining EPS adjustments, the Committee considers:

►  Whether the item was contemplated in the financial plan

►  Whether the item was outside of normal operations (one-time versus recurring item or something outside of management’s control)

►  Whether the pay outcome would align with stockholder interests

In 2022, the Committee applied negative discretion to reduce the CEO’s incentive compensation payout as a result of the net charges against 2022 earnings related to the Vogtle construction project. This approach is consistent with prior Committee practice and the Committee’s focus on aligning pay with stockholder interests. Since 2017, the cumulative impact of the Committee’s exercise of negative discretion on the CEO’s calculated incentive payouts related to charges against earnings from large construction projects is a reduction of over $20 million.

Operational Goal Setting Process
Belief: The Committee believes that operational goal targets should be set at challenging levels to achieve and drive long-term growth and success

The Committee establishes operational goals that are primarily based on industry benchmarks, with the objective of delivering top quartile results compared to industry peers. For goals that do not have a comparable industry benchmark, the Committee sets stretch targets to motivate continuous improvement.

As part of its goal-setting process, the Committee reviews previous goals and performance along with input from the Operations, Environmental and Safety Committee on operational goals to appropriately align the threshold, target and maximum goals with expected Company performance.

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Compensation Discussion and Analysis

2022 Financial Performance

Financial Goal Achievement for 2022 PPP

We exceeded the financial goals set by the Committee for 2022.

Financial Goals	Threshold ($)	Target ($)	Maximum ($)	Result(1) ($)	Calculated Achievement (%)
EPS	3.38	3.55	3.72	3.60	152%
Alabama Power Net Income (millions)	1,176	1,247	1,360	1,340	189%
Georgia Power Net Income (millions)	1,641	1,782	1,985	1,950	188%
Southern Nuclear Net Income (millions)	(2)	(2)	(2)	(2)	189%

(1)	In determining EPS and net income for compensation goal achievement purposes, the Committee excluded acquisition and disposition impacts; estimated loss on plants under construction, including charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries) and tax impacts; and a goodwill impairment charge related to PowerSecure, consistent with the adjusted EPS in the Company’s earnings announcement. For a reconciliation of EPS, as adjusted, to EPS under GAAP, see page 125.
(2)	Net income achievement for Southern Nuclear is determined by an average of the Alabama Power and Georgia Power Net Income payouts

Goal	Performance	Weight
EPS	Supports commitment to provide stockholders superior risk-adjusted returns and to support and grow the dividend

►  The Company’s net income from ongoing business activities divided by average shares outstanding during the year

►  EPS target is consistent with our business plan and aligned with the midpoint of our publicly-announced guidance range for the year

Business Unit Net Income	Supports delivery of stockholder value and contributes to the Company’s sound financial policies and stable credit ratings	► Net income after dividends on preferred and preference stock, if any ► Target is consistent with our 2022 business plan

2022 Operational and ESG Performance

Operational Goal Achievement for 2022 PPP

The Company’s operational goals reflect our aim to deliver clean, safe, reliable and affordable energy to our customers. These goals also promote our sustainable business model by focusing on workforce development, improving our community through providing reliable and affordable energy.

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Compensation Discussion and Analysis

The following table provides a summary of the operational goals for the Company’s CEO and CFO.

Environmental and GHG Emissions Reduction Goals

GHG Emission Reductions – Our long-term incentive program includes a goal to measure our progress on these commitments. Please refer to page 77 for more details.

Environmental Footprint	Community Impact	Economic Development

Our incentive programs are aligned with our environmental principles and commitments. These goals demonstrate our commitment to reducing emissions while maintaining reliability and affordability. We are committed to achieving 50% GHG emissions reduction (relative to 2007) by 2030 and net zero GHG emissions by 2050.

Goal	Performance	Weight	Goal Payout
Plant Vogtle Units 3 and 4 – Building the first new nuclear units in the United States in more than three decades. These units will play an essential role in supporting our goal of net zero carbon emissions by 2050	Construction continues to prioritize safety, quality, and design standard satisfaction. We achieved significant project milestones for 2022, including completion of fuel load for Vogtle Unit 3 and Open Vessel Testing and Cold Hydro Testing for Unit 4.	10%	175%
Generation Reliability – Achieve top quartile for Combined Reliability Metric	Exceeded generation reliability goal and achieved industry-leading results		200%
Net Zero Availability (New in 2022) – Measures the availability of zero carbon and renewable generation resources, including nuclear, solar, wind, and hydro	Performance was below target due to extended outages at nuclear units, while performance was above target for solar, wind, and hydro resources.	10%	80%
Gas Infrastructure – Our pipeline replacement program and our focus on responding to leaks and preventing damages mitigates the release of methane to the atmosphere and improves community safety	Exceeded gas operations goals		200%

Human Capital Goals

Safety	Diversity	Sustainable Workforce

These goals are aligned with our commitments to our workforce and our Safety and Diversity, Equity and Inclusion efforts.

Goal	Performance	Weight	Goal Payout
Safety – Improve critical risk controls through the safety and health management system to reduce serious injuries	Exceeded safety goal; serious injuries improved from 16 in 2021 to 15 in 2022.	20%	184%
Culture – Improve representation of minorities and women in leadership and across the organization, achieve top quartile performance on DiversityInc. ranking and spending targets with diverse suppliers	Exceeded culture goal: improved diverse representation and recognized as one of the top 50 companies for diversity by DiversityInc; exceeded goals for spending with diverse suppliers	20%	168%

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Compensation Discussion and Analysis

Customer Satisfaction and Reliability Goals

Community Impact	Safety	Economic Development	Customer Relationships

Nothing is more fundamental to our business than keeping the lights on and fueling our communities. These goals demonstrate our commitment to providing a world-class customer experience.

Goal	Performance	Weight	Goal Payout
Customer Satisfaction – Achieve 2nd quartile ranking on benchmarks surveys for each customer segment	Exceeded customer satisfaction goal; achieved top quartile rankings in customer satisfaction for most customer segments	30%	192%
Power Delivery – Maintain transmission and distribution system reliability, based on historical performance of the frequency and duration of outages	Exceeded transmission reliability targets for the frequency and duration of outages; distribution reliability was below target primarily due to weather and vegetation events	10%	138%
Gas Operations – Improve pipeline safety and reliability by reducing damages from excavations and leak response time	Exceeded gas operations goals		143%

		Weight	Goal Payout
Total Operational Goal Achievement		100%	171%

The operational goals for the other NEOs are aligned with their specific operating company, and the structure is consistent with the goals for the Southern Company CEO and CFO. Their operational goal weights are:

►	Chris Womack: Safety at 20%, Culture at 10%, Customer Satisfaction at 30%, Plant Vogtle Units 3 and 4 Project Execution at 20%, Power Delivery Reliability at 10% and Generation Reliability at 10%

►	Stephen Kuczynski: Safety at 20%, Culture at 10%, Nuclear Safety at 30%, Capability Factor at 20% and Plant Vogtle Units 3 and 4 Project Execution at 20%

►	Mark Crosswhite: Safety at 20%, Culture at 20%, Customer Satisfaction at 30%, Power Delivery Reliability at 15% and Generation Reliability at 15%

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Compensation Discussion and Analysis

2022 Individual Performance

CEO Performance Assessment

Our CEO, Mr. Fanning, remained focused and dedicated to leading Southern Company in its commitment to deliver strong adjusted financial and operational results in 2022 while creating long-term value for our customers, our employees, and the communities that we serve. Our Board continues to recognize the leadership of Mr. Fanning within Southern Company and across the utility industry. Below are some of the performance highlights noted by the Committee for 2022.

Tom Fanning Chairman of the Board and CEO

Financial and Operational Success

►  Company remained financially strong with a continued focus on quality credit metrics and outstanding financial results

●   Adjusted EPS finished at the top of guidance at $3.60 (guidance range of $3.50 to $3.60)

●   Maintained focus on operations and maintenance expense reductions

●   Effectively executed our capital plan and maintained discipline around credit metrics

►  Operational performance continued to lead the industry

●   Achieved strong customer satisfaction across all segments performing at top quartile in most segments

●   Continued strong operational excellence in generation fleet and transmission

●   Enhanced cyber and physical security programs and operational resiliency

●   Maintained focus on employee safety through processes, culture and risk reduction to prevent injuries resulting in strong safety results and no fatalities during 2022

●   Achieved positive and constructive regulatory outcomes

●   Made significant enhancements in nuclear fleet excellence through a focus on organization effectiveness efforts and behavior metrics to further improve plant reliability

Culture and Human Capital

►  Continued focus on senior executive succession readiness and candidate development

►  Maintained a robust executive pipeline through succession planning and development, targeted external hiring and a commitment to DE&I

►  Focused on cultural bandwidth and leadership’s emotional intelligence for the purpose of enhancing leadership effectiveness and the ability to drive successful outcomes within their organizations

►  Advanced our Moving to Equity initiative and focused on long-term sustainability of the initiative by implementing a robust metrics structure with governance oversight

►  Company recognized for its management quality, culture and focus on human capital, including one of the World’s Most Admired Companies from Fortune magazine and top rated utility for Management by Wall Street Journal Management Top 250 list

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Compensation Discussion and Analysis

Achieve Success with Plant Vogtle Units 3 and 4

►  Major milestones met for Unit 3 included:

●   Successful completion of all inspections, tests, analyses and acceptance criteria,

●   Receipt of the 103(g) finding from the Nuclear Regulatory Commission indicating that the acceptance criteria in the combined license had been met, allowing nuclear fuel to be loaded and start-up testing to begin, and

●   Completion of fuel load.

►  Major milestones met for Unit 4 included completion of both Open Vessel Testing and Cold Hydro Testing. Our experiences through the construction, testing and start-up of Unit 3 have contributed significantly to improved processes and productivity as we work to bring Unit 4 into service.

►  Continued leadership and governance of construction of the first new nuclear units in the U.S. in over three decades, including a necessary focus on quality construction and thorough documentation procedures, and effective oversight of related regulatory processes

►  Despite substantial progress, increases to the total project capital cost forecast resulted in net after-tax charges to income of $137 million, or $0.13 per share, in 2022.

Evolve ESG Strategy and Ongoing Stakeholder Engagement

►  Continued to advance long-term strategy of transitioning fleet to net zero GHG emissions by 2050

►  Energy from coal in 2022 represented 20% of energy mix and energy from zero-carbon and renewable resources was 30%, compared to 69% and 15%, respectively, in 2007, demonstrating the continued transition of our fleet

►  Added approximately 200 MWs of renewable generation and retired approximately 933 MW of coal generation in 2022

►  Continued leadership in R&D, including engagement with key members of Biden administration regarding decarbonization objectives and policy needs

►  Enhanced transparency on decarbonization progress, including achieving CDP Climate Score of A- or leadership level for the third year

►  Led substantive engagement during the year with Climate Action 100+ investor group, our environmental stakeholder group, and other key investors and stakeholders

Create Long-Term Value through Industry Leadership and Credibility

►  During 2022, the CEO’s leadership within the industry continued to inform business strategy and create long-term value for stockholders:

●   Involvement with the federal executive and legislative branches

●   Chair of the Cybersecurity Advisory Committee for the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency

●   Commissioner of the Cyberspace Solarium Commission

●   Chairman of Institute of Nuclear Power Operations

●   Member of the Tri-Sector Executive Working Group (public-private partnership that manages national risk across critical sectors in financial services, communications and electricity)

●   Principal of the American Energy Innovation Council

►  Additional leadership recognitions in 2022:

●   Atlanta magazine’s Atlanta 500 list of influential leaders in the community (Government and Infrastructure category)

●   2022 Executive of the Year - Georgia Minority Supplier Development Council

●   2022 Wall Street Journal’s management Top 250 List

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Compensation Discussion and Analysis

Other NEOs Performance Assessment

In 2022, our team of NEOs remained committed to creating long-term value for our stockholders and customers while striving to achieve our financial and operational goals. The Committee believes the overall performance of the executive officer team was pivotal to the many successes highlighted above for 2022, and as such, recognized the team exceeded expectations for the year.

Dan Tucker	Chris Womack	Stephen Kuczynski	Mark Crosswhite
Executive Vice President and CFO of the Company	President of the Company	Chairman and CEO of Southern Nuclear	Retired Chairman, President and CEO of Alabama Power

The executive management team collectively led and supported many of the initiatives listed above. Individual contributions and performance were assessed and pay differentiated for each executive. In 2022, the following areas were considered for individually assessing each member of the executive team’s contributions:

►  Emphasis on workforce well-being including equitable employee recruitment and development advancing the diversity of our workforce

►  Strengthen leadership capabilities and bench strength, foster a culture of inclusion, innovation and execution

►  Customer growth and constructive regulatory, legislative and policy outcomes

►  Strong financial and operational performance with best-in-class customer service

►  Achieve continued progress with Plant Vogtle Units 3 and 4

►  Sustainable results for employee safety, environmental performance and advance business transformation initiatives

►  Commitment to transitioning the fleet and meeting interim GHG reduction goal by 2030 and long-term goal of net zero by 2050, including advocacy for supporting public policy

2022 PPP Payouts

Name	Target 2022 PPP Opportunity (% of salary)	Target 2022 PPP Opportunity ($)	EPS Payout (%)(1)	Net Income Payout (%)(1)	Operational Payout (%)(1)	Individual Payout (%)(1)	Total Payout (%)(1)	Calculated 2022 PPP Payout ($)	Reduction to Payout ($)(2)	2022 PPP Payout ($)
Tom Fanning	200%	3,400,000	152%	N/A	171%	175%	163%	5,555,668	(1,696,668)	3,859,000
Dan Tucker	80%	575,100	152%	N/A	171%	180%	164%	944,602	—	944,602
Chris Womack	90%	723,987	152%	188%	177%	200%	178%	1,291,593	—	1,291,593
Stephen Kuczynski	75%	658,194	152%	189%	155%	200%	172%	1,132,094	—	1,132,094
Mark Crosswhite	85%	738,084	152%	189%	182%	150%	170%	1,254,713	—	1,254,713

(1)	Shown as rounded numbers.

(2)	See page 62 for more information on the Committee’s application of negative discretion.

Long-Term Equity Incentive Compensation (At Risk)

Our long-term equity incentive compensation (LTI) program has evolved in response to stockholder feedback and our ongoing evaluation of best practices. We provide LTI through a combination of performance shares (PSUs) and performance-based restricted stock units (PRSUs).

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Compensation Discussion and Analysis

2022 Long-Term Equity Incentive Grants

►	Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the NEOs’ total compensation to the interests of stockholders.

		Weighting

Metric(s)		CEO	CFO	Other NEOs
PSUs - Relative TSR & Consolidated ROE Earned solely on achievement of pre-established performance goals over 2022-2024 performance period Potential payout of 0-200% based on actual level of goal achievement	● Relative TSR measured against an industry peer group ● Consolidated Southern Company ROE	90%	65%	70%
PSUs - GHG Reduction Goal Earned solely on achievement of pre-established performance goals aligned with Company’s 2030 and 2050 GHG reduction goals	● Quantitative metric of cumulative MW change ● Qualitative modifier	10%	10%	N/A
PRSUs - Cash from Operations Goal Earned if 2022 cash from operations exceeds 2021 dividends. If earned, vest over three-year period	● Cash from operations must exceed prior year’s dividends paid	N/A	25%	30%

►	If earned, awards are paid in common stock. Accrued dividend equivalent units (DEUs) are received only if the underlying award is earned and paid out.

►	The number of shares granted was determined by using the target value divided by the closing price of common stock on the date the Committee approved the grant (February 16, 2022 for the CEO and February 13, 2022 for the other NEOs). PSU awards with performance tied to relative TSR are valued in the Summary Compensation Table and Grants of Plan-Based Awards Table using a Monte Carlo analysis, resulting in amounts that differ from what is shown in this CD&A. For more information on the valuation of those PSUs and the Monte Carlo value, see the footnotes following the Summary Compensation Table and the Grants of Plan-Based Awards Table.

2022-2024 Performance Share Unit Award

The PSU award includes financial and market-based performance goals over the three-year performance period from 2022 to 2024 and is further subject to a credit quality threshold requirement.

Goal	Why it’s important	What it measures and how we set the goal
Relative TSR	Aligns award with shareholder returns on a relative basis over the performance period	TSR relative to a utility peer group of companies that are believed to be most similar to the Company in both business model and investors. It measures investment gains arising from stock price appreciation and dividends received from that investment. The peer group is described on page 84 and is subject to change based on merger and acquisition activity.
Consolidated ROE	Aligns performance with delivering strong sustainable returns on invested capital	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Company Gas and Southern Power
GHG Reduction Goal (for CEO, CFO and EVP of Operations only)	Aligns performance with Southern Company’s 2030 and 2050 GHG emission reduction goals	GHG reduction goal measures the progress on the Company’s emissions reduction commitment through quantitative and qualitative metrics

The financial goal is also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the ROE goal will be reduced to zero.

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Compensation Discussion and Analysis

For each of the financial performance measures, a threshold, target and maximum goal was set at the beginning of 2022. The threshold, target and maximum for the GHG emission reduction goal are described in the 2022-2024 Long-Term Incentive Award - GHG Reduction Goal for Certain Executives section below.

	Relative TSR Performance	Consolidated ROE Performance	Payout
Maximum	90th percentile or higher	13.75%	200%
Target	50th percentile	11.50%	100%
Threshold	10th percentile	10.00%	0%

2022-2024 Long-Term Incentive Award - GHG Reduction Goal for Certain Executives

To demonstrate our commitment to GHG reduction, including the net zero by 2050 goal, the Committee continued to include a GHG metric in the CEO’s 2022 LTI award and approved the addition of the GHG metric to 2022-2024 LTI award of the CFO and the EVP of Operations. A meaningful portion of the 2022 LTI award for these executives is aligned with our GHG reduction goals. This goal has both quantitative and qualitative components.

Quantitative Metric: The Committee chose to express the quantitative measure in terms of cumulative change in MWs over the three-year performance period. Expressing the measure as the cumulative change in MWs reflects the transition in our overall generation fleet, as opposed to expressing the measure in the decrease in emissions. If the measure had instead been expressed in terms of the decrease in emissions, results could be impacted by factors outside the Company’s control such as annual changes to weather patterns, the strength or weakness of the economy, and fuel prices and availability, potentially resulting in an unwarranted increase or decrease in incentive compensation.

Target performance over the 2022-2024 period is aligned with the trajectory necessary to reduce GHG emissions 50% by 2030, as compared to 2007. The metric utilized is cumulative MW change, which is limited to:

►	Adding zero-carbon and renewable energy MWs, including energy storage

►	Placing coal or gas steam generation units in retirement status or inactive reserve (which means no longer available for routine generation operations and dispatch, but available for resiliency and reliability)

Setting the GHG Goal associated with the Long-Term Incentive Award:

To achieve the Company’s goal of reducing GHG emissions 50% by 2030, a significant change in the Company’s generation fleet is required over a number of years. The magnitude of change to the generation fleet necessary to meet the Company’s 50% GHG reduction goal requires a long-term effort, begun years ago, due to:

►	lead times associated with adding new generation resources,

►	lead times associated with adding new transmission facilities,

►	retiring existing generation resources, and

►	maintaining reliability and affordability for customers.

These generation changes are “lumpy,” meaning that the MW transition does not follow a straight line. Rather, the MW change will be larger in some years than in other years due to the discrete size of individual generation units and the lead times to implement the changes. For the 2022-2024 performance period, the target cumulative MW change was set based on the 2021 projected MW change in 2022-2024 required to meet the Company’s goal to reduce GHG emissions by 50% by 2030. The stretch goal was set to accelerate the timing of a 50% reduction in GHG emissions.

Beginning in 2022, we expanded and better differentiated the types of zero-carbon generation that are used to both set the quantitative goal and measure performance against the goal.

►	Wind: New wind generation will receive 1.25 MWs credit for each nameplate MW of addition, in recognition of wind’s greater capacity factor and associated greater GHG reduction benefits per MW than solar.

►	Energy Storage: Energy storage, either stand-alone or paired with solar, with a full-load storage discharge duration of 4 to 8 hours and available for providing capacity and energy benefits under the control of Southern Company’s fleet operations personnel will receive 0.5 MWs credit for each nameplate MW of addition, in recognition of the importance of energy storage in reliably and cost-effectively integrating an increasing amount of intermittent renewable generation. Energy storage with a full-load discharge duration of greater than 8 hours will receive 0.75 MWs credit for each nameplate MW of addition, in recognition of the importance of long duration energy storage to enhance reliance on a high penetration of intermittent renewables.

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Compensation Discussion and Analysis

GHG Reduction Goal Cumulative MW Change Comparisons

The GHG goal is based on the cumulative, realized actual change in MW over a forward-looking three-year performance period. As the Committee thoughtfully sets each three-year performance goal, it considers the target goal based on the trajectory upon which the 50% GHG reduction by 2030 goal was set and any updates in IRPs that could advance the achievement of such goal. This helps ensure the goal’s three-year cumulative MW change will maintain the trajectory necessary to achieve the Company’s larger commitment of attaining a 50% GHG reduction by 2030. The stretch goal is set to a level that would drive even more acceleration of the 2030 goal achievement.

Announcements or decisions regarding coal or gas steam generation or additions of zero carbon and renewable generation do not count toward goal performance. Goal performance achievement is based on the actual date when new zero carbon and renewable generation begins commercial operation or when coal or gas steam generation is permanently removed from routine generation operations and dispatch.

►	100% payout target goal: Set based on the 2021 projected MW change in 2022-2024 required to meet the Company’s goal to reduce GHG emissions by 50% by 2030. Meeting the 100% payout level for 2022-2024 is projected to result in achieving our 50% GHG reduction goal approximately 5 years early due to exceeding the MW change goal in 2019-2022 and the current projection of exceeding the MW change goal in 2023-2024.

►	150% payout stretch goal: Set at a level about 84% greater than the target payout, to further accelerate timing of achieving the 50% GHG reduction goal. The threshold for the 2022-2024 goal has been set to a level equal to about 58% of the 2022-2024 cumulative MW target, preventing any payout if the 2022-2024 cumulative MW change threshold is not met over the course of the performance period.

Below are the net MW change goals for the 2022-2024 performance period.

2022-2024 Cumulative MW Change(1)	MW Change Implications(2)	Payout % of Target
< 1,599 MW	Failure to accomplish enough fleet transition to realize achievement of the 50% GHG reduction goal approximately five-years early	0%
1,599 MW	Accomplishing enough fleet transition to achieve the 50% GHG reduction goal approximately five years early	50%
2,777 MW	Accomplishing enough fleet transition to exceed the 50% GHG reduction goal by three percentage points (53%) approximately five years early	100%
5,120 MW	Accomplishing enough fleet transition to exceed the 50% GHG reduction goal by six percentage points (56%) approximately five years early	150%

(1)	Goal is expressed in cumulative MW change. Not all MWs have the same GHG emission impacts.

(2)	Estimated actual reductions in GHG emissions assume average weather, moderate natural gas prices and trend economic growth. Deviations from average weather, natural gas prices or trend economic growth could result in greater or lesser GHG emissions than estimated.

Qualitative Component: The qualitative component creates incentives to achieve our 2050 goal through a qualitative assessment. Both the Committee and the entire Board evaluate the CEO’s leadership in advancing the energy portfolio of the future. For the 2020-2022 and 2021-2023 grant, the qualitative component is applied as a modifier to the payout determined under the quantitative component, and can result in up to a 30% increase in the overall payout for this goal. The qualitative component was enhanced beginning in 2022 so that it has the potential to not only provide upside, but also downside for failing to achieve expected performance by providing an adjustment ranging from -25% to +50%. The qualitative analysis takes into account:

►	Leadership and energy policy (nationally and within the industry)

►	Decarbonization R&D investments (such as EPRI and Southern proprietary R&D)

►	Investments (such as corporate venture capital spend and Energy Impact Partners)

►	New business development (through Southern Power and PowerSecure including renewables, distributed generation and distributed infrastructure)

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Compensation Discussion and Analysis

2022 Long-Term Equity Incentive Grant Amounts

Name	Target as Percent of Base Salary		PSU – Relative TSR(1)	PSU – Consolidated ROE(1)	PSU – GHG(1)	PRSU – Cash From Operations(1)	Total Long-Term Grant (100%)
Tom Fanning	975%		$8,287,500	6,630,000	1,657,500	–	16,575,000
		# of units	124,083	99,266	24,817	–	248,166
Dan Tucker	275%		$790,763	494,227	197,691	494,227	1,976,906
		# of units	11,840	7,400	2,960	7,400	29,600
Chris Womack	275%		$995,482	746,612	–	746,612	2,488,706
		# of units	14,905	11,178	–	11,178	37,261
Stephen Kuczynski	250%		$877,592	658,194	–	658,194	2,193,980
		# of units	13,140	9,855	–	9,855	32,850
Mark Crosswhite	275%		$1,014,866	761,149	–	761,149	2,537,164
		# of units	15,195	11,396	–	11,396	37,987

(1)	Certain metrics for the 2022-2024 long-term equity incentive grant for the CEO and CFO are weighted slightly different than for the other NEOs as noted above.

2022 Performance-Based Restricted Stock Units Award

►	PRSUs are earned only if Southern Company’s cash from operations in 2022 exceeds $2.777 billion, the amount of dividends paid in 2021. If earned, the PRSUs vest one-third each year over a three-year period.

►	The Committee believes that allocating a portion of the LTI program for the majority of NEOs to PRSUs with a one-year performance goal related to our ability to pay regular dividends and a payout period of three years continues to provide alignment with stockholders and enhance retention.

2020-2022 Performance Share Unit Payouts

The payout for the 2020-2022 PSU awards was 189% of target.

Payout Results
PSUs – Relative TSR	180%
PSUs – ROE	200%
PSUs – GHG (for CEO only)	165%
Total Weighted Average	185% for CEO / 189% for others

Name	Grant Date Target Value of PSUs Granted ($)	2022 PSU Payout ($)(1)
Tom Fanning	8,191,447	17,768,975
Dan Tucker	202,014	389,958
Chris Womack	928,368	1,792,102
Stephen Kuczynski	1,538,190	2,969,361
Mark Crosswhite	1,778,879	3,434,035

(1)	Based on the closing price of $67.13 on February 13, 2023, the trading date on the date that the Committee approved payouts. Includes change in stock price and accrued DEUs.

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Compensation Discussion and Analysis

2020-2022 GHG Reduction Goal PSUs Payout Results for CEO

QUANTITATIVE COMPONENT (Achieved at 127% of Target)

The target goal for the 2020-2022 award is a 1,723 MW cumulative change over the three-year performance period. Over the performance period, the Company achieved 2,270 MWs of fleet transition, representing 127% payout results, through:

►	New solar generation placed into service at various times over the performance period;

►	The 2022 retirement of Plant Wansley and the placement of Plant Gadsden Units 1 and 2 on inactive reserve status.

Note: The addition of approximately 200 MW of solar and retirement of Plant Wansley was not forecasted or included in the original IRP plans on which the goal was based, so approximately 1,480 MWs associated with changes added upside to the goal achievement. However, the delay of Vogtle Unit 3 and 4’s commercial operation had a partially offsetting negative impact on goal achievement since these MWs were not in commercial operation by the end of 2022.

QUALITATIVE COMPONENT (Achieved at +30%)

The Committee in conjunction with the Operations, Environmental and Safety Committee and the Board has assessed the performance of the CEO with regards to his leadership in advancing the energy portfolio of the future to have exceeded expectations (Modifier = 30%). While the quantitative component focuses on near-term decarbonization and achieving the Company’s 2030 goal, the activities and achievements assessed for the qualitative component help ensure the Company can achieve the long-term 2050 net zero goal. The activities and achievements assessed in the qualitative component focus on constructive engagement in energy and climate policy, R&D to advance the set of technologies that will be needed to reliably and affordably fully achieve the goal of net zero GHG emissions, and to aid other utilities and decarbonization efforts for society at-large. The Committee, in conjunction with the Operations, Environmental and Safety Committee, noted a number of 2020-2022 actions that aid our ability to achieve net zero:

►	Leadership and energy policy

	●	Signed onto C2ES climate letter to Senate Majority Leader Schumer and House Speaker Pelosi calling for Congress to refocus on Build Back Better climate provisions

	●	Participation and engagement by key employees in COP 27

►	R&D investments

	●	Completed world’s largest hydrogen-natural gas fuel blending at Plant McDonough-Atkinson that demonstrated blending of up to 20% hydrogen, an industry first for an advanced-class gas turbine, and resulted in a ~7% reduction in CO2 emission

	●	Participating in a DOE-funded project to complete a front-end engineering design (FEED) study for an advanced direct air capture system that capitalizes on thermal heat from a nuclear unit

	●	Supported commercialization of CarbonBuilt’s low-carbon concrete process which reduced carbon footprint of concrete products by over 80% at concrete masonry production facility in Alabama

	●	Completed installation of Integrated Effects Test facility – world’s largest chloride salt system – at TerraPower’s labs, marking a crucial milestone in development of the Molten Chloride Fast Reactor and continuing work by Southern Company and TerraPower under the DOE Advanced Reactor Concepts award, a multiyear effort to promote the design, construction and operation of Generation-IV nuclear reactors

	●	Began testing a novel algae culture system at the National Carbon Capture Center from Helios-NRG, which is developing technology to capture CO2 from flue gas and produce marketable, valuable products in a variety of industries, from nutraceuticals to biofuels

►	Investments and new business development

	●	Commenced commercial operation of the 72 MW (288 MWh), battery-based energy storage resource at Tranquility Solar Facility

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Compensation Discussion and Analysis

2020 TO 2024 PLANNED AND ACTUAL TRAJECTORY TOWARD CUMULATIVE MW CHANGE GOAL

Performance Updates: 2021-2023 and 2022-2024 GHG Reduction Goals

QUANTITATIVE COMPONENT

►  The target goal for the 2021-2023 award is a 2,291 cumulative MW change. Through the end of 2022, the Company is trending favorably, with a little more than 73% of the target already accomplished through new solar generation placed into service in 2021 and 2022 and several large generation changes expected to occur in 2023.

►  The target goal for the 2022-2024 award is a 2,777 cumulative MW change. Through the end of 2022, the Company forecasts exceeding the goal based on zero-carbon generation additions made in 2022 and future anticipated coal unit retirements and zero-carbon generation additions.

Looking Ahead: 2023-2025 GHG Reduction Goal

The Committee has continued including the GHG goal as part of the long-term incentive award of the CEO, the CFO and the EVP of Operations for the 2023-2025 performance period. Performance over the period from 2023 to 2025 is aligned with a trajectory to achieve our 50% GHG emission reduction goal as early as 2025, five years ahead of our interim target. The 150% payout stretch cumulative MW change goal for 2023-2025 has been set at a level about 80% greater than the target cumulative MW change goal for the 2023-2025 performance period.

Consulting Agreement for Mr. Crosswhite

Mr. Crosswhite voluntarily retired from his role as Chairman, President and CEO of Alabama Power effective December 31, 2022. Mr. Crosswhite entered into a consulting agreement with Southern Company Services, Inc. pursuant to which he will serve as a consultant to facilitate a smooth transition for his successor. The term of the consulting agreement is from January 1, 2023 until June 30, 2023. Under this agreement, Mr. Crosswhite will earn $125,000 in compensation for his services during the term. The consulting agreement contains standard confidentiality and non-solicitation provisions.

Benefits

Fulsome summaries of our Benefit Plans can be found in Appendix B - Benefit Plan Summary at page 129.

Retirement Benefits

►	Employee Savings Plan: Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), our 401(k) plan. The NEOs are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where we can make contributions that are prohibited to be made under the ESP due to limits under the tax code.

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Compensation Discussion and Analysis

►	Pension Benefits: Substantially all employees participate in a funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. The Company also provides unfunded benefits to certain employees, including the NEOs, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits applicable to the Pension Plan.

►	Deferred Compensation Benefits: We offer a Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service.

Change-in-Control Protections

►	We believe that change-in-control protections allow management to focus on potential transactions that are in the best interest of our stockholders. In August 2022, the Company amended and restated its change-in-control-related compensation plans, including the Severance Plan and the Benefits Protection Plan, to confirm double-trigger vesting treatment and align with market best practices.

►	Change-in-control protections include severance pay and, in some situations, vesting or payment of incentive awards.

►	We provide certain severance payments if there is a change in control of the Company and a termination of the executive’s employment (either involuntary termination not for cause or voluntary termination for good reason), often called a “double trigger”.

►	Severance payment for the CEO is three times the sum of base salary plus PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years). For the other NEOs, severance is two times the sum of base salary plus PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years). No excise tax gross-up would be provided.

Perquisites

►	We provide limited perquisites to our executive officers, consistent with the Company’s goal of providing market-based compensation and benefits.

	●	The Committee recognizes that permitting limited personal use of system aircraft for certain executives allows them to continue to perform their duties in a safe, secure environment and promotes safe and effective use of their time.For 2022, the Committee approved personal use of system aircraft for Mr. Fanning and Mr. Kuczynski. Amounts are included in the Summary Compensation Table.

	●	The personal safety and security of employees at home, at work and while traveling is of utmost importance to the Company. Given Mr. Fanning’s profile and high visibility, the Committee believes that the costs of his security program are appropriate and a necessary business expense and that we can benefit from the added security measures for him. Costs reported in the Summary Compensation Table reflect the ongoing security services provided during 2022.

►	No tax assistance is provided on perquisites to executive officers of the Company, except on certain relocation-related benefits that are generally available to all employees.

Compensation Governance Practices, Beliefs and Oversight

Our Commitment to Provide Equitable Compensation for all Employees

Our compensation system is designed to promote pay equity throughout the entirety of each employee’s tenure. To help ensure compensation is fair, competitive and equitable, we have adhered to several key strategies:

►	We pay market-competitive rates. We use highly reliable data sources and rigorous compensation analysis to help ensure alignment to the market.

►	We adhere to the pay for performance philosophy which allows managers to reward employees based on performance within established controls.

►	We utilize several additional measures to promote fairness and consistency, including strong market data and job pricing, well-defined salary structures, comprehensive merit and incentive processes — along with clear procedures for employees to voice concerns.

►	When appropriate, pay adjustments may occur in accordance with an employee’s performance or changes in responsibilities. Adjustments may also occur with ad hoc market-based changes or as the result of an equity audit.

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Compensation Discussion and Analysis

We conduct pay equity audits each year. These audits are performed to evaluate potential inequities or inconsistencies in our pay practices. Since 2020, we have collaborated with an independent third party to perform annual pay equity audits plus periodic wage gap and glass ceiling analyses. Detailed results are reported to the Compensation Committee and senior leadership. High-level results of our 2022 audit were communicated to all employees in early 2023. These annual audits help us evaluate our compensation program and consistently confirm strong pay equity across all operating companies.

The Compensation Committee and senior management remain vigilant in our efforts to help ensure all employees are treated fairly and consistently.

►  We have a longstanding commitment to equitable pay at all levels across the Southern Company system. Throughout 2022, we continued our communication and education programs to inform our employees of our longstanding dedication to paying fair and equitable compensation.

►  Our commitment aligns closely with the concept of Unquestionable Trust that we find in Our Values. It speaks to our commitment to act with honesty, respect, fairness and integrity in all we do. Simply put, discrimination in any form has no place in our business practices, including those that have to do with employee compensation.

Clawback of Compensation

Clawback Provisions in the Omnibus Plans

The 2011 Omnibus Plan and the 2021 Omnibus Plan include clawback provisions that apply to PPP and LTI awards granted under those plans. These clawback provisions are triggered if (1) we are required to prepare an accounting restatement due to material noncompliance as a result of misconduct with any financial reporting requirement under the securities laws (a Restatement Trigger), and (2) a participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002.

Clawback Policy

For incentive-based compensation granted after May 26, 2021, our Clawback Policy provides us with an additional basis to recoup incentive-based compensation from certain members of our senior management, including our NEOs. The Clawback Policy applies in the following circumstances:

►	Restatement: The Committee may provide for the recovery or adjustment of excessive incentive-based compensation from a covered employee if (1) there is a Restatement Trigger, and (2) the Committee determines that the covered employee committed misconduct that contributed to the noncompliance that resulted in the Restatement Trigger.

►	Detrimental Activity: The Committee may provide for the reduction, forfeiture or recovery of incentive-based compensation with respect to a covered employee if the covered employee has engaged in certain detrimental activity (such as certain misconduct or a material violation of our Code of Ethics or applicable Company policies) that results in significant financial or operational loss or serious reputational harm to the Company or its subsidiaries (a Detrimental Activity Trigger)

The Clawback Policy generally allows for recovery for at least three years prior to the year in which the Committee determines that a triggering event has occurred. This three-year recovery period represents an enhancement over the clawback period under our Omnibus Plans, which allow for the recovery of award payments that are earned or accrued during the 12-month period following the first public issuance or filing that was restated.

The Committee is evaluating the Company’s Clawback Policy in light of the issuance of the final SEC rule and NYSE proposed listing requirements and anticipates implementing required updates during 2023.

Southern Company 2023 Proxy Statement	83

Compensation Discussion and Analysis

Peer Groups and Establishing Market-Based Compensation Levels

Peer Group for 2022 Compensation Decisions	Peer Group for Relative TSR Metric for 2022-2024 Performance Period

►  Used to determine the total direct compensation for our executives

►  Approximates the competitive market in which we compete for talent in executive and managerial roles

►  Consists of 19 publicly traded utility companies (subject to changes resulting from mergers and acquisitions)

►  In 2022, Pay Governance, in conjunction with the Compensation Committee, conducted a detailed review of internal considerations and external practices for the determination of the compensation peer group.

►  Adjustments to the peer group and the benchmarking approach were made to focus on large companies (at least $6 billion in revenues) with more similar businesses, including other large diversified utilities that have combined electric and gas operations.

►  We target the total direct compensation for our executives at market median of the peer group.

►  Used to measure our relative TSR performance (used in the PSU award)

►  The peer group against which we measure our relative TSR for the 2022-2024 performance period for the performance shares consists of 22 publicly traded utility companies that we believe are most similar to Southern Company in both their business model and investors.

►  The Compensation Committee considers companies that have at least 70% regulated assets and $7 billion in market capitalization.

►  Several companies in the relative TSR peer group do not meet the revenue size requirement to be included in the compensation peer group, and some companies might not participate in the survey from which the data for the compensation peer group is derived.

Peers used for BOTH: 2022 Compensation Decisions Peer Group and 2022-2024 Relative TSR Peer Group
Ameren Corporation American Electric Power Company, Inc. CenterPoint Energy, Inc. CMS Energy Corporation Dominion Energy, Inc.	DTE Energy Company Duke Energy Corporation Edison International Entergy Corporation Eversource Energy FirstEnergy Corp.	PPL Corporation Public Service Enterprise Group Incorporated Sempra Energy WEC Energy Group, Inc. Xcel Energy Inc.

+	+
2022 Compensation Decisions Peer Group	2022-2024 Relative TSR Peer Group
Exelon Corporation NextEra Energy, Inc. PG&E Corporation	Alliant Energy Corporation Consolidated Edison, Inc. Evergy, Inc. Fortis Energy Services NiSource Inc. Pinnacle West Capital Corporation

84	Southern Company 2023 Proxy Statement

Compensation Discussion and Analysis

Other Compensation and Governance Inputs, Policies and Practice

Role of the Compensation Committee

►	The Compensation Committee is responsible for overseeing the development and administration of our compensation and benefits policies and programs as well as the review and approval of all aspects of our executive compensation programs.

►	The Compensation Committee is supported in its work by the HR Department, the Finance Committee (financial goals), the Operations, Environmental and Safety Committee (operational goals) and the Compensation Committee’s independent compensation consultant.

Target Pay and Performance Goal	Monitoring and Oversight

February and December Meetings

►  Review CEO performance

►  Set target compensation for CEO and executive officers

►  Approve pay for performance payouts and long-term incentive grants

►  Variable pay plan design for following year

April through October Meetings

►  Review utility industry trends, say-on-pay vote

►  Annual compensation risk assessment

►  Approve base pay merit budget for following year

Ongoing

►  Monitor variable pay payout projections

Role of the CEO

►	The CEO makes recommendations to the Compensation Committee regarding other executive officers with respect to (1) base salary adjustments, (2) PPP targets and individual performance achievement payouts and (3) LTI targets. These recommendations are based upon market data provided by the independent compensation consultant, the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations.

►	The Compensation Committee considers the CEO’s recommendations in approving the compensation for the other executive officers. However, the Compensation Committee makes the final decisions with respect to compensation decisions for the executive officers.

►	The CEO does not play any role with respect to decisions impacting his own compensation.

Role of the Independent Compensation Consultant

►	The Compensation Committee has retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance reports directly to the Compensation Committee. A representative of Pay Governance attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings.

►	Pay Governance provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relation to the executives’ performance.

►	In 2022, Pay Governance provided an annual competitive evaluation of target total compensation for the NEOs. Additionally, the Compensation Committee relies on Pay Governance to provide information and advice on executive compensation and related corporate governance trends throughout the year. Pay Governance provided no services to Company management during 2022.

►	The Compensation Committee retains authority to hire Pay Governance directly, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. The Compensation Committee has assessed the independence of Pay Governance pursuant to the listing standards of the NYSE and SEC rules and concluded that Pay Governance is independent and that no conflict of interest exists that would prevent Pay Governance from serving as an independent consultant to the Compensation Committee.

Southern Company 2023 Proxy Statement	85

Compensation Discussion and Analysis

Prohibition on Hedging and Pledging of Common Stock

Our insider trading policy includes an “anti-hedging” provision that prohibits Directors and employees (including officers) and certain of their related persons (such as certain of their family members and entities they control) from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to securities of the Company or its subsidiaries. The policy specifies examples of covered derivative securities, including exchange-traded options to purchase or sell securities of the Company or its subsidiaries (so-called “puts” and “calls”) or financial instruments, that are designed to hedge or offset any decrease in the market value of securities of the Company or its subsidiaries (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).

Our insider trading policy also includes a “no pledging” provision that prohibits pledging of our stock for all Southern Company executive officers and Directors.

Stock Ownership Requirements

We believe ownership requirements align the interests of officers and stockholders by promoting a long-term focus and facilitating longterm share ownership.

►	All of our executive officers are subject to stock ownership requirements.

►	All of our executive officers are meeting their applicable ownership requirements.

►	Mr. Fanning exceeds his stock ownership requirements by more than seven times.

►	Ownership arrangements counted toward the requirements include shares held in Company-sponsored plans, phantom stock investments in the DCP and the SBP, and shares beneficially owned by the executive officer outside of Company-sponsored plans.

►	Because Mr. Crosswhite retired during 2022, he is no longer subject to the stock ownership requirements.

CEO Stock Ownership as of February 28, 2023

Tax Deductibility of Compensation

U.S. tax law limits a public company’s deductions to $1 million per year for compensation paid to its CEO, CFO and each of its three other most highly compensated executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year. There is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of the transition date of November 2, 2017. Certain annual cash incentive awards and equity-based incentive awards made on or before the transition date may satisfy the requirements for deductible compensation and any compensation in excess of $1 million paid to a covered person after 2017 will not be deductible unless it qualifies for transition relief. The Committee continues to retain the discretion to make awards and pay amounts that do not qualify as deductible.

Despite the changes to the tax code, the Compensation Committee continues to believe that a significant portion of our executive officers’ compensation should be performance based and tied to pre-approved performance measures.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is made up of independent Directors of the Company who have never served as executive officers of the Company. During 2022, none of the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Compensation Committee.

86	Southern Company 2023 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas A. Fanning Chairman and CEO, Southern Company	2022	1,682,308	18,148,376	3,859,000	0	316,986	24,006,670
	2021	1,582,692	14,902,407	2,842,400	1,689,005	227,055	21,243,559
	2020	1,536,539	12,260,206	2,625,000	5,721,710	223,395	22,366,850
Daniel S. Tucker Executive Vice President and CFO, Southern Company	2022	711,113	2,127,069	944,602	0	36,596	3,819,380
	2021	494,036	311,160	709,292	1,131,281	31,192	2,676,961
Christopher C. Womack President, Southern Company	2022	895,212	2,677,724	1,291,593	768,093	63,271	5,695,893
	2021	845,466	2,487,427	1,215,482	1,576,684	54,656	6,179,715
Stephen E. Kuczynski Chairman, President and CEO, Southern Nuclear	2022	870,906	2,360,624	1,132,094	0	293,749	4,657,373
	2021	835,568	2,234,864	1,050,591	387,174	283,929	4,792,126
	2020	841,271	2,149,671	1,044,452	848,625	197,455	5,081,474
Mark A. Crosswhite Former Chairman, President and CEO, Alabama Power	2022	915,576	2,729,845	1,254,713	3,539,758	61,680	8,501,572
	2021	878,425	2,584,436	1,261,454	477,695	65,580	5,267,590
	2020	884,421	2,486,042	1,202,768	2,672,719	56,822	7,302,772

Column (a)

Mr. Tucker and Mr. Womack first became NEOs in 2021.

Effective immediately following the conclusion of the 2023 Annual Meeting, Mr. Fanning will relinquish the role of CEO and will assume the role of Executive Chairman of the Board. At such time, Mr. Womack will assume the role of the Company’s CEO. During 2022, Mr. Womack served as Chairman, President and CEO of Georgia Power.

Mr. Crosswhite retired from his role of Chairman, President and CEO of Alabama Power effective as of December 31, 2022.

Column (d)

This column does not reflect the value of stock awards that were actually earned or received in 2022. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of PSUs, PRSUs, and RSUs granted in 2022.

The value reported for the PSUs related to relative TSR and consolidated ROE is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model for the relative TSR portion (57% of the grant value of these PSUs) and the closing price of common stock on the grant date for the consolidated ROE portion (43% of the grant value of these PSUs). No amounts will be earned until the end of the three-year performance period on December 31, 2024. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the PSUs (excluding PSUs related to the GHG reduction goals for Mr. Fanning and Mr. Tucker as described below) granted in 2022 assuming that the highest level of performance is achieved is as follows: Fanning — $29,835,000; Tucker - $2,569,978; Womack - $3,484,188; Kuczynski — $3,071,572; and Crosswhite - $3,522,030.

The value reported for the portion of PSUs granted to Mr. Fanning and Mr. Tucker related to the GHG reduction goals in 2022 is based on the closing price of common stock on the date of the grant. No amounts will be earned until the end of the three-year performance period on December 31, 2024. The value then can be earned based on performance ranging from 0% to 225%, as established by the Compensation Committee. The aggregate grant date fair value of the PSUs granted to Mr. Fanning and Mr. Tucker in 2022 related to the GHG reduction goals assuming the highest level of performance is achieved is $3,729,375 and $444,804, respectively.

The amounts in column (d) also reflect the grant date fair value of PRSUs granted to certain of the NEOs in 2022 as described in the CD&A, using the closing price of common stock on the grant date. The aggregate grant date fair value of the PRSUs granted in 2022 and reported in column (d) is as follows: Tucker - $494,227; Womack — $746,612; Kuczynski — $658,194; and Crosswhite - $761,149. Mr. Fanning’s 2022 long-term incentive grant did not include PRSUs.

See Note 12 to the financial statements included in the 2022 annual report for a discussion of the assumptions used in calculating these amounts.

Southern Company 2023 Proxy Statement	87

Executive Compensation Tables

Column (e)

The amounts in this column reflect actual payouts under the annual PPP. The amount reported for 2022 is for the one-year performance period that ended on December 31, 2022.

Column (f)

This column reports the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the applicable Pension Plan and supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.

The Pension Benefits as of each measurement date are based on the NEO’s age, pay and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the NEOs were assumed to remain employed at any Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. For each of Mr. Tucker and Mr. Womack, the accumulated benefit includes a portion of his Pension Plan benefits which are the subject of a qualified domestic relations order.

Mr. Crosswhite’s higher aggregate change in Pension Benefit for 2022 as compared to the amounts reflected for other NEOs is due, in part, to his retirement during 2022, which triggered the usage of the September 2021 single-sum value discount rate, a rate lower than those previously assumed, and resulted in an increase of the actuarial present value of his Pension Benefit.

Pension values may fluctuate significantly from year to year depending on a number of factors as described below, including age, years of service, annual earnings and the assumptions used to determine the present value, such as the discount rate.

Understanding the Annual Change in Pension Value

No additional pension benefits	►	2022 annual change in pension value is not due to any modifications to the existing pension program or formulas
	►	Pension formula considers years of service, which has an impact on the year over year change in pension value
Annual changes primarily driven by macroeconomic and non-performance factor changes	►	Traditional pension plans are extremely sensitive to interest rate changes, which are macroeconomic factors out of the Company’s control
	►	Unlike the short-term and long-term incentive programs which are purely performance based, pension values are driven mostly by non-performance factors
High prevalence of traditional pension plans in utility industry	In industries such as the utility industry, traditional pension plans are highly prevalent as they:
	►	Are the most economically efficient way to provide financial well-being at retirement to our employees
	►	Help us retain and protect the significant investment we make in our highly skilled workforce and attract the right talent for the future
	►	Align with our business model
Compensation Committee is committed to the ongoing sustainability of the pension plan	►	Over the years, the Committee has taken actions to promote the sustainability of pension benefits for the future, shift to a more shared responsibility between employer and employee and meet evolving workforce needs to attract and retain employees
	►	The pension plan formula changed in 2018 for new participants from a final average earnings formula to a cash balance formula
	►	Eligibility was closed to additional participants in the SERP nonqualified pension plan program beginning in 2016
	►	The Committee will continue to assess the pension program so that it attracts, engages, includes and retains the workforce necessary for today and tomorrow

88	Southern Company 2023 Proxy Statement

Executive Compensation Tables

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years, as described further on page 94. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the plans during any given year.

None of the NEOs received above-market earnings on deferred compensation under the DCP in the years reported.

The material provisions of the Company’s retirement plans and deferred compensation plans in which NEOs participate are described in the Benefit Plan Summary in Appendix B beginning on page 129.

Column (g)

The amounts reported in this column for 2022 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	Company Contribution to 401(k) Plan ($)	Company Contribution to Supplemental Retirement Plan ($)	Total ($)
Tom Fanning	239,780	—	15,555	61,651	316,986
Dan Tucker	2,549	—	15,151	18,896	36,596
Chris Womack	17,910	—	15,260	30,101	63,271
Steve Kuczynski	249,736	—	15,152	28,861	293,749
Mark Crosswhite	15,301	—	15,240	31,139	61,680

Perquisites includes financial planning, personal use of corporate aircraft and other miscellaneous perquisites.

►	Financial planning is provided for most officers of the Company, including all of the NEOs. The Company provides an annual subsidy of up to $20,000 per year for Mr. Fanning and up to $15,000 per year for all other NEOs to be used for financial planning, tax preparation fees and estate planning. The actual subsidy provided to Mr. Fanning for usage of such services in 2022 was $11,000.
►	The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs and airport costs as well as any incidental costs for the crew. Also, if seating is available, the Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.
● The Compensation Committee recognizes that permitting limited personal use of system aircraft for certain executives allows the them to continue to perform their duties in a safe, secure environment and promotes safe and effective use of their time. For 2022, the Compensation Committee approved personal use of system aircraft for Mr. Fanning and Mr. Kuczynski. The amount for Mr. Fanning is $216,466 and for Mr. Kuczynski is $116,236.
►	The personal safety and security of employees at home, at work and while traveling is of utmost importance to us. The amount reported for Mr. Fanning includes $8,647.76 related to personal security expenses. Given Mr. Fanning’s profile and high visibility, we believe that the costs of his security program are appropriate and a necessary business expense and that we can benefit from the added security measures for him. Costs reported reflect the ongoing security services provided during 2022.
►	To facilitate the ability of Mr. Kuczynski to be near the Vogtle construction site, the Company assists in covering living expenses (apartment and furniture rental) and a vehicle lease for Mr. Kuczynski. The amount for 2022 includes $100,000 for living expenses and $16,040 for the vehicle lease.
►	Other miscellaneous perquisites include the full cost to the Company of providing the following items: executive physicals, personal use of Company-provided tickets for sporting and other entertainment events, spousal expenses related to business travel, and gifts distributed to and activities provided to attendees at Company-sponsored events.

Southern Company 2023 Proxy Statement	89

Executive Compensation Tables

Grants of Plan-Based Awards in 2022

This table provides information on short-term and long-term incentive compensation awards made in 2022.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Awards ($) (i)
Tom Fanning		340,000	3,400,000	6,800,000
	2/13/2022				22,335	223,349	446,698	16,490,876
	2/13/2022				2,482	24,817	55,838	1,657,500
Dan Tucker		57,510	575,100	1,150,200
	2/13/2022				1,924	19,240	38,480	1,435,151
	2/13/2022				296	2,960	5,920	197,691
	2/13/2022					7,400		494,227
Chris Womack		72,399	723,987	1,447,974
	2/13/2022				2,608	26,083	52,166	1,931,112
	2/13/2022					11,178		746,612
Steve Kuczynski		65,819	658,194	1,316,388
	2/13/2022				2,300	22,995	45,990	1,702,430
	2/13/2022					9,855		658,194
Mark Crosswhite		73,808	738,084	1,476,168
	2/13/2022				2,659	26,591	53,182	1,968,696
	2/13/2022					11,396		761,149

Columns (c), (d) and (e)

These columns reflect the annual PPP opportunity for the NEOs. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2022 are included in column (e) of the Summary Compensation Table. See the Annual Incentive Compensation (At Risk) discussion beginning on page 68 for additional information.

Columns (f), (g) and (h)

These columns reflect the long-term PSUs and PRSUs granted to the NEOs in 2022. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential shares that can be earned as established by the Committee for the PSUs, while the information shown as “Target” for the PRSUs reflects the number of potential shares that can be earned if the performance condition is met. The grant date fair value is included in the Stock Awards column (column (d)) of the 2022 Summary Compensation Table. See the Long-Term Equity Incentive Compensation (At Risk) discussion beginning on page 75 for additional information on the 2022 LTI grants.

Column (i)

This column reflects the aggregate grant date fair value of the PSUs and PRSUs granted in 2022.

►	For the PSUs related to TSR and ROE, approximately 44% of the value of the PSUs is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($79.47), while the other approximately 56% is based on the closing price of common stock on the grant date ($66.79).
►	For the PSUs related to the GHG reduction goal for Mr. Fanning and Mr. Tucker, the value of these shares is based on the closing price of the common stock on the grant date ($66.79).
►	The value of the PRSUs is based on the closing price of common stock on the grant date ($66.79). The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2022 annual report.

90	Southern Company 2023 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at 2022 Fiscal Year-End

This table provides information about stock options and stock awards (PSUs, PRSUs and RSUs) as of December 31, 2022.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Units of Stock That Have Not Vested (#) (e)	Market Value of Units of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (h)
Tom Fanning						15,927	1,137,347
						42,431	3,029,998
						190,941	13,635,097
						253,788	18,123,001
Dan Tucker				441	31,492
				1,063	75,909
						7,680	548,429
						3,722	265,788
						22,665	1,618,508
Chris Womack						2,023	144,462
						8,499	606,914
						11,601	828,427
						29,746	2,124,162
						26,692	1,906,076
Steve Kuczynski	14,456	44.06	2/11/2023
						3,351	239,295
						7,636	545,287
						10,228	730,381
						26,725	1,908,432
						23,532	1,680,420
Mark Crosswhite						3,877	276,857
						8,831	630,622
						11,827	844,566
						30,906	2,206,997
						27,213	1,943,280

Columns (b), (c) and (d)

Stock options have not been granted since 2014. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2012 through 2014 with expiration dates from 2022 through 2024 were fully vested as of December 31, 2017.

Options expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.

Columns (e) and (f)

These columns reflect the number of RSUs held by Mr. Tucker as of December 31, 2022, including associated DEUs. Mr. Tucker was granted RSUs on February 3, 2021, and the outstanding RSUs reflected in the table vest 1/3 each year for a three-year period and associated DEUs on the RSUs. DEUs only pay out if the underlying shares vest.

Southern Company 2023 Proxy Statement	91

Executive Compensation Tables

Columns (g) and (h)

These columns reflect the remaining 1/3 of the PRSUs, including DEUs, granted to the NEOs in February 2020 and the remaining 2/3 of the PRSUs, including DEUs, granted to the NEOs in February 2021. The achievement of the respective performance goals for these shares were certified by the Compensation Committee on February 12, 2021 for the shares granted in 2020 and February 13, 2022 for the shares granted in 2021. The PRSUs that vested in 2022, including the DEUs, are reflected in the Option Exercises and Stock Vested in 2022 table. The remaining PRSUs granted in 2020 vest on the third anniversary of the grant date, and the remaining PRSUs granted in 2021 will vest on the second and third anniversaries of the grant date.

These columns also reflect the full number and value of PRSUs granted to the NEOs in February 2022 that vest 1/3 each year for a threeyear period subject to the achievement of a one-year financial performance goal (Southern Company’s 2022 cash from operations exceeds the amount paid in dividends in 2021) and associated DEUs on the PRSUs. DEUs only pay out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 13, 2023, and the first 1/3 vested upon that certification. The remaining 2/3 will vest equally on the second and third anniversaries of the grant date.

Column (g) also reflects the target number of PSUs that can be earned at the end of each three-year performance period (January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024). The number of shares reflected in column (g) also reflects the DEUs on the target number of PSUs. DEUs are credited over the performance period but are only received at the end of the performance period if the underlying PSUs are earned.

The PSUs granted for the January 1, 2020 through December 31, 2022 performance period vested on December 31, 2022 and are reported in the Option Exercises and Stock Vested in 2022 table.

The PSUs granted to Mr. Kuczynski in May 2018 are not reflected in column (g) as the remaining 50% of the grant was contingent upon the receipt of the fuel load authorization from the U.S. Nuclear Regulatory Commission for Unit 4 (50%) by December 31, 2022, which did not occur. As of January 1, 2023, these PSUs were forfeited.

The value in column (h) is derived by multiplying the number of shares in column (g) by the common stock closing price on December 30, 2022 ($71.41). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

Option Exercises and Stock Vested in 2022

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Tom Fanning	–	–	319,914	22,589,947
Dan Tucker	–	–	7,339	518,271
Chris Womack	–	–	35,441	2,490,440
Steve Kuczynski	130,500	3,688,800	54,781	3,863,179
Mark Crosswhite	–	–	64,404	4,537,879

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2022 and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

PSU grants made in 2020 were subject to a three-year performance period that ended on December 31, 2022. The award was earned at 189% of target. Column (d) includes the PSUs that were earned and associated DEUs, while column (e) reflects the value of the PSUs and associated DEUs, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on December 30, 2022 ($71.41). The value shown in column (e) differs from the amounts shown in the CD&A, which reflects the market value on the trading date immediately preceding the date that the Compensation Committee made its decisions about PSU payouts (February 13, 2023).

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These columns also reflect the value of the RSUs and PRSUs that vested in 2022, including associated DEUs. The value of the RSUs and PRSUs is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date as follows:

►	$66.79 for the RSUs and PRSUs that were granted in 2019 and vested 1/3 on February 11, 2022
►	$66.79 for the RSUs and PRSUs that were granted in 2020 and vested 1/3 on February 11, 2022
►	$66.79 for the PRSUs that were granted in 2021 and vested 1/3 on February 13, 2022 upon certification of the goal performance by the Compensation Committee
►	$69.25 for the RSUs that were granted in 2021 and vested 1/3 on February 3, 2022
►	$71.41 for the RSUs that were granted to Steve Kuczynski in 2018 and vested 20% on December 31, 2022

Pension Benefits at 2022 Fiscal Year-End

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Tom Fanning	Pension Plan	41.00	2,192,462	–
	Supplemental Benefit Plan (Pension-Related)	41.00	30,106,904	–
	Supplemental Executive Retirement Plan	41.00	12,929,440	–
Dan Tucker	Pension Plan	23.67	700,699	–
	Supplemental Benefit Plan (Pension-Related)	23.67	1,519,129	–
	Supplemental Executive Retirement Plan	23.67	1,113,519	–
Chris Womack	Pension Plan	34.00	1,823,999	–
	Supplemental Benefit Plan (Pension-Related)	34.00	9,136,506	–
	Supplemental Executive Retirement Plan	34.00	3,567,535	–
	Supplemental Retirement Agreement	8.00	3,550,936	–
Steve Kuczynski	Pension Plan	10.58	448,805	–
	Supplemental Benefit Plan (Pension-Related)	10.58	2,239,805	–
	Supplemental Executive Retirement Plan	10.58	723,699	–
Mark Crosswhite	Pension Plan	17.92	842,920	–
	Supplemental Benefit Plan (Pension-Related)	17.92	6,442,260	–
	Supplemental Executive Retirement Plan	17.92	1,989,476	–
	Supplemental Retirement Agreement	15.00	8,320,004	–

The Company provides retirement benefits from various plans to its employees, including the NEOs. The Company maintains different plans to address various legal and tax requirements, and different groups of employees.

►	The Pension Plan is a tax-qualified, funded plan providing amounts payable monthly over a participant’s post-retirement lifetime, subject to statutory limitations.
►	Supplemental Plans
	●	The SBP-P provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay or benefit limits. The SBP-P benefits are generally payable in 10 annual installments.
	●	The SERP, closed to new hires and promotions since January 1, 2016, provides highly-paid employees additional benefits that the Pension Plan and SBP-P would pay if the 1.7% offset formula of the Final Average Earnings Formula reflected a portion of annual performance-based pay. The SERP benefits are payable in 10 annual installments.
	●	Supplemental retirement agreements (SRAs) are entered into with certain employees that were initially employed by a Company affiliate in the middle of their careers, and provide credit for years of employment prior to employment with the Company or one of its affiliates. The SRA benefits are payable in 10 annual installments.

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In 2022, all NEOs participated in or had a benefit under the Pension Plan and the SBP-P. All NEOs had Pension Plan benefits under the Final Average Earnings Formula and participated in or had a benefit under the SERP. The Company has entered into an SRA with Mr. Womack providing an additional eight years of benefits. The Company has also entered into an SRA with Mr. Crosswhite providing an additional fifteen years of benefits. Additional details of these plans are described in the Benefit Plan Summary in Appendix B beginning on page 129. The table above reflects the present value of benefits accrued by each of the NEOs from the applicable plans or agreement.

Compensation used for determining pension benefits under the Pension Plan, SBP-P, SERP, and SRA generally includes only salary and annual cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan or agreement. In some cases, the payments may be reduced for early retirement or by benefits paid by other Southern Company-sponsored retirement plans, statutory payments or Social Security. The Company generally does not grant additional years of service, and no NEO has been credited with additional years of benefit service other than the SRAs entered into with Mr. Womack and Mr. Crosswhite.

The figures above reflect an assumption that each NEO continues to live at least until the earliest age at which an unreduced benefit is payable. The discount rate assumption used by the Company in calculating the present value of accumulated benefits was 5.26% for the Pension Plan and 5.10% for the SBP-P, the SERP, and Mr. Womack’s and Mr. Crosswhite’s SRA.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

►	Discount rate — 5.26% Pension Plan and 5.10% supplemental plans (SBP-P, SERP and SRA) as of December 31, 2022
►	Retirement date – Earliest unreduced retirement age (age 65) or age as of December 31, 2022 if executive is older or retired
►	Mortality after normal retirement — PRIA RP-2012 mortality tables with Aon custom projection scale (Endemic mortality)
►	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
►	Annual performance-based compensation earned but unpaid as of the measurement date 114% (Mr. Fanning only) or 155% (all other NEOs) of target opportunity percentages times base rate of pay for year amount is earned

The plans utilize a different method of calculating actuarial present value for the purpose of a determining a lump sum, if any. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. Additional details on these retirement plans are described in the Benefit Plan Summary in Appendix B beginning on page 129.

Nonqualified Deferred Compensation as of 2022 Fiscal Year-End

	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Tom Fanning	168,463	70,244	459,054	–	10,577,052
Dan Tucker	71,073	20,718	(7,086)	–	538,915
Chris Womack	–	30,101	293,947)	–	5,272,224
Steve Kuczynski	–	28,861	33,423	–	471,080
Mark Crosswhite	–	31,139	108,880	–	1,584,927

The Company provides:

►	The DCP which allows participants to defer part of their salary and PPP as well as applicable taxes on a voluntary basis and
►	The SBP which makes participants whole when the Company matching contribution under the ESP is restricted by statutory limitations.

The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

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Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each NEO in 2022. The amount of salary deferred by the NEOs, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2022 were the amounts that were earned as of December 31, 2021 but were not payable until the first quarter of 2022. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2022 but not payable until early 2023.

Column (c)

This column reflects employer contributions under the SBP and DCP.

Column (d)

This column reports earnings or losses under the SBP and DCP on (1) compensation the NEOs elected to defer, (2) employer contributions, and (3) prior earnings attributable to each accruing during 2022.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported as compensation in the Summary Compensation Table through 2021: (i) Mr. Fanning: $9,879,292, (ii) Mr. Tucker: $454,209, (iii) Mr. Womack: $5,536,070, (iv) Mr. Kuczynski: $408,796, and (v) Mr. Crosswhite: $1,444,907.

Potential Payments Upon Termination or Change in Control

This section describes and estimates payments that could be made to the NEOs serving as of December 30, 2022 (the last business day of the 2022 fiscal year) under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program. Mr. Crosswhite retired effective December 31, 2022 so the disclosure below describes the payments and benefits that he actually received upon retirement.

All of the NEOs are participants in the Severance Plan and the Benefits Protection Plan. As previously disclosed, the Company restated its change-in-control related compensation plans, including the Severance Plan and Benefits Protection Plan, effective August 15, 2022. To the extent not disclosed herein, refer to the Company’s 2022 proxy statement for a summary of the terms of such plans prior to the restatements. The amount of potential payments is calculated as if the triggering events occurred as of December 30, 2022 and assumes that the price of common stock is the closing market price on December 30, 2022.

Description of Termination and Change-in-Control Events

The following charts and narratives list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the Severance Plan unless, within two years of the change in control, the NEO is involuntarily terminated not for cause or voluntarily terminates for good reason.

Traditional Termination Events

►	Retirement — Termination of NEO who is at least 50 years old and has at least 10 years of credited service, whether voluntary or involuntary not for cause.
►	Lay Off — Involuntary termination of NEO who is not retirement-eligible not for cause.
►	Resignation — Voluntary termination of NEO who is not retirement-eligible.
►	Involuntary Termination — Involuntary termination of NEO for cause, whether or not retirement-eligible. Cause includes willful failure to perform duties and willful misconduct, such as violation of the Company’s Drug and Alcohol Policy.
►	Death or Disability — Termination of NEO due to death or disability.

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Change-in-Control-Related Events

At the Company or the subsidiary company level:

►	Company Change in Control — Generally, acquisition by an unrelated entity of 20% or more of the Company’s common stock, majority turnover of the Board, the Company’s consummation of a corporate transaction with an unrelated entity or the sale of substantially all of the assets of the Company that results in a substantial change in ownership or leadership (including where the Company’s stockholders own less than 65% of the surviving entity), or the approval by the Company’s stockholders of a complete liquidation or dissolution.
►	Subsidiary Company Change in Control — Generally, acquisition by an unrelated entity of 50% or more of the stock of one of the Company’s designated subsidiaries, consummation of a merger of a designated subsidiary with another entity and the Company does not control the surviving company, or the sale of substantially all of the assets of a designated subsidiary to an unrelated entity.

At the employee level:

►	Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason — Within two years of a change in control, employment is terminated other than for cause or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control is generally satisfied when there is a material reduction in the aggregate amount of salary, PPP and LTI; relocation of over 50 miles; a material diminution in title, duties and status; or a material reduction in employee benefits.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above, except the pension plans. The benefits payable under the Pension Plan and Supplemental Plans in connection with the Traditional Termination Events are described in the Benefit Plan Summary in Appendix B beginning on page 129.

Program	Retirement	Lay Off	Resignation	Death or Disability	Involuntary Termination (For Cause)
PPP	Prorated if before 12/31	Prorated if before 12/31	Forfeit	Prorated if before 12/31	Forfeit
Stock Options	Vest; expire earlier of original expiration date or five years	Vested options expire in 90 days; forfeit unvested award	Vested options expire in 90 days; forfeit unvested award	Vest; expire earlier of original expiration date or three years	Forfeit
PSUs	No proration and paid on regular schedule; amount of payment depends on amount actually earned	Forfeit unvested award	Forfeit unvested award	Prorated based on number of months employed during performance period; amount of payment depends on amount actually earned	Forfeit unpaid award, even if vested
PRSUs and RSUs	No proration and paid on regular schedule (pending achievement of performance goal for PRSUs)	Forfeit unvested award	Forfeit unvested award	Vest; full payout of unvested amount; payable within 30 days	Forfeit unpaid award, even if vested
Financial Planning Perquisite	Continues for one year	Terminates	Terminates	Continues for one year	Terminates

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The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the pension plans. Payments under the Pension Plan are not affected by change-in-control events

Program	Company Change in Control	Subsidiary Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
PPP

If program is not terminated, payout for year in which CIC occurs is at the greater of actual or target performance

If program is terminated within two years after CIC, prorated for year of termination at greater of target or three-year historical average payout at the applicable business unit

		For impacted subsidiary employees, prorated for year of CIC at greater of target or three-year historical average payouts at the applicable business unit	If not otherwise eligible for payment, if the program is still in effect, prorated at the greater of target or average payout over three most recent fiscal years
Stock Options*	Generally not affected If Company does not survive, vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	For impacted subsidiary employees, vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest and become exercisable
PSUs*	Generally not affected If Company does not survive, vest at target and convert to surviving company’s securities; if cannot convert, pay value in cash	For impacted subsidiary employees, vest at target and convert to surviving company’s securities; if cannot convert, pay value in cash	Vest at target
PRSUs and RSUs*	Generally not affected If Company does not survive, vest and convert to surviving company’s securities; if cannot convert, pay value in cash	For impacted subsidiary employees, vest	Vest
Financial Planning Perquisite	Not affected	Not affected	Terminates
Severance Benefits	Not applicable	Not applicable	Two or (for the CEO) three times the sum of base salary and PPP (at the greater of target or average payout over three most recent fiscal years)
Benefits	Not applicable	Not applicable	Up to five years participation in group plan plus payment of three years’ premium amounts
Outplacement Services	Not applicable	Not applicable	Up to six months

*	All equity awards held by NEOs as of December 30, 2022 were granted prior to August 15, 2022 and as a result, are subject to the terms of the Benefits Protection Plan and Severance Plan as in effect prior to the recent restatement. Treatment of equity awards granted on or after August 15, 2022 upon a Traditional Termination Event or CIC is described below.

DCP, SBP, SBP-P, and SERP

Upon the NEO’s death or disability, amounts that were deferred under the DCP or SBP may be paid in lump sum at the discretion of the Company’s Benefit Administration Committee. Upon a separation from service within two years following a CIC, benefits deferred under the DCP or SBP on or after January 1, 2005 are generally payable in lump sum.

The benefit accrued under the SERP and SBP-P as of a CIC vests upon a Company CIC and for impacted subsidiary employees, upon a Subsidiary CIC. Upon a separation from service within two years following a CIC, benefits accrued under the SBP-P and SERP as of the NEO’s separation from service are generally payable in lump sum.

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Potential Payments

This section describes and estimates payments that would become payable to the NEOs upon a termination or change in control as of December 30, 2022.

Pension Benefits

There are no enhancements to the benefits accrued by NEOs under the Pension Plan, the SBP-P, the SERP or the SRA upon the occurrence of the Traditional Termination Events. Further, there are also no enhancements to the benefits accrued by the Pension Plan upon the occurrence of a Change in Control.

There are no additional benefits accrued under the SBP-P, the SERP or the SRA upon a Change in Control. The SBP-P, SERP, and SRA benefits accrued through the date of a Change in Control that would otherwise be payable as 10 annual installments convert to a single lump sum payment. The amounts shown below reflect the value of the lump sum acceleration of these annual installments under the SBP-P, the SERP and the SRA for the NEOs, other than Mr. Crosswhite, upon a Change of Control effective as of December 31, 2022. If an NEO designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.

The amounts in this chart differ from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the NEOs and their beneficiaries. Those plans are described in the notes following the Pension Benefits.

		Amounts below are Lump Sum Acceleration (No additional benefits)
	Plan	Change in Control ($)
Tom Fanning	SBP-P	34,094,535
	SERP	14,641,933
Dan Tucker	SBP-P	2,530,652
	SERP	1,854,963
Chris Womack	SBP-P	10,525,455
	SERP	4,109,878
	SRA	4,090,756
Steve Kuczynski	SBP-P	3,116,626
	SERP	1,007,007

The pension benefit amounts in the tables above were calculated as of December 30, 2022 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 114% of the target level for Mr. Fanning and 155% of the target level for all other NEOs. Pension Plan benefits were calculated assuming each NEO chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 1.94% discount rate for the Final Average Earnings Formula for accruals for 2022 and beyond, and the SBP-P calculations are based on ten annual installments.

Annual Performance Pay Program

The amount payable in the event of a Company Change in Control (assuming the program is terminated) or a Subsidiary Company Change in Control is the greater of target or the three-year historical average payout at the applicable business unit. Because the three-year historical average payouts for 2020-2022 were above the target level for all of the NEOs, the amount that would have been payable was the three-year historical average payout at the applicable business unit.

Stock Options, PSUs, PRSUs and RSUs (Equity Awards)

Equity Awards issued prior to December 31, 2022 would be treated as described in the narratives and charts above. However, this paragraph describes the potential treatment of Equity Awards granted on or after August 15, 2022. If a Company Change in Control occurs and no replacement award is issued, then all Equity Awards vest and PSUs vest at the greater of target or projected actual performance. If a Subsidiary Change in Control occurs, then all Equity Awards held by NEOs employed by the applicable subsidiary (and who cease employment with Southern and its affiliates) vest and their PSUs vest at target. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, then any replacement award issued vests and those awards subject to performance goals vest at the greater of target or projected actual performance.

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The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company’s stock options. It also shows the number and value of PSUs, PRSUs and RSUs that would be paid. For stock options, the value is the excess of the exercise price and the closing price of common stock on December 30, 2022. The value of PSUs, PRSUs, and RSUs is calculated using the closing price of common stock on December 30, 2022.

	Number of Equity Awards with Accelerated Vesting (#)				Total Number of Equity Awards Following Accelerated Vesting (#)
	Stock Options	PSUs	PRSUs	RSUs	Stock Options	PSUs	PRSUs
Tom Fanning	–	444,729	58,358	–	–	444,729	58,358
Dan Tucker	–	26,387	7,680	1,503	–	26,387	7,680
Chris Womack	–	56,438	22,121	–	–	56,438	22,121
Steve Kuczynski	–	50,257	21,124	–	14,056	50,257	21,124

Healthcare Benefits

All of the NEOs were retirement-eligible as of December 30, 2022. Benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $20,000 per year for Mr. Fanning and $15,000 per year for all other NEOs, will be provided after retirement for retirement-eligible NEOs.

There are no other perquisites provided to the NEOs under any of the traditional termination or change-in-control-related events.

Severance Benefits

The Severance Plan provides severance benefits, including outplacement services, if within two years of a change in control the NEO is involuntarily terminated not for cause or voluntarily terminates for good reason. The severance benefits are not paid unless the NEO releases any claims the NEO may have against the employing company.

►	The severance payment for Mr. Fanning is three times the sum of base salary and PPP opportunity (either at target or, if greater, paid out based on the average achievement from the three prior fiscal years) and two times that sum for the other NEOs.
►	The estimated cost of providing the six months of outplacement services is $6,000 per NEO.
►	If any portion of the severance amount constitutes an “excess parachute payment” under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced by an amount sufficient to avoid the application of the excise tax. Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the NEOs if they were terminated as of December 31, 2022 in connection with a change in control.

Severance Amount ($)
Tom Fanning	15,300,000
Dan Tucker	2,587,950
Chris Womack	3,257,942
Steve Kuczynski	3,071,572

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NEO Retirement

Upon his retirement effective December 31, 2022, Mr. Crosswhite became entitled to the benefits reflected in the Pension Benefits at 2022 Fiscal Year-End and Nonqualified Deferred Compensation as of 2022 Fiscal Year-End tables set forth on pages 93 and 94, respectively. Mr. Crosswhite’s 2022 PPP was paid as reflected in the Summary Compensation Table on page 87 and his 2021-2023 and 2022-2024 PRSUs and PSUs will be paid on the regularly applicable schedule, subject to satisfaction of the underlying performance objectives. Mr.Crosswhite began a six-month term serving as an independent consultant on January 1, 2023 as described further above at page 81.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 concerning shares of common stock authorized for issuance under the Company’s equity compensation plans. As of December 31, 2022, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,287,953(1)	$42.15(2)	29,764,218(3)

(1)	Includes 1,001,416 shares issuable pursuant to outstanding options, which were issued under the 2011 Omnibus Plan. Also includes 3,286,537 full-value awards outstanding under the 2011 Omnibus Plan, the Outside Directors Stock Plan for The Southern Company, and the 2021 Omnibus Plan, including (a) 1,191,550 shares that may be issued pursuant to outstanding PSUs under the 2011 Omnibus Plan and (b) 1,174,270 shares that may be issued pursuant to outstanding PSUs under the 2021 Omnibus Plan, in each case, based on achievement of performance goals established by the Committee and assuming 100% of target PSUs will be earned.

(2)	The weighted average exercise price is limited to outstanding options under the 2011 Omnibus Plan. The weighted average remaining contractual term of outstanding and exercisable options was approximately 10 months.

(3)	Includes 27,327,044 shares that may be issued pursuant to future awards under the 2021 Omnibus Plan. Also includes 295,042 shares which may be issued pursuant to future awards under the Outside Directors Stock Plan for The Southern Company; however, the Company intends to issue future director equity compensation awards under the 2021 Omnibus Plan and does not intend to issue any further awards under this plan after June 2021.

Pay Ratio Disclosure

For 2022, we have calculated the CEO pay ratio to be 167 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records as of December 31, 2022 and the methodology described below.

►	The change in pension value as shown in the Summary Compensation Table is not due to any changes or modifications to the existing program or plan formula.

►	Traditional pension plans are extremely sensitive to interest rate changes, and changes to macroeconomic factors such as interest rates are outside of the Company’s control.

We determined our median employee based on an analysis of all employees as of December 31, 2022. We used total cash compensation as reported in Form W-2 for 2022 as our consistently applied compensation measure. We then applied a statistical sampling approach to identify employees who we expected were paid within a +/- 0.1% range above and below our estimated median total cash compensation value. From this group, we selected an employee who was reasonably representative of our median employee based on average employee tenure and age. We did not exclude any employees across the Southern Company system in identifying the median employee nor did we annualize compensation for any of our employees.

After identifying the median employee, as described below, we calculated the median employee’s annual total compensation.

►	The annual total compensation of the median employee, calculated in accordance with the Summary Compensation Table requirements and including amounts paid under nondiscriminatory health and welfare benefit plans, was $143,500. The median employee’s annual total compensation is comprised of approximately $98,000 in salary, $16,900 in annual incentive payout, $4,900 in ESP matching contributions, $1,600 in perquisites and $22,100 in health and welfare equivalent benefits. The median employee is a Plant Operator for one of our state-regulated electric utilities.

►	The CEO’s annual total compensation was $24,028,770. This amount includes the total compensation amount included in the Summary Compensation Table and approximately $22,100 in nondiscriminatory health and welfare benefits.

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At December 31, 2022, the Southern Company system had over 27,000 employees across 34 states. We have an average tenure of approximately 15 years and a turnover rate of approximately 8.9% (5.2% when excluding retirements). Compensation for the majority of our employees includes variable compensation under programs similar to the annual incentive plan described in the CD&A. Notwithstanding collective bargaining agreements that make certain employees ineligible for the annual incentive program, more than 93% of the total employees are eligible for some type of annual incentive program (including commissions and sales incentive plans). In addition, most employees are eligible to participate in the defined contribution and pension plans described earlier in the executive compensation tables.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay Versus Performance Disclosure

The following Pay Versus Performance table (PVP Table) provides SEC-required information about compensation for 2022 for the NEOs, as well as our named executive officers from our 2021 and 2020 proxy statements. The PVP Table also provides information about the results for certain measures of financial performance for both the Company and certain of our peers during those same covered years. In reviewing this information, there are a few important things we believe you should consider:

►	We provide information in the PVP Table below about our Company absolute TSR results, absolute TSR results for a peer group of companies identified in the PVP Table and our GAAP net income results (collectively, the External Measures) during 2020 through 2022 (the Covered Years). We did not, however, base any compensation decisions for the PVP NEOs on, or link any PVP NEO compensation to, these particular External Measures because the External Measures were not metrics used in our short-term or LTI plans during the Covered Years. In addition, the peer group used for purposes of this PVP Table disclosure is substantially different than the comparator companies against which we evaluate relative TSR performance for our NEOs for purposes of our PSU awards, as described above on page 84.

►	For purposes of selecting the Company-Selected Measure, SEC guidance requires the use of a financial performance measure applicable to the most recently completed fiscal year, rather than a measure applicable over a multi-year performance period that includes the applicable fiscal year as the final year. We believe that relative TSR is the most important financial measure that demonstrates how we sought to link executive pay to performance for 2022. Our 2022 LTI plans utilize and apply significant weighting to the 3-year relative TSR performance measure for the Covered Years, as described above on page 75. As a result, we have determined that 1-year relative TSR should be designated as the “Company-Selected Measure” to be included in the column (i) of the PVP Table below.

					Value of Initial Fixed $100 Investment Based On
Fiscal Year (a)	Summary Compensation Table Total for CEO ($) (b)	Compensation Actually Paid to CEO ($) (c)	Average Summary Compensation Table Total for non-CEO NEOs ($) (d)	Average Compensation Actually Paid to non-CEO NEOs ($) (e)	Southern Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)	Net Income ($s millions) (h)	Company Selected Measure One-Year Relative TSR Percentile ($) (i)
2022	24,006,670	42,131,615	5,668,554	6,722,302	126.71	111.24	3,524	82nd percentile
2021	21,243,559	35,516,807	5,210,958	7,015,374	117.07	113.92	2,393	100th percentile
2020	22,366,850	23,821,625	7,160,434	6,386,601	100.63	99.38	3,119	83rd percentile

Column (b)

Thomas A. Fanning served as the Company’s CEO for each of the covered years.

Southern Company 2023 Proxy Statement	101

Executive Compensation Tables

Column (c)

To calculate Compensation Actually Paid (CAP) to the CEO for a particular Covered Year, the following amounts were deducted from and added to the “Total” compensation amount for the CEO reflected in each year’s Summary Compensation Table (SCT):

Fiscal Year	Summary Compensation Total ($)	Minus: Summary Compensation Total “Stock Awards” ($)	Minus: Summary Compensation Table “Change in Pension Value and Nonqualified Deferred Compensation” ($)	Add: Stock Award Fair Value ($)	Add: Pension Service Costs ($)	Compensation Actually Paid ($)
2022	24,006,670	18,148,376	–	35,178,948	1,094,373	42,131,615
2021	21,243,559	14,902,407	1,689,005	29,781,197	1,083,463	35,516,807
2020	22,366,850	12,260,206	5,721,710	18,625,703	810,988	23,821,625

The deductions of “Stock Awards” and “Change in Pension Value and Nonqualified Deferred Compensation” are found in columns (d) and (f) of the SCT for each covered year.

Stock Award Fair Value

The addition of Stock Award Fair Value reflects:

	2020	2021	2022
Fair Value of Awards Granted during Year that remain unvested as of Year-End	$15,923,799	$24,336,709	$29,171,393
Fair Value of Awards Granted during Year that vested during such Year	–	–	–
Change in Fair Value from prior December 31 to December 31 of Year of Awards Granted in Prior Years that remain outstanding and unvested	$1,221,506	$4,290,670	$4,197,717
Change in Fair Value from Prior December 31 to Vesting Date for Awards that vested during Year	$1,480,398	$1,153,818	$1,809,838
Deduction of Fair Value of Awards Granted in Prior Years that were forfeited during Year	–	–	–
Increase based upon Incremental Fair Value of Awards modified during Year	–	–	–
Increase based on Dividends or Other Earnings Paid during Year prior to Vesting Date of Award	–	–	–
Total	$18,625,703	$29,781,197	$35,178,948

Stock Award Fair Value was calculated based on the probable outcome of performance conditions as of the relevant measurement date, consistent with the approach described on page 87.

Pension Service Cost

The addition of Pension Service Costs reflects the annual service costs for the Pension Plan and supplemental pension plans described on page 93.

●	2020: Pension Plan - $51,093; SBP-P and SERP - $759,895

●	2021: Pension Plan - $57,000; SBP-P and SERP - $1,026,463

●	2022: Pension Plan - $51,833; SBP-P and SERP - $1,042,540

There were no plan amendments during the covered years that resulted in prior service costs.

Column (d)

The non-principal executive officer NEOs reflected in columns (d) and (e) represent the following individuals for each of the Covered Years:

●	2020: Andrew W. Evans, W. Paul Bowers, Mark A. Crosswhite and Stephen E. Kuczynski

●	2021: Daniel S. Tucker, Mark A. Crosswhite, Stephen E. Kuczynski, Christopher C. Womack, Andrew W. Evans and W. Paul Bowers

●	2022: Daniel S. Tucker, Christopher C. Womack, Stephen E. Kuczynski and Mark A. Crosswhite

102	Southern Company 2023 Proxy Statement

Executive Compensation Tables

Column (e)

To calculate the average CAP payable to the NEOs other than the CEO for each Covered Year, the following amounts were deducted from and added to the “Total” compensation amount for such NEOs reflected in each year’s SCT:

Fiscal Year (a)	Summary Compensation Total ($)	Minus: Summary Compensation Total “Stock Awards” ($)	Minus: Summary Compensation Table “Change in Pension Value and Nonqualified Deferred Compensation” ($)	Add: Stock Award Fair Value ($)	Add: Pension Service Costs ($)	Compensation Actually Paid ($)
2022	5,668,554	2,473,815	1,076,963	4,217,535	386,991	6,722,302
2021	5,210,958	2,311,270	1,011,278	4,772,245	354,718	7,015,374
2020	7,160,434	2,661,877	2,282,080	3,823,469	346,656	6,386,601

The deductions of “Stock Awards” and “Change in Pension Value and Nonqualified Deferred Compensation” are found in columns (d) and (f) of the Summary Compensation Table for each covered year.

Stock Award Fair Value

The addition of Stock Award Fair Value reflects:

	2020	2021	2022
Fair Value of Awards Granted during Year that remain unvested as of Year-End	$12,843,483	$21,333,985	$13,579,729
Fair Value of Awards Granted during Year that vested during such Year	–	–	–
Change in Fair Value from prior December 31 to December 31 of Year of Awards Granted in Prior Years that remain outstanding and unvested	$460,564	$2,577,395	$2,192,325
Change in Fair Value from Prior December 31 to Vesting Date for Awards that vested during Year	$1,989,828	$4,722,091	$1,098,085
Deduction of Fair Value of Awards Granted in Prior Years that were forfeited during Year	–	–	–
Increase based upon Incremental Fair Value of Awards modified during Year	–	–	–
Increase based on Dividends or Other Earnings Paid during Year prior to Vesting Date of Award
Total	$15,293,875	$28,633,471	$16,870,139
Average	$3,823,469	$4,772,245	$4,217,535

Stock Award Fair Value was calculated based on the probable outcome of performance conditions as of the relevant measurement date, consistent with the approach described on page 87.

Pension Service Cost

The addition of Pension Service Costs reflects the average annual service costs for the Pension Plan and supplemental pension plans described on page 93.

	2020	2021	2022
Aggregate Non-CEO NEO Pension Plan Service Cost	$192,373	$323,824	$221,538
Aggregate Non-CEO NEO Supplemental Plan Service Cost	$1,194,252	$1,804,485	$1,326,427
Total	$1,386,625	$2,128,309	$1,547,965
Average	$346,656	$354,718	$386,991

There were no plan amendments during the years covered in the table that resulted in prior service costs.

Southern Company 2023 Proxy Statement	103

Executive Compensation Tables

Column (f)

For each Covered Year, our absolute TSR was calculated based on the yearly percentage change in our cumulative TSR on our common stock, par value $5.00 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing stock price on the NYSE on December 31, 2019 through and including the last day of the covered year (each one-year, two-year and three-year periods, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Column (g)

The peer group utilized in the table above is the Philadelphia Utilities Sector Index (UTY). For each Covered Year, the peer group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.

Column (i)

For purposes of this PvP disclosure, our relative TSR is calculated substantially as described above in our Compensation Discussion and Analysis. See page 76 for more information on the calculation of relative TSR and the results shown in this Pay Versus Performance disclosure.

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across the Covered Years, a clear description of the relationships between (1) our cumulative TSR and the cumulative TSR for the peer group reflected in the PVP Table above, (2) PEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above, and (3) non-PEO NEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above.

Compensation Actually Paid vs. Company TSR

Southern TSR vs. Peer Group TSR

104	Southern Company 2023 Proxy Statement

Executive Compensation Tables

Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. 1-Yr rTSR*

 *As noted above, our 2022 LTI program utilized and applied significant weighting to our 3-year relative TSR metric, rather than the 1-year relative TSR metric shown. For more information, see page 75.

Most Important Performance Measures

The following Tabular List provides what the Company believes represent the most important financial performance measures (including relative TSR) we used to link CAP for our PEO and non-PEO NEOs for 2022 to our performance for 2022:

Most Important Performance Measures
1-year Relative TSR
3-year Relative TSR
Return on Equity (ROE)
Earnings per Share (EPS)
GHG Reduction Goal

Southern Company 2023 Proxy Statement	105

Audit Committee Matters

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company and its subsidiaries and management’s report on the Company’s internal control over financial reporting in the 2022 annual report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting with the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations by management and the independent registered public accounting firm of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with the Company’s compliance officer. The Audit Committee held nine meetings during 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2023. Stockholders are being asked to ratify that selection at the 2023 annual meeting.

Audit Committee

William G. Smith, Jr.	Henry A. Clark III	Donald M. James
CHAIR

Policy on Audit and Non-Audit Services

The Audit Committee adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes preapproval requirements for the audit and non-audit services provided by Deloitte & Touche. All of the services provided by Deloitte & Touche in fiscal years 2022 and 2021 and related fees were approved in advance by the Audit Committee.

►	Under the policy, Deloitte & Touche delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by Deloitte & Touche for the Audit Committee to approve. The Audit Committee’s approval of Deloitte & Touche’s annual engagement letter constitutes pre-approval of all services covered in the letter.

►	In addition, under the policy, the Audit Committee has pre-approved the engagement of Deloitte & Touche to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.

►	The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

106	Southern Company 2023 Proxy Statement

Audit Committee Matters

►	Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by Deloitte & Touche. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contributionin- kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage Deloitte & Touche to perform any personal services, such as personal financial planning or personal income tax services.

Principal Independent Registered Public Accounting Firm Fees

The following represents the fees billed to us for the two most recent fiscal years by Deloitte & Touche.

(in thousands)	2022	2021
Audit Fees(1)	$14,951	$15,073
Audit-Related Fees(2)	3,141	2,846
Tax Fees	—	—
All Other Fees(3)	500	613
Total	$18,592	$18,532

(1)	Includes services performed in connection with financing transactions and statutory audits of several Southern Company Gas subsidiaries.
(2)	Represents fees in connection with non-statutory audit services, audits of Southern Power partnerships in 2022 and 2021, audit services associated with reviewing internal controls for a system implementation in 2022 and 2021, audit services associated with a Southern Company Gas forecast review and Southern Power green bond expenditures in 2021 and attest services related to greenhouse gas emissions and Georgia Power, Mississippi Power and Southern Company Gas sustainability bond expenditures in 2022.
(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars and other non-audit advisory services.

ITEM 4

Ratify the Independent Registered Public Accounting Firm for 2023

The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2023. This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR this proposal

The Audit Committee of the Board of Directors is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit our financial statements, including the compensation of such firm and the related audit fee negotiations.

Deloitte & Touche has served as our independent registered public accounting firm since 2002. To ensure continuing independence, the Audit Committee periodically considers whether there should be a change in the independent registered public accounting firm. The Audit Committee and its Chair also participate in the selection of Deloitte & Touche’s lead engagement partner in connection with the mandatory rotation requirements of the SEC.

The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2023. This appointment is being submitted to stockholders for ratification, and the Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche will attend the 2023 annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

Southern Company 2023 Proxy Statement	107

ITEM 5

Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Supermajority Vote Requirement to a Majority Vote

►	The Board has determined that it is in the best interest of the Company and its stockholders to reduce the current two-thirds supermajority vote requirement in Article Eleventh of the Certificate to a majority vote.

►	The Board proposed a similar amendment to the Certificate in several prior years and is putting the amendment up for vote again, consistent with the Board’s and stockholders’ support for a 2022 shareholder proposal from Mr. John Chevedden, an individual stockholder.

The Board recommends a vote FOR this proposal

Current Provision in Certificate

Article Eleventh of our Certificate currently requires the affirmative vote of the holders of at least two-thirds of our issued and outstanding common stock in order to:

►	Authorize or create any class of stock preferred as to dividends or assets over the common stock or reclassify the common stock or change the issued shares of common stock into the same or a greater or less number of shares of common stock either with or without par value or reduce the par value of the common stock (collectively, Stock Changes); and

►	Amend, alter, change or repeal Article Twelfth (with respect to preemptive rights), Article Eleventh (with respect to Stock Changes and amendments to the Certificate) or any provision contained in the Certificate or in any amendment thereto which provides for the vote of the holders of at least two-thirds of the issued and outstanding common stock.

Proposed Amendment to Certificate

The proposed amendment to Article Eleventh of the Certificate is as follows:

►	Replace the two-thirds supermajority vote requirement with a requirement that the affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve any Stock Change; and

►	Remove the two-thirds supermajority vote requirement necessary to amend, alter, change or repeal certain provisions of the Certificate, as more fully described above, so that all amendments, alterations, changes or repeals of the Certificate require the affirmative vote of a majority of the issued and outstanding shares of the capital stock of the Company, which is the default voting standard for such actions under Delaware law.

The text of the proposed amendment to Article Eleventh of the Certificate, marked to show changes from the current Article Eleventh, is shown below. If the proposal is approved, it will become effective upon filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would make promptly after the annual meeting.

Analysis of Provision

A supermajority vote requirement like the one contained in the Certificate is intended to facilitate corporate governance stability and provide protection against self-interested action by large stockholders by requiring broad stockholder consensus to make certain fundamental changes. While such protection can be beneficial to stockholders, as corporate governance standards have evolved, many stockholders and commentators now view this provision as limiting the Board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance.

After considering the arguments in favor of and against the existing supermajority vote requirement, and based on feedback we have solicited from our stockholders on this topic over the years, the Board voted to propose and declare advisable, and to recommend to stockholders that they approve, an amendment to Article Eleventh of the Certificate to reduce the two-thirds supermajority vote requirement to a majority vote requirement to (1) effect any Stock Changes and (2) amend, alter, change or repeal certain provisions of the Certificate.

The Board cannot unilaterally remove the supermajority voting requirement from the Certificate as Delaware law requires stockholder approval for such an amendment to the Certificate.

108	Southern Company 2023 Proxy Statement

Approve Amendment to Certificate

Responsiveness to 2022 Shareholder Proposal on Simple Majority Vote

Mr. Chevedden submitted a shareholder proposal for last year’s annual meeting, similar to previous proposals he has submitted, which included the following resolution:

RESOLVED, Shareholders request that our board take the necessary steps so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

In the 2022 proxy statement, the Board supported the spirit of Mr. Chevedden’s proposal and recommended that stockholders vote FOR the proposal because it agreed with what it believed to be the proposal’s intended purpose.

We committed to putting up for vote in 2023 an amendment to our Certificate to eliminate the only remaining supermajority voting requirement in our governing documents if the shareholder proposal passed at the 2022 annual meeting. Because the proposal received 98% support at the meeting and we continue to believe this amendment would be in the best interests of our stockholders, we are following through on our commitment.

Previous Proposals to Amend the Certificate

We proposed a similar amendment to the Certificate to reduce the supermajority vote requirement to a majority vote in each of 2013, 2016, 2017, 2019 and 2021. The Board recommended that stockholders vote for the proposal to amend the Certificate in each year it has come up for vote.

In 2021, the most recent year this proposal came to vote, the proposal received over 98% support of the votes that were cast, representing over 63% of the issued and outstanding shares. Despite the strong support, the proposal did not achieve the stockholder vote necessary to pass (affirmative vote of at least 66 2/3% of the issued and outstanding shares).

In the years that we have proposed amending the Certificate to reduce the supermajority vote requirement to a majority vote, we have seen an increase in the affirmative vote of the issued and outstanding shares.

Year Submitted for Vote	Affirmative Vote of Issued and Outstanding Shares
2021	63%
2019	61%
2017	61%
2016	57%
2013	51%

In prior years, we have taken meaningful action – including engaging third-party proxy solicitors – in attempts to encourage a strong stockholder turnout. We believe the primary reason we have not received the required affirmative vote of two-thirds of our issued and outstanding shares is due to our large retail stockholder base, which typically returns a lower proportion of proxies than the Company’s institutional stockholder base. Over time, there has been a decrease in the percentage of our outstanding shares that are beneficially held by retail, or individual, stockholders who purchase securities for their own personal account rather than for an organization. Correspondingly, we have seen an increase in the affirmative vote of the issued and outstanding shares supporting this proposal. This year, we have again engaged a leading third-party proxy solicitor to assist with stockholder turnout.

Text of Proposed Amendment to the Certificate

The text of the proposed amendment to Article Eleventh of the Certificate, marked to show changes to the current Article Eleventh, is as follows:

ELEVENTH: The corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, or to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to this reservation; provided, however, that the corporation shall not, unless authorized by the affirmative vote in favor thereof of the holders of at least ~~two-thirds~~ a majority of the issued and outstanding common stock of the corporation given at any annual meeting of stockholders or at any special meeting called for that purpose, ~~(a)~~ authorize or create any class of stock preferred as to dividends or assets over the common stock or reclassify the common stock or change the issued shares of common stock into the same or a greater or less number of shares of common stock either with or without par value or reduce the par value of the common stock, ~~or (b) amend, alter, change or repeal [Intentionally Omitted], Article Twelfth, this provision or any provision contained in the Certificate of Incorporation or in any amendment thereto which provides for the vote of the holders of at least two-thirds of the issued and outstanding common stock.~~

Southern Company 2023 Proxy Statement	109

ITEM 6-8

Vote on Three Stockholder Proposals

X	The Board recommends a vote AGAINST each proposal

The following three proposals were submitted by stockholders. If the stockholder proponent of each proposal, or the proponent’s representative, is present at the annual meeting in person and presents the proposal for a vote, then the proposal will be voted on at the meeting.

Following SEC rules, other than minor formatting changes, we are reprinting the proposals, graphics and supporting statements as they were submitted to us. We take no responsibility for them.

Upon oral or written request to the Corporate Secretary at the address listed on page 53, we will provide information about names, addresses and stockholdings of any co-sponsors of the proposals.

Item 6: Simple Majority Vote

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of at least 100 shares of Southern Company common stock, submitted the following proposal.

Proposal 6 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that results from default to state law and can be subject to replacement. This proposal topic is particularly important because it was approved by 98% of The Southern Company voting shares in 2021 as a management proposal.

This 2023 proposal includes that the Board take all the steps necessary at its discretion to help ensure that the topic of this proposal is approved by the required of 67% of all outstanding shares including a commitment to hire a proxy solicitor to conduct an intensive campaign, a commitment to adjourn the annual meeting to obtain the votes required if necessary and to take a 2-year process if applicable to obtain the necessary shareholder vote turnout to adopt this proposal topic. This proposal does not restrict the Board from using a means to obtain the necessary vote that is not mentioned in this proposal.

For instance PPG Industries, Inc. (PPG) adjourned its annual meeting for weeks to obtain the necessary votes on this proposal topic in 2022 and Raytheon Technologies Corporation (RTX) announced a 2-year process to obtain shareholder approval of this proposal topic in its 2022 proxy.

This proposal includes that the Board make an EDGAR filing approximately 10-days before the annual meeting urging shareholders to vote in favor of a binding simple majority vote proposal like this proposal and explaining all the efforts the board has taken or will take to obtain the necessary vote and all the available efforts that the Board has not taken with an explanation for each available effort not taken. It is important to make an all-out effort now to obtain shareholder approval of this proposal topic in preference to the expense of conducting failed votes on this important proposal topic every year into the foreseeable future.

Extraordinary measures need to be taken to adopt this proposal topic because it won 98% approval from the shares that voted in 2021. However not enough shareholders cast ballots in 2021 and 3 earlier management “attempts” to obtain shareholder approval for this proposal topic. The Southern Company directors were negligent in not taking effective means to increase the low shareholder voting turnout.

With simple majority vote it will be less difficult to adopt improvements to the governance of The Southern Company. The principle of simple majority vote is a win for shareholders, the Board and management.

Please vote yes:

Simple Majority Vote -- Proposal 6

110	Southern Company 2023 Proxy Statement

Stockholder Proposals

Board’s Recommendation and Statement

The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.

The Board has carefully considered this proposal and concluded that its adoption is unnecessary in light of the simple majority vote standard that we are asking stockholders to adopt in Item 5. Moreover, given the vague phrasing of this proposal, it could be interpreted to suggest that the Company should take additional actions beyond those necessary to eliminate the last supermajority requirement in our governing documents, which we believe would run counter to our stockholders’ best interests. Finally, we believe that this proposal’s demands to take “extraordinary measures” to mobilize an uncertain stockholder turnout is not a prudent use of stockholder capital. Accordingly, the Board believes that this proposal is not in the best interests of Southern stockholders and recommends that stockholders vote against this proposal.

The Company’s own proposal in Item 5 will have the effect of eliminating the only remaining supermajority voting requirement in our governing documents, making this proposal unnecessary.

As described in Item 5 on page 108, our governing documents contain only one supermajority voting requirement, Article Eleventh of the Certificate. Our By-Laws do not contain any supermajority voting requirements. As described in the Company’s proposal in Item 5, the Board cannot unilaterally remove the supermajority voting requirement from our Certificate as Delaware law requires stockholders’ approval. For this reason, the Board has approved and recommended that stockholders approve the amendment to our Certificate to eliminate the last remaining supermajority voting requirement, as described in Item 5.

We believe that the Company’s proposal in Item 5 and its accompanying amendment to the Certificate are drafted in a manner that is consistent with market practice and stockholder feedback we have received on this topic. If we receive stockholder approval of the Company’s proposal in Item 5, the Certificate amendment will be filed promptly with the State of Delaware and there will be no remaining supermajority voting standards in our governing documents.

This proposal is vague and could be interpreted to suggest that the Company should take additional actions beyond those necessary or in line with market practice to eliminate the last remaining supermajority voting requirement in our governing documents.

While we agree with this proposal’s stated purpose of eliminating supermajority voting requirements in the Company’s organizational documents, the Board took special notice that this proposal also asks for eliminating “any existing supermajority vote requirement that results from default to state law and can be subject to replacement.” This language appears to be more expansive than the Company’s own proposal in Item 5, although its precise meaning is not clarified elsewhere in this proposal.

For example, under Delaware law, certain stockholders are restricted from engaging in a business combination with a company for a period of three years after buying more than 15% of the company’s stock unless certain criteria are met, including the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. This state law restriction does not apply if the company’s board of directors approves the business combination, and is intended to protect companies against abusive takeover practices.

Delaware law provides Delaware corporations with the ability to “opt out” of this provision. We are uncertain if this proposal is requesting that the Board take this (or any other specific) action, but we believe that this proposal is vague and confusing enough that it could be one interpretation. Furthermore, none of the Company’s Delaware-incorporated peer companies have opted out of the Delaware law default, and only approximately 10% of Delaware-incorporated S&P 500 companies have done so. To that end, our Board believes that “opting out” of the Delaware state law provision described above would neither follow market practice nor would it be in the best interests of stockholders or the Company.

During our extensive, multi-year stockholder engagement on the topic of supermajority voting provisions, stockholders have been clear that they support the elimination of the last supermajority vote requirement in the Certificate, which can be accomplished through support for the Company’s proposal in Item 5 without introducing the ambiguity that would arise with the approval of this proposal.

Southern Company 2023 Proxy Statement	111

Stockholder Proposals

We disagree with this proposal’s characterization of our attempts to increase stockholder voting turnout as well as its demands to devote “extraordinary” resources to achieving its purpose.

At five stockholder meetings in the last decade (2013, 2016, 2017, 2019 and 2021), we submitted a proposal seeking stockholders’ approval to eliminate the last remaining supermajority voting requirement in our organizational documents. Each time, the Board approved and recommended that stockholders approve the appropriate amendment to our Certificate. Each time, the proposed amendment received stockholder support of over 90% of votes cast but failed to receive the required vote of two-thirds of our outstanding shares.

We believe the primary reason we have not received the required affirmative vote of two-thirds of outstanding shares is due to our large retail stockholder base, which typically returns a lower proportion of proxies than the Company’s institutional stockholder base. As noted in the analysis in the Company’s proposal in Item 5, in the years that we have proposed amending the Certificate to reduce the supermajority vote requirement to a majority vote, we have seen an increase in the affirmative vote of the issued and outstanding shares.

Year Submitted for Vote	Affirmative Vote of Issued and Outstanding Shares
2021	63%
2019	61%
2017	61%
2016	57%
2013	51%

Over time, there has been a decrease in the percentage of our outstanding shares that are beneficially held by retail, or individual, stockholders who purchase securities for their own personal account rather than for an organization, and we have seen a corresponding increase in the affirmative vote of the issued and outstanding shares supporting the Company’s proposals to amend the Certificate. We believe that the proposal’s contention that the Company’s “directors were negligent in not taking effective means to increase the low shareholder voting turnout” is false and inaccurate given our prior meaningful action – including engaging third-party proxy solicitors – to encourage a strong stockholder turnout.

This year, we have again engaged a leading third-party proxy solicitor to help us encourage a strong stockholder turnout. However, the costs to the Company to solicit votes from our retail stockholders are very significant and, even with these additional expenditures, the Company may still fail to successfully solicit enough votes. We do not believe that committing at this time to spend millions of additional dollars of stockholder capital or committing to adjourn our annual meeting until we secure the required vote would be a prudent use of time or resources, particularly since the required vote is not guaranteed even with such efforts.

X	The Board recommends a vote AGAINST the proposal.

Item 7: Set Scope 3 GHG Targets

As You Sow, 2020 Milvia Street, Suite 500, Berkeley, California 94704, as representative of Handlery Hotels, Inc., 180 Geary Street, Suite 700, San Francisco, California 94108, holder of 1,543 shares of Southern Company common stock, and a co-filer, submitted the following proposal.

WHEREAS: Energy utilities will play a critical role in achieving the Paris Agreement’s goal of limiting global warming to 1.5 degrees Celsius (“1.5oC”). Electricity production accounts for 25% of national greenhouse gas emissions, and burning natural gas for heat in buildings accounts for approximately 10%.1 In addition, significant upstream emissions are created from the production of the fossil fuels used in power production and heating buildings.2,3 Finally, utilities provide energy to some of the most energy-intensive industries; reducing greenhouse gas (“GHG”) emissions associated with energy production would significantly reduce such emissions.

The International Energy Agency’s Net Zero Scenario sets forth a trajectory for achieving 1.5oC, requiring net zero emissions from power generation by 2035 in advanced economies and globally by 2040, while requiring a 40% reduction of emissions from the building sector by 2030.4

[1]	https://www.epa.gov/ghgemissions/sources-greenhouse-gas-emissions
[2]	https://globalenergymonitor.org/wp-content/uploads/2022/03/GEM_CCM2022_final.pdf
[3]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC6223263/
[4]	https://iea.blob.core.windows.net/assets/deebef5d-0c34-4539-9d0c-10b13d840027/NetZeroby2050-ARoadmapfortheGlobalEnergySector_CORR.pdf, p.99

112	Southern Company 2023 Proxy Statement

Stockholder Proposals

Southern Company has set net zero GHG reduction targets for its Scope 1 but not for its Scope 3 value- chain emissions.5 Approximate 28% of the Company’s total reported GHG footprint occurs from its value chain categories of upstream production of gas, downstream burning of gas by customers, and purchased power from the grid.6 The percentage may be higher. Research has found that the Environmental Protection Agency’s emissions factors for natural gas, on which many utilities’ methane calculations rely, potentially underestimate supply chain methane emissions by 60%.7

Peer utilities are starting to address value-chain emissions in their GHG reduction goals. PSEG and NRG committed to set a net zero target through the Science Based Targets initiative, which requires utilities to address all material Scope 3 value-chain emissions.8 Sempra,9 Duke,10 and Dominion11 set net zero targets covering full Scope 3 value-chain emissions, while Xcel12 and CMS13 have expanded their net zero targets to include customer use of natural gas.

BE IT RESOLVED: Shareholders request the Board issue short and long-term targets aligned with the Paris Agreement’s 1.5oC goal requiring Net Zero emissions by 2050 for the full range of its Scope 3 value chain GHG emissions.

SUPPORTING STATEMENT: Proponents suggest, at management discretion:

►	Taking into consideration approaches used by advisory groups like the Science Based Targets initiative;
►	Providing a timeline for setting its short and long-term Scope 3 GHG reduction targets;
►	Providing an enterprise-wide climate transition plan to achieve net zero Scope 3 emissions;
►	Disclosing annual progress towards meeting its emissions reduction goals.

Board’s Recommendation and Statement

The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.

We share As You Sow’s interest in reducing Southern’s GHG emissions across the value chain to achieve a net zero GHG emissions future, consistent with our core principles of providing clean, safe, reliable and affordable energy to customers and communities, and we are already taking tangible action to reduce our Scope 3 emissions. We also believe that consistent and comparable Scope 3 emission disclosures will allow investors to better assess portfolio risks, and that consistent year-over-year reporting will facilitate the ability of investors to compare Southern’s risk and climate contributions against other peer utilities. For the reasons set forth below, we believe setting reduction targets for our Scope 3 emissions at this time would be premature, not add meaningful information for stockholders unless and until more standardized reporting protocols for Scope 3 emissions, including related mitigation approaches, are widely adopted and instead only expose us to undue risk and distraction.

We have a long-standing commitment to providing climate-related disclosure, including GHG reduction targets, measurement and reporting, which provide transparency into our strategy and performance.

We demonstrate our support for the objectives of the Paris Agreement by actively advancing a net zero by 2050 goal for our Scope 1 emissions, as well as setting an interim target to achieve 50% Scope 1 emissions reduction by 2030 relative to 2007 levels. We provide regular qualitative and quantitative reporting on our progress toward meeting these goals, including detailed information on our fleet transition, retirement of coal units and additions of renewable and zero carbon generation, as well as describing our strategy for achieving our GHG reduction goals. Most recently, we have been transparent about expecting to sustainably achieve our 2030 Scope 1 emissions reduction target no later than 2025, a full five years early. Scope 1 emissions make up about 70% of our overall GHG emissions.

[5]	https://www.southerncompany.com/sustainability/net-zero-and-environmental-priorities/net-zero-transition.html
[6]	https://www.southerncompany.com/content/dam/southerncompany/sustainability/pdfs/CDP ClimateChangeDisclosure.pdf, calculated from Southern Company emissions reporting, p.88-99
[7]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC6223263/
[8]	https://sciencebasedtargets.org/companies-taking-action
[9]	https://www.sempra.com/newsroom/spotlight-articles/shaping-net-zero-future-earth-day
[10]	https://news.duke-energy.com/releases/duke-energy-expands-clean-energy-action-plan
[11]	https://news.dominionenergy.com/2022-02-11-Dominion-Energy-Broadens-Net-Zero-Commitments
[12]	https://nd.my.xcelenergy.com/s/about/newsroom/press-release/xcel-energy-commits-to-net-zero-carbon-goal-by-2050-MCZE7IKJSPUBEI5K3MZ5D3AZ74UQ
[13]	https://www.cmsenergy.com/investor-relations/news-releases/news-release-details/2022/CMS-Energy-to-Combat-Climate-Change-by-Achieving-Net-Zero-Greenhouse-Gas-Emissions-from-Entire-Natural-Gas-System-by-2050/default.aspx

Southern Company 2023 Proxy Statement	113

Stockholder Proposals

For several years, we have published disclosure that includes annual performance data on our GHG emissions and other key metrics. For example, we publish disclosure responsive to the recommendations of the Task Force on Climate-related Financial Disclosures and disclosure aligned with standards of the Sustainability Accounting Standards Board and the Edison Electric Institute/American Gas Association ESG/Sustainability Reporting Template. We also provide detailed information through the CDP Climate Change survey responses, for which we received an A- leadership score for our submissions in both in 2022 and 2021.

We have made significant advancements in recent years in disclosing our Scope 3 emissions, which represent about 30% of our overall GHG emissions.

►	In 2022, Southern enhanced Scope 3 disclosures in its CDP Climate Change survey response by including estimates of all relevant, indirect Scope 3 emissions, including upstream emissions from Southern’s natural gas supply chain, and by better aligning Southern’s downstream Scope 3 natural gas emissions estimate with the GHG Protocol equity share approach.
►	In 2022, Southern engaged in conversations with entities evaluating protocols for methane emissions disclosures to understand and evaluate reporting and quantification frameworks for estimating and disclosing methane emissions. As part of these efforts, Southern is a foundational sponsor of GTI Energy’s Veritas effort to develop a standardized, science-based, technology-neutral approach to calculating and reporting methane emissions.
►	In 2022, our Southern Company Gas subsidiary published a report from an outside consultant analyzing pathways for its natural gas distribution companies to reach net zero direct GHG emissions and analyzed pathways for reducing indirect GHG emissions from its natural gas supply chain and customer use of natural gas.
►	In 2021, Southern engaged an outside consultant to evaluate methodologies for estimating indirect upstream Scope 3 GHG emissions from its natural gas supply chain based on analysis of estimated emissions from gas production, processing and transportation.

We have demonstrated a willingness to set GHG emissions targets and to consistently enhance our climate-related disclosure when this information would be decision-useful for stockholders and other stakeholders.

Setting targets for Scope 3 emissions would be premature given concerns about a lack of standardization and accuracy within existing measurement methodologies and protocols for reporting Scope 3 emissions and related Scope 3 mitigation solutions.

We believe that the methodologies behind measuring Scope 3 emissions and protocols for reporting Scope 3 emissions and related Scope 3 mitigation solutions are currently too unsettled to serve as a firm foundation for setting Scope 3 emission reduction goals with the rigor that our stockholders and other stakeholders expect from us.

►	The Science-Based Targets initiative (SBTi), which is referred to in the proposal, is undertaking a multi-year process to develop guidance relevant to measuring certain methane emissions. In the interim, the SBTi has paused acceptance of commitments and validation of targets for certain natural gas activities until this guidance is finalized.
►	The proposal also refers to emission factors from the Environmental Protection Agency (EPA) for quantifying natural gas emissions. A recent study led by Stanford University estimated that the amount of methane leaking from a prominent U.S. oil and gas producing region could be several times greater than the federal government estimates. Other studies have also identified wide ranges of uncertainty in emissions. Even within EPA, different emissions factors are used for the mandatory GHG reporting program and the GHG inventory program. This wide range of uncertainty could cause Southern, or any other purchaser of natural gas who sets a Scope 3 emissions goal based on the current, imprecise understanding of actual Scope 3 emissions, to be exposed to unnecessary risk while not providing meaningful additional information to investors.
►	In September 2022, the World Resources Institute and World Business Council for Sustainable Development (WRI/ WBSCD) GHG Protocol, the global standard for how many companies (including Southern) measure, manage and report GHG emissions, released the draft Land Sector and Removals Guidance, which intends to provide clarity on the methods and data needed to account for and report GHG emissions and removals from land-based activities and technological carbon dioxide removal activities. The draft guidance is proposing changes to current GHG accounting methodology, and WRI/WBSCD has initiated a process to collect stakeholder input to understand the need, scope and potential approaches to inform updates or additional guidance related to GHG Protocol’s Corporate Standard, Scope 2 Guidance, Scope 3 Standard, and Market-Based accounting approach.

114	Southern Company 2023 Proxy Statement

Stockholder Proposals

Even among our peer utilities who are similarly working to quantify and disclose Scope 3 emissions, there is lack of consensus as to the best approach for measurement and reporting, meaning that data among companies may not be sufficiently comparable to be useful to investors.

Given concerns about the lack of consistency and accuracy in today’s Scope 3 measurement methodologies and reporting, setting Scope 3 goals now would only expose Southern to unnecessary risk without adding meaningful disclosure for investors seeking to compare our performance with peer companies.

We believe our resources are better spent supporting efforts to standardize methane emissions measurement, engaging in efforts to standardize reporting of Scope 3 emissions, including related mitigation approaches, and taking tangible action to reduce our actual Scope 3 emissions.

Southern has taken a leadership role, along with other companies across the natural gas value chain, to advance the measurement and reporting of Scope 3 emissions. As we engage in these activities, we enhance our ability to quantify, evaluate and reduce GHG emissions. We believe Southern can have the most impact at this time by focusing on industry efforts to refine and standardize methane emissions measurement and Scope 3 reporting, enhanced disclosure and tangible, localized initiatives to reduce Scope 3 emissions.

►	Southern is continuing its sponsorship of GTI Energy’s Veritas effort to develop a widely accepted, standardized, science-based, technology-neutral approach to calculating and reporting methane emissions.
►	Our Southern Company Gas subsidiary is a founding member of the ONE Future coalition, a group of natural gas companies working together to voluntarily reduce methane emissions across the natural gas value chain.
►	Southern continued to expand its reporting in 2022 to include all relevant categories of its Scope 3 emissions, including methane and carbon emissions from the leakage and flaring of natural gas during upstream exploration, development, production, gathering and boosting, transmission and storage. Southern is committed to regular enhancement and updating of this reporting in the future.
►	Southern is already employing a deliberate and disciplined approach to reduce Scope 3 emissions by focusing on upstream and downstream solutions which yield value for customers and other stakeholders. In 2022, we expanded our residential energy efficiency programs to include all our distribution companies. We have obtained regulatory support in some of our states to support renewable natural gas solutions for customers, and we are increasing purchases of responsibly sourced natural gas from producers who are limiting methane emissions. In addition, Southern is engaged in a wide range of initiatives to research hydrogen opportunities.

X The Board recommends a vote AGAINST the proposal.

Item 8: Issue Annual Report on Feasibility of Reaching Net Zero

Mr. Steven J. Milloy, 12309 Briarbush Lane, Potomac, Maryland 20854, holder of 67 shares of Southern Company common stock, submitted the following proposal.

Net Zero Report Card

RESOLVED

Shareholders request that, beginning in 2023, Southern Company report annually to shareholders, omitting any confidential business information, about the company’s actual progress toward, and ongoing feasibility of Southern Company’s announced goal of reaching net- zero emissions of greenhouse gases by 2050.

Southern Company 2023 Proxy Statement	115

Stockholder Proposals

SUPPORTING STATEMENT

In 2020, Southern Company adopted the goal of reaching net-zero greenhouse gas emissions by 2050 for the electricity it generates. https://www.southerncompany.com/newsroom/clean-energy/plan-on-net-zero-carbon-emissions-goal.html

But as Carlyle Group executive Megan Starr recently stated, “Net zero is so far off as not to be relevant without near-term targets.” https:// www.bloomberg.com/news/articles/2022-11-08/blackstone-pimco-stay-out-of-net-zero-group-even-after-concessions [bloomberg.com]

The reality of net zero is likely much worse than that.

Since the United Nations began working on climate 30 years ago, manmade emissions of greenhouse gases have increased by about 50%. https://ieep.eu/news/more-than-half-of-all-co2-emissions-since-1751-emitted-in-the-last-30-years [ieep.eu]

The United Nations has stated that “global greenhouse gas emissions show no signs of peaking.” https://wedocs.unep.org/ bitstream/ handle/20.500.11822/26879/EGR2018_ESEN.pdf?sequence=10 [wedocs.unep.org]

Because of real-world cost constraints, grid reliability requirements and technological limitations, it’s not clear that any combination of wind, solar, batteries and other technologies can actually replace fossil fuel generation on a timeframe reasonably consistent with “net zero by 2050.” There is no revolutionary greenhouse gas-free energy technology in the foreseeable future. Carbon offsets and carbon capture and sequestration technology are also unproven means of reducing greenhouse gas emissions on a utility scale.

Not surprisingly, no one has an actual workable, practical and realistic plan to reach net zero by 2050 – no utility or energy company, no public utility service commission, no grid operator, and no government regulatory agency.

The Electric Power Research Institute (EPRI), a utility industry research [sic] group to which Southern Company belongs, has recently admitted in a report that “clean electricity plus direct electrification and efficiency... are not sufficient by themselves to achieve net-zero economy-wide emissions.” https://lcri-netzero.epri.com [lcri-netzero.epri.com]

Moreover, EPRI has not even examined whether ESG is even feasible in terms of supply chain constraints, and operational reliability and resiliency.

At best, corporate promises of net zero currently are pure fantasy. At worse, they are materially false and misleading.

If Southern Company management has a different view and believes that “net zero” by 2050 is not a false and misleading promise, it should report to shareholders its actual progress toward, and ongoing feasibility of attaining “net zero by 2050.”

Board’s Recommendation and Statement

The Board has carefully considered this proposal and recommends that you vote AGAINST the proposal for the reasons described below.

The separate, specific report sought by this proposal would be duplicative and of no added value given our existing climate-related disclosure.

We believe that the separate report sought by Mr. Milloy is unnecessary and would be a meaningful waste of corporate resources because Southern already discloses in great detail our progress toward net zero and concrete decarbonization initiatives, including our fleet transition plans, in numerous public disclosures as well as public regulatory filings. These include:

►	Our 2021 Corporate Responsibility Executive Summary, which provides updates on our sustainability and climate efforts, including updated timelines for proposed coal-fired generation retirements/repowering and renewable energy additions, as well as our overall progress toward our 2030 and 2050 decarbonization goals.
►	Our Implementation and Action Toward Net Zero report, which describes our path toward net zero through several key elements: continued coal transition, utilization of natural gas to enable the fleet transition, further growth in our portfolio of zero-carbon resources, negative carbon solutions, enhanced energy efficiency initiatives and continued investment in R&D focused on clean energy technologies.

116	Southern Company 2023 Proxy Statement

Stockholder Proposals

►	Additional reporting on our sustainability website, including an ESG Data Table that provides annual GHG emissions data and a TCFD Content Index that outlines how our existing disclosures align with the climate-related risks and opportunities disclosure framework recommended by the Task Force on Climate-related Financial Disclosure.
►	Our annual CDP Climate Change survery response, in which we provide extensive information regarding our emissions breakdown, targets and performance, and for which we received an A- score in both 2022 and 2021.
►	The publicly available integrated resource plans submitted by our operating subsidiaries to their respective state regulators, including Georgia Power’s 2022 IRP that sets forth the continuation of the transition of Georgia’s energy resources, growing renewable resources, investments in reliability and resilience, and diverse, flexible customer programs that both economically benefit customers and lead to decarbonization.

We believe that several of Mr. Milloy’s supporting statements regarding the need for the requested report are inaccurate and potentially misleading.

In the proposal’s supporting statement, we believe that Mr. Milloy repeatedly mischaracterizes the climate-related regulatory and business landscape, as well as the opinions and views of industry experts. These mischaracterizations include:

►	The supporting statement contends that “no one has an actual workable, practical and realistic plan to reach net zero by 2050 – no utility or energy company, no public utility service commission, no grid operator, and no government regulatory agency.” We agree that there are challenges to achieving the goals of the Paris Agreement while also continuing to provide reliable and affordable energy to customers. However, implying that there is no realistic pathway to reaching net zero by 2050 is in direct conflict with the stated intentions of policymakers – including the current administration’s stated goals for a zero-carbon electricity grid and a net zero carbon economy by 2050 – as well as the long list of peer utility companies that have likewise set, and regularly report on progress toward, their own net zero goals. To reach net zero by 2050, the Company is focused on, among other things, transitioning its generating fleet and making the necessary related investments in transmission and distribution grids, research and development on new technologies such as long-duration storage, carbon capture and utilization and advanced nuclear power, and advocating for sound energy policy. We are working constructively with our state regulators through the IRP processes in a manner that addresses affordability, reliability and resiliency for customers.
►	The supporting statement further contends that the Electric Power Research Institute (EPRI) “recently admitted in a report that ‘clean electricity plus direct electrification and efficiency... are not sufficient by themselves to achieve net-zero economy-wide emissions’”. However, this is a mischaracterization of a statement from EPRI’s Net-Zero 2050 report. EPRI’s report, based on EPRI modeling and other research, discusses the need for further advancements in technologies, as well as reducing the cost of technologies, to achieve economy-wide net zero targets. This does not mean that the utility industry “can’t attain net zero” – rather, it is a statement about economy-wide net zero, which covers activities and emissions sources outside of the electric sector.
►	The supporting statement quotes Megan Starr, a Partner and Global Head of Impact at The Carlyle Group who works with Carlyle’s portfolio companies in support of Carlyle’s own firmwide net zero goals, as stating that “Net zero is so far off as not to be relevant without near-term targets”. We disagree with the supporting statement’s implication that long-term net zero targets are “pure fantasy”, but we agree with the need for interim targets to demonstrate progress toward those long-term goals. For that reason, our existing disclosure also provide regular updates on our progress toward meeting our interim 2030 goal of 50% GHG emissions reduction relative to our 2007 benchmark. Notably, we expect to sustainably meet this goal no later than 2025, a full five years ahead of our goal.

The apparent motivation for this proposal conflicts directly with Southern’s existing business strategy as well as views expressed by the holders of a significant amount of our stock.

Our conclusion from reviewing Mr. Milloy’s request is not that Southern lacks disclosure on the details of our net zero strategy, but rather that Mr. Milloy disagrees with the strategy described in that disclosure. Southern welcomes the views and opinions of our stockholders, and extensively engages with stockholders on a variety of issues, including climate change and sustainability. During these engagements, we have received widespread support for our efforts to set targets and strategy aligned with a net zero by 2050 goal. Moreover, our targets and strategy are an output of extensive engagements with stakeholders – including our regulators, customers and communities – and reflect those stakeholders’ perspectives.

Southern Company 2023 Proxy Statement	117

Stockholder Proposals

We believe the underlying views of Mr. Milloy and his associated organizations, including the activist group Burn More Coal, conflict directly with the perspectives conveyed by the holders of a significant amount of our stock and other stakeholders and, accordingly, that preparing a separate report that is narrowly responsive to Mr. Milloy’s views and suggests that we incorporate views of specific special-interest organizations, would not be an efficient use of resources and in the best interests of our stockholders.

X The Board recommends a vote AGAINST the proposal.

Stock Ownership Information

Stock Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned as of February 28, 2023 by Directors, NEOs and executive officers. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The shares owned by all Directors, NEOs and executive officers as a group constitute less than one percent of the total number of shares of common stock outstanding.

Directors and Executive Officers	Shares Owned Directly or Indirectly(1)	Deferred Common Stock Units(2)	Shares Individuals Have Rights to Acquire within 60 Days(3)	Total Shares Beneficially Owned(4)
Janaki Akella	—	11,828	—	11,828
Henry A. Clark III	2,000	57,250	—	59,250
Mark A. Crosswhite	248,559	—	—	248,559
Anthony F. Earley, Jr.	24,261	17,548	—	41,809
Thomas A. Fanning(5)	1,078,121	—	—	1,078,121
David J. Grain	500	63,955	—	64,455
Colette D. Honorable	—	8,269	—	8,269
Donald M. James	—	174,389	—	174,389
John D. Johns	730	71,260	—	71,990
Dale E. Klein	—	44,578	—	44,578
Stephen E. Kuczynski	151,284	—	—	151,284
David E. Meador(6)	—	—	—	—
Ernest J. Moniz	3,500	15,135	—	18,635
William G. Smith, Jr.	11,711	131,194	—	142,904
Kristine L. Svinicki	—	3,376	—	3,376
Lizanne Thomas(6)	—	—	—	—
Daniel S. Tucker	42,667	—	—	42,667
E. Jenner Wood III	6,721	55,286	—	62,008
Christopher C. Womack	47,169	—	—	47,169
Directors and Executive Officers as a Group (28 people)(7)	2,153,851	654,067	36,917	2,844,835

(1)	Includes shares held solely by or jointly with family members as follows: Mr. Crosswhite – 100; Mr. Earley – 24,261; Mr. Johns – 670; Mr. Smith – 1,345; Mr. Tucker - 746; and Directors and Executive Officers as a Group – 36,108.
(2)	Represents the number of deferred common stock units held under the Director Deferred Compensation Plan that are payable in common stock or cash upon departure from the Board.
(3)	The shares in this column represent stock options.
(4)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.
(5)	Includes 113,617 shares held by a trust for which Mr. Fanning has voting and investment control.
(6)	Mr. Meador and Ms. Thomas were elected to the Board effective April 1, 2023.
(7)	This item includes all Directors and the executive officers serving as of April 14, 2023.

118	Southern Company 2023 Proxy Statement

Stock Ownership Information

Stock Ownership of Greater than 5% Beneficial Owners

According to a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc., a Schedule 13G/A filed with the SEC on February 10, 2023 by State Street Corporation, a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group and a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Associates, Inc., the following reported beneficial ownership of more than 5% of our outstanding shares of common stock as of December 31, 2022.

Name and Address	Shares Beneficially Owned(1)	Percentage of Class Owned
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	80,958,615	7.4%
State Street Corporation, One Lincoln Street, Boston, MA 02111	65,211,094	6.0%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	97,914,225	9.0%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	60,187,487	5.5%

(1)	According to the filings, BlackRock Inc. held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b) (1) (ii)(G), State Street Corporation held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b) (1)(ii)(G), The Vanguard Group held all of its shares as an investment advisor in accordance with SEC Rule 13(d)-1(b)(1) (ii)(E) and T. Rowe Price Associates, Inc. held all of its shares as an investment advisor in accordance with SEC Rule 13(d)-1(b)(1)(ii)(E).
According to the filings:
—	BlackRock, Inc. has sole voting power with respect to 75,747,318 of its shares and sole dispositive power with respect to all 80,958,615 of its shares.
—	State Street Corporation has shared voting power with respect to 56,608,894 of its shares and shared dispositive power with respect to 65,181,404 of its shares.
—	The Vanguard Group has shared voting power with respect to 1,977,525 of its shares, sole dispositive power with respect to 92,956,888 of its shares and shared dispositive power with respect to 4,957,337 of its shares.
—	T. Rowe Price Associates, Inc. has sole voting power with respect to 32,223,929 of its shares and sole dispositive power with respect to all 60,187,487 of its shares.

Delinquent Section 16(a) Reports

Based on our review of Forms 3, 4 and 5 and written representations furnished to us, we believe that the reports required to be filed by reporting persons during the fiscal year ended December 31, 2022 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), were filed on a timely basis, except for a Form 4 for Martin B. Davis to report a transaction in November 2022 involving the sale of shares that was filed late due to an administrative error.

Southern Company 2023 Proxy Statement	119

FAQs about Voting and the Annual Meeting

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Item		Board Recommendation	Voting Standard	Abstentions	Uninstructed Shares
1	Election of 16 Directors	✓ FOR	Majority of votes cast for each Director	No effect	No effect
2	Advisory vote to approve executive compensation (Say on Pay)	✓ FOR	Majority of votes cast	No effect	No effect
3	Advisory vote to approve frequency of future advisory votes on executive compensation (Say on Frequency)	✓ ONE YEAR	Plurality of votes cast	No effect	No effect
4	Ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for 2023	✓ FOR	Majority of votes cast	No effect	Discretionary voting by broker permitted
5	Approve an amendment to the Restated Certificate of Incorporation to reduce the supermajority vote requirement to a majority vote	✓ FOR	At least two-thirds of issued and outstanding shares	Count as a vote against	Count as a vote against
6-8	Vote on three shareholder proposals	X AGAINST	Majority of votes cast	No effect	No effect

Information about the Annual Meeting

Q	How will the annual meeting be conducted this year?

A	We are planning to hold our 2023 annual stockholder meeting in person. The meeting will be held at The Lodge Conference Center at Callaway Gardens, 4500 Southern Pine Drive, Pine Mountain, Georgia 31822, starting at 10:00 am ET.

Q	What do I need to bring to gain admission to the annual meeting? Are there restrictions on what I am permitted to bring into the annual meeting?

A	All stockholders as of the record date for the annual meeting are invited to attend the meeting. Stockholders need to bring photo identification, such as a driver’s license, and proof of stock ownership to gain admission to the annual meeting.
►	If you are a holder of record, the top half of your proxy card is your proof of stock ownership.
►	If you hold your shares in street name, you will need proof of stock ownership to be admitted to the annual meeting. Acceptable methods to demonstrate proof of ownership are a recent brokerage statement, a letter from your bank or broker or the Notice of Internet Availability of Proxy Materials (Notice) you received in the mail.

Large bags, backpacks and weapons may not be brought into the annual meeting. Cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment and electronic devices are not permitted to be used during the annual meeting.

Q	I am not able to attend the annual meeting in person. Will I be able to watch the annual meeting online?

A	A live webcast of the annual meeting is planned for individuals that are not able to attend in person, though you will not be able to vote your shares or submit questions via the live webcast. The live webcast can be viewed on our website at investor.southerncompany.com. A replay of the annual meeting will be posted at investor.southerncompany.com following the meeting.

120	Southern Company 2023 Proxy Statement

FAQs about Voting and the Annual Meeting

Q	Are there rules of conduct for the annual meeting?

A	The rules of conduct, which provide information regarding the rules and procedures for participating in the annual meeting, will be available for stockholders when they check in for the annual meeting.

Q	Can I ask a question at the annual meeting?

A	We welcome questions from stockholders who are attending the annual meeting in person in accordance with our meeting rules of conduct.

Information about Voting

Q	Who is entitled to vote?

A	All stockholders of record at the close of business on the record date of March 27, 2023 may vote. On that date, there were 1,091,514,582 shares of the Company’s common stock outstanding and entitled to vote.

Q	How do I vote my shares?

A	You may give voting instructions by internet, by phone or, if you received a printed proxy form, by mail. Information for giving voting instructions is on the Notice or form of proxy and trustee voting instruction form (proxy form).

For those investors whose shares are held by a broker, bank or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee in order to instruct your broker, bank or nominee on how to vote.

Q	Can I vote at the meeting if I plan to attend in person?

A	If you are a holder of record, you may vote at the annual meeting. We will have ballots available at the meeting. If you hold your shares in street name and you want to give voting instructions at the meeting, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares and bring the legal proxy with you to the meeting.

Q	What shares are included on the proxy form?

A	If you are a stockholder of record, you will receive only one Notice or proxy form for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

Please vote proxies for all accounts to ensure that all of your shares are voted. If you wish to consolidate multiple registered accounts, contact EQ Shareowner Services at 1-800-554-7626 or at www.shareowneronline.com.

Q	Will my shares be voted if I do not vote by internet, by telephone or by signing and returning my proxy form?

A	If you are a holder of record and you do not vote, then your shares will not count in deciding the matters presented for stockholder consideration at the annual meeting.

If you are a current or former Southern Company system employee or other individual who holds shares of common stock in the Southern Company ESP and you do not provide the trustee of the ESP (Trustee) with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

Procedures are in place to safeguard the confidentiality of your voting instructions.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

If your shares are held through a bank, broker or other nominee, your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting. These circumstances include voting your shares on routine matters under NYSE rules, such as the ratification of the appointment of our independent registered public accounting firm described in Item 4 this proxy statement. With respect to Item 4, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The remaining proposals are not considered routine matters under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions, the brokerage firm cannot vote the shares on that proposal.

Southern Company 2023 Proxy Statement	121

FAQs about Voting and the Annual Meeting

We encourage you to provide instructions to your broker or bank by voting your proxy so that your shares will be voted at the annual meeting in accordance with your wishes.

Q	What is notice and access?

A	The SEC’s notice and access rule allows companies to deliver a Notice to stockholders in lieu of a paper copy of the proxy statement and annual report. The Notice provides instructions as to how stockholders can access the proxy statement and the annual report online, contains a listing of matters to be considered at the annual meeting and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the proxy statement and the annual report are set forth on the Notice.

Shares must be voted by internet, by phone or by completing and returning a proxy form. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes.

Q	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy form?

A	Stockholders should specify their choice for each matter on the proxy form. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board’s recommendations.

Q	Can I change my vote?

A	Yes. If you are a holder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting or by attending the annual meeting and voting your shares in person.

If your shares are held through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

Q	How are votes counted?

A	Each share counts as one vote.

Q	How many votes do you need to hold the annual meeting?

A	A quorum is required to transact business at the annual meeting. Stockholders of record holding shares of stock constituting a majority of the shares entitled to be cast present virtually or represented by proxy constitutes a quorum.

Abstentions that are marked on the proxy form and broker non-votes are included for the purpose of determining a quorum, but shares that otherwise are not voted are not counted toward a quorum.

Q	What are broker non-votes?

A	Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker, bank or other nominee indicates on its proxy form, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by NYSE rules.

Information about Stockholder Proposals and Nominations

Q	When are stockholder proposals due for inclusion in our proxy materials for the 2024 annual meeting?

A	The deadline for the receipt of stockholder proposals to be considered for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act for the 2024 annual meeting is December 16, 2023. Such proposals must comply with the requirements of Rule 14a-8 and be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. The proxies solicited by the Board of Directors for the 2024 annual meeting will confer discretionary authority on the proxy holders to vote in their discretion on any stockholder proposal or nomination presented at that meeting that is not included in our proxy materials.

122	Southern Company 2023 Proxy Statement

FAQs about Voting and the Annual Meeting

Q	How can stockholders include nominees in our 2024 proxy materials under the proxy access provisions of our By-Laws?

A	Under our By-Laws, stockholders may nominate a person for election as a director at an annual meeting to be included in our proxy materials if the stockholders satisfy certain requirements. Generally, a stockholder, or group of up to 20 stockholders, must own, continuously for at least three years, at least 3% of our outstanding shares that are entitled to vote generally in the election of directors to be eligible to make a proxy access nomination. Stockholders who meet these requirements may nominate the greater of two directors or directors representing 20% of the directors in office as of the last day a notice may be delivered.

If a stockholder wants to nominate a director to be included in our proxy materials and form of proxy for the 2024 annual meeting of stockholders, the nomination must be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 and received no earlier than November 16, 2023 and no later than December 16, 2023. However, if the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, the Corporate Secretary must receive the notice no earlier than the 150th day before the annual meeting and not later than the 120th day before the annual meeting or the tenth day following the day on which first public announcement of the annual meeting date is first made by the Company.

If you will be nominating a director for election to be included in our 2024 proxy materials, there are special requirements that apply. These requirements are contained in Section 40 of our By-Laws, which are posted in the Corporate Governance section of our website at investor.southerncompany.com.

In addition to satisfying the requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 25, 2024. Notice should be addressed to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.

Q	How can stockholders make proposals or nominations at our 2024 annual meeting that will not be included in our proxy materials?

A	Stockholders intending to present a proposal or make a nomination at our 2024 annual meeting that will not be included in our proxy materials must comply with the procedural requirements set forth in our By-Laws.

A stockholder must deliver a written notice of a proposal or nomination and the information required by our By-Laws to our Corporate Secretary at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to or more than 70 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th calendar day prior to such annual meeting and the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

Assuming the 2024 annual meeting is held on schedule (so that the 2024 annual meeting is not more than 30 calendar days prior to and not more than 70 calendar days after the anniversary date of the 2023 annual meeting), then we must receive the written of a proposal or nomination no earlier than February 24, 2024 and no later than March 25, 2024.

Any notice that is mailed, faxed, emailed or otherwise delivered to anyone other than our Corporate Secretary must still be received by the Corporate Secretary no later than the relevant date specified above.

Our By-Laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our Corporate Secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the stockholder in the business and certain other information about the stockholder. This is not a complete description of all information that is required to be provided to the Company. The By-Law requirements are contained in Sections 9, 10 and 11 of our By-Laws, which are posted on the Corporate Governance section of our website at investor.southerncompany.com.

Southern Company 2023 Proxy Statement	123

FAQs about Voting and the Annual Meeting

Q	Could any additional proposals be raised at the annual meeting?

A	As described above, our By-Laws require that a stockholder provide advance notice of any proposal or nomination to be brought at an annual meeting that is not included in our proxy materials. Notices by stockholders to bring proposals and nominations for the 2023 annual meeting of stockholders in accordance with our By-Laws had to be delivered to, or received by, the Company not earlier than February 24, 2023 or later than March 26, 2023.

The Company did not receive any notices from stockholders pursuant to our By-Laws to bring proposals or nominations before the annual meeting. Therefore, we do not know of any items, other than those referred to in the Notice that may properly come before the meeting. If any other business properly comes before the meeting, the proxy holder will vote on those matters in accordance with their best judgment.

Other Information

Q	Can I request a copy of the Company’s 2022 Annual Report on Form 10-K?

A	Yes. A copy of our 2022 Annual Report on Form 10-K including financial statements, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308 or by sending a request to shareholderservices@southernco.com. You can also access the document on our website at investor.southerncompany.com.

Q	Does the Company offer electronic delivery of proxy materials?

A	Yes. Most stockholders can elect to receive an email that will provide an electronic link to the proxy statement, annual report and proxy voting site. Opting to receive your proxy materials online saves us the cost of producing and mailing documents. You may sign up for electronic delivery when you vote your proxy via the internet or by visiting www.icsdelivery.com/so. Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment. If you consent to electronic access, you will be responsible for your usual internet-related charges (e.g., online fees and telephone charges) in connection with electronic viewing and printing of the proxy statement and annual report. We will continue to distribute printed materials to stockholders who do not consent to access these materials electronically.

Q	What is “householding?”

A	Stockholders sharing a single address may receive only one copy of the proxy statement and annual report or the Notice, unless the transfer agent, broker, bank or other nominee has received contrary instructions from any owner at that address. This practice, known as householding, is designed to reduce printing and mailing costs. If a stockholder of record would like to either participate or cancel participation in householding, he or she may contact EQ Shareowner Services at 1-800-554-7626. If you own indirectly through a broker, bank or other nominee, please contact your financial institution.

Q	Who is soliciting my proxy and who pays the expense of such solicitations?

A	Your proxy is being solicited on behalf of the Board.

We pay the cost of soliciting proxies. We have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $25,000, plus additional fees for telephone and other solicitation of proxies or other services, if needed, and reimbursement of out-of-pocket expenses. Our officers or other employees may solicit proxies to have a larger representation at the meeting. None of these officers or other employees will receive any additional compensation for these services. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the common stock.

124	Southern Company 2023 Proxy Statement

Reconciliation of Non-GAAP Information

In this proxy statement, we show EPS as calculated in accordance with GAAP and adjusted EPS which excludes certain items. Southern Company management uses this non-GAAP measure to evaluate the performance of Southern Company’s ongoing business activities and its annual performance on a basis consistent with the assumptions used in developing applicable performance targets and to compare certain results to prior periods. Southern Company believes this presentation is useful to investors by providing additional information for purposes of evaluating the performance of its business activities. This presentation is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

	Year Ended December 31,
(In millions, except earnings per share)	2022	2021	2020
Net Income – GAAP	$3,524	$2,393	$3,119
Average Shares Outstanding	1,075	1,061	1,058
Basic Earnings Per Share	$3.28	$2.26	$2.95

Net Income – GAAP	$3,524	$2,393	$3,119
Less Non-GAAP Excluding Items:
Acquisition and Disposition Impacts(1)	(115)	209	60
Tax Impact	32	(90)	(22)
Estimated Loss on Plants Under Construction(2)	(199)	(1,703)	(328)
Tax Impact	51	433	84
Wholesale Gas Services(3)	—	18	17
Tax Impact	—	(3)	(3)
Impairments(4)	(119)	(91)	(206)
Tax Impact	—	19	101
Loss on Extinguishment of Debt(5)	—	(23)	(29)
Tax Impact	—	6	7
Net Income – Excluding Items	$3,874	$3,618	$3,438
Basic Earnings Per Share – Excluding Items	$3.60	$3.41	$3.25

(1)	Net income for the year ended December 31, 2022 includes impairment charges totaling $131 million pre-tax ($99 million after-tax) and other disposition impacts associated with the sales of two Southern Company Gas natural gas storage facilities. Net income for the year ended December 31, 2021 primarily includes: (i) a $93 million pre-tax ($99 million after-tax) gain associated with the termination of a leasehold interest in assets associated with two leveraged lease projects; (ii) $16 million of income tax benefits recognized as the result of another leveraged lease investment disposition; and (iii) a $121 million pre-tax ($92 million after-tax) gain on the sale of Sequent, as well as $85 million of additional tax expense due to the resulting changes in state apportionment rates. Net income for the year ended December 31, 2020 includes: (i) a $39 million pre-tax ($23 million after-tax) gain on the sale of Plant Mankato and (ii) a $22 million pre-tax ($16 million after-tax) gain on the sale of a natural gas storage facility.
(2)	Net income for the years ended December 31, 2022, 2021 and 2020 includes aggregate net charges of $183 million pre tax ($137 million after tax), $1.7 billion pre tax ($1.3 billion after tax), and $325 million pre tax ($242 million after tax), respectively, for estimated probable losses on Georgia Power’s construction of Plant Vogtle Units 3 and 4. Further charges related to Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain. Net income for all periods presented includes charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power’s Kemper IGCC. Mississippi Power expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)	Net income for the years ended December 31, 2021 and 2020 includes the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting net income and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(4)	Net income for the year ended December 31, 2022 include an impairment charge associated with goodwill at PowerSecure. Net income for the years ended December 31, 2021 and 2020 includes impairment charges associated with two leveraged leases. Net income for the year ended December 31, 2021 also includes pre-tax impairment charges totaling $84 million ($67 million after tax) related to Southern Company Gas’ investment in the PennEast Pipeline project.
(5)	Net income for the years ended December 31, 2021 and 2020 includes costs associated with the extinguishment of debt at Southern Company. Further debt extinguishment charges may occur at Southern Company or its non-regulated subsidiaries; however, the amounts and timing of any such costs are uncertain.

Southern Company 2023 Proxy Statement	125

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements based on current expectations and plans that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning key financial objectives, expected unit retirements, GHG emission reduction goals and the construction and startup of Plant Vogtle Units 3 and 4. Southern Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized.

The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as supplemented, and in subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:

►	the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;
►	the extent and timing of costs and legal requirements related to coal combustion residuals;
►	current and future litigation or regulatory investigations, proceedings or inquiries, including litigation and other disputes related to the Kemper County energy facility and Plant Vogtle Units 3 and 4;
►	the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources;
►	variations in demand for electricity and natural gas;
►	available sources and costs of natural gas and other fuels and commodities;
►	the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects and operational interruptions to natural gas distribution and transmission activities;
►	transmission constraints;
►	the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of facilities or other projects, including Plant Vogtle Units 3 and 4 (which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale) and Plant Barry Unit 8, due to current and/or future challenges which include, but are not limited to, changes in labor costs, availability and productivity; challenges with the management of contractors or vendors; subcontractor performance; adverse weather conditions; shortages, delays, increased costs or inconsistent quality of equipment, materials and labor; contractor or supplier delay; the impacts of inflation; delays due to judicial or regulatory action; nonperformance under construction, operating or other agreements; operational readiness, including specialized operator training and required site safety programs; engineering or design problems or any remediation related thereto; design and other licensing-based compliance matters, including, for Plant Vogtle Unit 4, inspections and the timely submittal by Southern Nuclear Operating Company, Inc. of the Inspections, Tests, Analyses and Acceptance Criteria (standards established by the Nuclear Regulatory Commission (NRC)) documentation and the related investigations, reviews and approvals by the NRC necessary to support NRC authorization to load fuel; challenges with start-up activities, including major equipment failure, or system integration; and/or operational performance; continued challenges related to the COVID-19 pandemic or future pandemic health events; continued public and policymaker support for projects; environmental and geological conditions; delays or increased costs to interconnect facilities to transmission grids; and increased financing costs as a result of changes in market interest rates or as a result of project delays;
►	the ability to overcome or mitigate the current challenges at Plant Vogtle Units 3 and 4 that could further impact the cost and schedule for the project;
►	legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4 and Plant Barry Unit 8, including PSC approvals and FERC and NRC actions;

126	Southern Company 2023 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements

►	under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction;
►	the notices of tender by Oglethorpe Power Company and the City of Dalton of a portion of their ownership interests in Plant Vogtle Units 3 and 4 to Georgia Power, including related litigation;
►	in the event Georgia Power becomes obligated to provide funding to Municipal Electric Authority of Georgia (MEAG Power) with respect to the portion of MEAG Power’s ownership interest in Plant Vogtle Units 3 and 4 involving Jacksonville Electric Authority, any inability of Georgia Power to receive repayment of such funding;
►	the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;
►	investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds;
►	advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and negative carbon concepts;
►	performance of counterparties under ongoing renewable energy partnerships and development agreements;
►	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and fuel and other cost recovery mechanisms;
►	the ability to successfully operate the electric utilities’ generating, transmission and distribution facilities, Southern Power’s generation facilities and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions;
►	the inherent risks involved in operating and constructing nuclear generating facilities;
►	the inherent risks involved in transporting and storing natural gas;
►	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;
►	internal restructuring or other restructuring options that may be pursued;
►	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries;
►	the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required;
►	the ability to obtain new short- and long-term contracts with wholesale customers;
►	the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks;
►	global and U.S. economic conditions, including impacts from recession, inflation, interest rate fluctuations and financial market conditions, and the results of financing efforts;
►	access to capital markets and other financing sources;
►	changes in Southern Company’s and any of its subsidiaries’ credit ratings;
►	the replacement of the London Interbank Offered Rate with an alternative reference rate;
►	the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;
►	catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences;
►	the potential effects of the continued COVID-19 pandemic;
►	the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources;
►	impairments of goodwill or long-lived assets; and
►	the effect of accounting pronouncements issued periodically by standard-setting bodies.

Southern Company expressly disclaims any obligation to update any forward-looking information.

Southern Company 2023 Proxy Statement	127

Appendix A - Definitions of Key Terms

Term	Definition
Alabama Power or APC	Alabama Power Company
Atlanta Gas Light	Atlanta Gas Light Company, a wholly-owned subsidiary of Southern Company Gas
Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a joint venture to construct and operate a natural gas pipeline in which Southern Company Gas held a 5% ownership interest through March 24, 2020
Benefits Protection Plan	Amended and Restated Southern Company Change in Control Benefits Protection Plan, effective August 15, 2022
CD&A	Compensation Discussion & Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Director Deferred Compensation Plan	Deferred Compensation Plan for Outside Directors of The Southern Company, as amended and restated effective June 1, 2021 and subsequently amended thereafter effective June 1, 2021
EPRI	Electric Power Research Institute
EPS	Earnings per share
ESG	Environmental, social and governance
GAAP	Generally accepted accounting principles
Georgia Power or GPC	Georgia Power Company
GHG	Greenhouse gas
Gulf Power	Gulf Power Company, until January 1, 2019 a wholly-owned subsidiary of Southern Company
IGCC	Integrated coal gasification combined cycle, the technology originally approved for Mississippi Power’s Kemper County Energy Facility
IRP	Integrated resource plan
LTI	Long-term incentive program offered under the 2021 Omnibus Plan
Mississippi Power or MPC	Mississippi Power Company
NEOs	Named Executive Officers
Nicor Gas	Northern Illinois Gas Company, a wholly-owned subsidiary of Southern Company Gas
Notice	Notice of internet availability of proxy materials
NYSE	New York Stock Exchange
2011 Omnibus Plan	Southern Company Omnibus Incentive Compensation Plan, approved by stockholders in 2011
Term	Definition
2021 Omnibus Plan	The Southern Company 2021 Equity and Incentive Compensation Plan, approved by stockholders in 2021
PennEast Pipeline	PennEast Pipeline Company, LLC, a joint venture in which Southern Company Gas has a 20% ownership interest
Pivotal LNG	Pivotal LNG, Inc., through March 24, 2020, a wholly-owned subsidiary of Southern Company Gas
PowerSecure	PowerSecure, Inc., a wholly-owned subsidiary of Southern Company
R&D	Research and development
SCS	Southern Company Services, Inc., the Southern Company system service company and a wholly-owned subsidiary of Southern Company
SEC	U. S. Securities and Exchange Commission
SEGCO	Southern Electric Generating Company, 50% owned by each of Alabama Power and Georgia Power
Sequent	Sequent Energy Management, L.P., a wholly-owned subsidiary of Southern Company Gas
Severance Plan	Southern Company Senior Executive Change in Control Severance Plan, as amended and restated effective August 15, 2022
Southern Company, Southern, the Company, we, us or our	The Southern Company
Southern Company Gas or Gas	Southern Company Gas and its subsidiaries
Southern Company system	Southern Company, the traditional electric operating companies, Southern Power, Southern Company Gas, SEGCO, Southern Nuclear, SCS, Southern Linc, PowerSecure, and other subsidiaries
Southern Linc	Southern Communications Services, Inc., a wholly-owned subsidiary of Southern Company, doing business as Southern Linc
Southern Nuclear	Southern Nuclear Operating Company, Inc., a wholly-owned subsidiary of Southern Company
Southern Power	Southern Power Company and its subsidiaries
Tax code or Code	Internal Revenue Code of 1986, as amended
TSR	Total shareholder return

128	Southern Company 2023 Proxy Statement

Appendix B - Benefit Plan Summary

The following section provides information on compensation plans sponsored by the Company or its subsidiaries in which the Named Executives Officers participated during 2022.

Retirement Plans – Pension and Supplemental Pension Plans

Pension Plan. The Southern Company Pension Plan is a broad-based, funded tax-qualified defined benefit in which substantially all employees participate after one year of service. A participant’s benefit formula in the Pension Plan is dependent upon the participant’s date of hire.

Vesting. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. As of December 31, 2022, all of the NEOs were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence prior to age 65 provided they met the applicable early retirement age and service provisions. Early retirement Pension Plan benefits are reduced by actuarially determined factors, other than those benefits accrued under the Cash Balance Formula.

If a participant dies while actively employed and is vested in the Pension Plan as of the date of death, the participant’s beneficiary is entitled to survivor benefits. If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to (a) commence retirement payments under the Final Average Earnings Formula or (b) qualifies for unreduced benefits under the Career Average Pay Formula. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

Benefit Formula - Final Average Earnings: The description below applies to each NEO, as participants hired by the Company before January 1, 2016.

►	The plan benefit equals the greater of amounts computed using a 1.7% Offset Formula and a 1.25% Formula. The highest three years of pay out of a participant’s last 10 calendar years of service are averaged to derive a final average earnings.
►	1.7% Offset Formula: 1.7% of final average earnings (base pay only) times years of credited service less an offset related to Social Security benefits.
►	1.25% Formula: 1.25% of final average earnings (base play plus annual performance-based compensation earned) times years of credited service.
►	Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of credited service. Participants who retire early receive a 0.3% reduction for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.
►	As of December 31, 2022, all of the NEOs employed on that date and covered under the Final Average Earnings Formula were retirement- eligible.
►	For NEOs covered under the Final Average Earnings Formula, the number of years of credited service is one year less than the number of years of employment.

Payment of Benefits. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. An actuarial reduction applies if a retiring participant chooses a payment form other than a single life annuity. It is assumed that male Pension Plan participants are two years older than their spouses.

Limitations on Benefits. Benefits are limited to a statutory maximum. The statutory limit restricts eligible compensation under the pension plan; the limit for 2022 was $305,000.

Supplemental Benefit Plan (Pension-Related) (SBP-P). The SBP-P is an unfunded retirement plan that is not tax qualified. This plan makes highly-paid employees whole by (i) providing any benefits that the Pension Plan cannot pay due to the Limitations on Benefits described above and (ii) ignoring pay deferrals. When an SBP-P participant separates from

Southern Company 2023 Proxy Statement	129

Benefit Plan Summary

service, vested monthly benefits provided by the benefit formulas described below are converted into a single sum value. If the separating participant is a “specified employee” under Section 409A of the Code, the first installment will be delayed for 6 months after the date of separation.

Vesting. The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service. In the event of a change in control, the benefits accrued under the SBP-P through the date of such change in control will vest and become non-forfeitable.

Benefit Formula - Final Average Earnings: The discount rate used in the single sum value calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than 6%.

Payment of Benefits - Final Average Earnings Formula: Vested participants subject to the Final Average Earnings Formula terminating prior to becoming retirement eligible will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.

If an SBP-P participant who is subject to the Final Average Earnings Formula dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the single sum value in installments as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

Supplemental Executive Retirement Plan (SERP). The SERP is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees covered under the Final Average Earnings Formula additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. The SERP was closed to new hires and future promotions effective January 1, 2016. The SERP’s early retirement, survivor benefit and disability provisions mirror the SBP-P’s provisions.

Vesting. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. The SERP benefits vest for participants who are not retirement-eligible upon a change in control.

Benefit Formula. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.

Retirement Plans – Employee Savings Plan

Employee Savings Plan (ESP). The ESP is a 401(k) defined contribution plan covering substantially all employees.

Supplemental Benefit Plan (SBP). The SBP is a nonqualified deferred compensation plan where the Company can make contributions that are prohibited to be made under the ESP due to limits prescribed under the tax code. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits and, if applicable, above legal limits set forth in the Code. The statutory limit for 2022 was $305,000. SBP contributions are treated as if invested in common stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.

Incentive Plans

PPP. The PPP is an annual cash incentive award program that provides the opportunity to receive an annual cash award based on the achievement of predetermined corporate, business unit, and individual performance goals to substantially all employees. The PPP goals may include financial performance, such as EPS, net income, or other financial goals at the business unit or operating company, or operational performance, such as safety, operations, culture, and other goals specific to each business unit or operating company. A threshold, target, and maximum payout is set for each participant. PPP payouts usually occur in March in the year following the applicable performance year. See page 68 for additional information about the PPP, the goals applicable to the NEOs, and the 2022 payouts. The PPP is a component program of the 2021 Omnibus Plan.

130	Southern Company 2023 Proxy Statement

Benefit Plan Summary

2021 Omnibus Plan. The Company’s shareholders approved the 2021 Omnibus Plan in 2021 to provide cash awards and equity-based compensation to employees of the Southern Company system, non-employee directors of the Company and its subsidiaries, and certain other consultants or service providers. The use of shares of common stock as a component of our compensation program ensures that compensation is directly linked with long-term shareholder value creation and reward participants based on their continued service and/or performance. The following types of awards may be granted under the Omnibus Plan, as designated by the Compensation Committee: stock options, stock appreciation rights (SARs), restricted stock, RSUs, PSUs, PSUs, and cash-based awards. The Company currently has outstanding awards of stock options, RSUs, and PSUs, which are described below.

Stock Options. Stock options permit the holder to purchase shares of common stock at a specified price during specified time periods. The exercise price may not be less than the fair market value of common stock on the grant date. Fair market value is the closing price at which a share of Common Stock was trading on the grant date.

RSUs. RSUs provide an employee the opportunity to earn common stock, cash, or a combination thereof upon the achievement of predetermined performance- or time-based metrics. The Company’s current compensation programs include PSUs as part of the annual LTI awards to eligible employees.

PSUs. PSUs provide an employee the opportunity to earn common stock if predetermined performance metrics are met for a predetermined performance period. The Company’s current compensation programs include PSUs as part of the annual LTI awards to eligible employees.

Other Plans

Deferred Compensation Plan (DCP). The DCP is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees.

Under the DCP, participants make an annual election to choose how much compensation to defer, when those deferrals will be paid and how distributions will be paid (in one to ten annual installments).

DCP participants have five notional investment options: the stock equivalent account, the prime equivalent account and three equivalent index fund accounts. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

DCP Notional Investment Account Options	Summary	2022 Rate of Return
Stock Equivalent Account	Treated as invested at a rate of return equivalent to that of an actual investment in common stock, including crediting dividend equivalents as paid by Southern Company	8.21%
Prime Equivalent Account	Treated as invested in prime interest rate compounding monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks	5.15%
Equivalent Index Fund Accounts	Treated as invested in one of the following:
	► Equivalent Vanguard institutional 500 Index Fund	-18.13%
	► Equivalent BlackRock Russell 2000 Index Fund	-20.36%
	► Equivalent BlackRock EAFE Equity Index Fund	-13.90%

As of January 1, 2018, all of the NEOs were eligible to participate in the DCP. There is no enhancement or acceleration of payments under the DCP associated with termination or change-in-control events, other amounts deferred prior to 2005 which can be paid as a lump sum per the Benefit Administration Committee’s discretion. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Southern Company 2023 Proxy Statement	131

SouthernCompany.com

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

If you vote by internet or phone, please do not mail this form.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The Southern Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope we have provided or return it to The Southern Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V02817-P87856

THE SOUTHERN COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.
1.	Elect 16 Directors:		For	Against	Abstain
	1a.	Janaki Akella	☐	☐	☐
	1b.	Henry A. Clark III	☐	☐	☐
	1c.	Anthony F. Earley, Jr.	☐	☐	☐
	1d.	Thomas A. Fanning	☐	☐	☐
	1e.	David J. Grain	☐	☐	☐
	1f.	Colette D. Honorable	☐	☐	☐
	1g.	Donald M. James	☐	☐	☐
	1h.	John D. Johns	☐	☐	☐
	1i.	Dale E. Klein	☐	☐	☐
	1j.	David E. Meador	☐	☐	☐
	1k.	Ernest J. Moniz	☐	☐	☐
	1l.	William G. Smith, Jr.	☐	☐	☐
	1m.	Kristine L. Svinicki	☐	☐	☐
	1n.	Lizanne Thomas	☐	☐	☐
	1o.	Christopher C. Womack	☐	☐	☐
	1p.	E. Jenner Wood III	☐	☐	☐

The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain
2.	Advisory vote to approve executive compensation	☐	☐	☐
The Board of Directors recommends a vote of 1 YEAR on Item 3.	1 Year	2 Years	3 Years	Abstain
3.	Advisory vote to approve the frequency of future advisory votes on executive compensation ☐	☐	☐	☐
The Board of Directors recommends a vote FOR Items 4 and 5.		For	Against	Abstain
4.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2023	☐	☐	☐
5.	Approve an amendment to the Restated Certificate of incorporation to reduce the supermajority vote requirement to a majority vote requirement	☐	☐	☐
The Board of Directors recommends a vote AGAINST each of Items 6-8.		For	Against	Abstain
6.	Stockholder proposal regarding simple majority vote	☐	☐	☐
7.	Stockholder proposal regarding setting Scope 3 GHG targets	☐	☐	☐
8.	Stockholder proposal regarding issuing annual report on feasibility of reaching net zero	☐	☐	☐

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.
This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends. On other matters that come before the annual meeting, and any adjournments or postponements thereof, the Proxies are authorized to vote in their discretion.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 14, 2023.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

ADMISSION TICKET

(Not Transferable)

2023 Annual Meeting of Stockholders

10 a.m., ET, May 24, 2023

The Lodge Conference Center
Callaway Gardens
4500 Southern Pine Drive
Pine Mountain, GA 31822

Ticket admits only the stockholder(s) listed on the reverse side and is not transferable.

Directions to Meeting Site:

From Atlanta, GA - Take I-85 south to I-185 (Exit 21), then take Exit 34, Georgia Highway 18. Take Georgia Highway 18 east to Callaway.

From Birmingham, AL - Take U.S. Highway 280 east to Opelika, AL, then I-85 north to Georgia Highway 18 (Exit 2). Take Georgia Highway 18 east to Callaway.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The proxy statement and the annual report are available at www.proxyvote.com.

V02818-P87856

FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM	FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS AND PLAN TRUSTEE

If a stockholder of record, the undersigned hereby appoints Thomas A. Fanning, Sterling A. Spainhour and Daniel S. Tucker, or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Southern Company, to be held on May 24, 2023 at 10:00 a.m., ET, at The Lodge Conference Center, Callaway Gardens, Pine Mountain, Georgia 31822, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

If a beneficial owner holding shares through The Southern Company Employee Savings Plan (ESP), the undersigned directs the trustee of the ESP (Trustee) to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form. Procedures are in place to safeguard the confidentiality of your voting instructions. If you do not provide the Trustee with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

This Form of Proxy and Trustee Voting Instruction Form (Form of Proxy) is solicited jointly by the Board of Directors of The Southern Company and the Trustee pursuant to a separate Notice of Annual Meeting and Proxy Statement. If not voted electronically, this Form of Proxy should be mailed in the enclosed envelope to the Company’s proxy tabulator at 51 Mercedes Way, Edgewood, NY 11717. The deadline for receipt of the Form of Proxy for the Trustee is 11:00 a.m., ET, on Tuesday, May 23, 2023. The deadline for receipt of shares of record voted through the Form of Proxy is 9:00 a.m., ET, on Wednesday, May 24, 2023. The deadline for receipt of instructions provided electronically is 11:59 p.m., ET, on Tuesday, May 23, 2023.

The proxy tabulator will report separately to the Proxies named above and to the Trustee as to proxies received and voting instructions provided, respectively.

THIS FORM OF PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. ON OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION.

Continued and to be voted and signed on reverse side.